Exhibit 10.1

OFFICE BUILDING LEASE

FOR

THE CORPORATE EXECUTIVE BOARD

COMPANY

ROSSLYN PLAZA NORTH

Suites 400, 500, 600, 700 and 800

Arlington, Virginia 22209

i

(continued)

ARTICLE 6 USE AND UPKEEP; MAINTENANCE AND REPAIR	28
6.1 Obligations Regarding Use	28
6.2 Compliance with Laws	30
6.3 Tenant’s Maintenance and Repair	30
6.4 Landlord’s Maintenance and Repair	31
6.5 Rules	31
6.6 Landlord Reservation of Rights	32
6.7 Signs	33
6.8 Non-Smoking Building	33

ARTICLE 7 ALTERATIONS	34
7.1 Required Consent	34
7.2 Alterations Requirements	34
7.3 Removal and Restoration	35
7.4 Telecommunications and Data Transmission	36

ARTICLE 8 LIABILITY	37
8.1 Release	37
8.2 Indemnity	37
8.3 Landlord’s Interest in Building	38
8.4 Insurance	38
8.5 Release and Waiver of Subrogation	41

ARTICLE 9 DAMAGE	41
9.1 Landlord’s Termination Right	41
9.2 Tenant’s Termination Right	42
9.3 Rent Apportionment	42
9.4 Additional Landlord Rights	42
9.5 Tenant’s Sole Remedies	43
9.6 Casualty Near Expiration of Lease Term	43

ARTICLE 10 CONDEMNATION	43
10.1 Extent of Taking	43
10.2 Condemnation Award	43

ARTICLE 11 BANKRUPTCY	44
11.1 Events of Bankruptcy	44
11.2 Landlord’s Rights and Remedies	44

ARTICLE 12 DEFAULTS AND REMEDIES	45
12.1 Events of Default	45
12.2 Damages	45
12.3 Remedies	46
12.4 Extra Rent	47
12.5 Additional Rights	47
12.6 Landlord’s Right to Cure	48
12.7 Tenant’s Personalty	48

ii

(continued)

12.8 WAIVER OF LANDLORD’S LIEN	48

ARTICLE 13 SUBORDINATION	48
13.1 Subordination	48
13.2 Attornment	49
13.3 Mortgagee Requirements	50
13.4 Notice to Mortgagees	50
13.5 Estoppel Certificates	51

ARTICLE 14 TENANT’S HOLDOVER	51

ARTICLE 15 SECURITY DEPOSIT	52
15.1 Security Deposit	52
15.2	52
15.3 Transfer of Security Deposit	53

ARTICLE 16 TENANT’S RESPONSIBILITIES REGARDING HAZARDOUS SUBSTANCES	54
16.1 Hazardous Substances	54
16.2 Landlord’s Representation	55
16.3 Affirmative Obligations	55
16.4 Asbestos Containing Materials	56

ARTICLE 17 PARKING	56
17.1 Parking Permits	56
17.2 Parking Charge	57
17.3 Parking Area	57
17.4 Parking Rules	57
17.5 Bicycle Racks	57

ARTICLE 18 GENERAL PROVISIONS	58
18.1 No Representations	58
18.2 Relationship between Landlord and Tenant	58
18.3 Brokers	58
18.4 Consent	58
18.5 Waivers	59
18.6 Notices	59
18.7 Severability	59
18.8 Pronouns and Captions: Business Days	59
18.9 Binding Effect of Lease; Counterparts	60
18.10 Entire Agreement	60
18.11 Governing Law	60
18.12 Time of Essence; Survival	60
18.13 No Recordation or Memorandum of Lease	60
18.14 No Rights to Light, Air or View	60
18.15 Force Majeure	60
18.16 Surrender of Demised Premises	60
18.17 Organization and Authority	61
18.18 Lender Approval [Intentionally Omitted]	61
18.19 Financial Statements	61
18.20 Independent Actions	61
18.21 No Waiver, Accord and Satisfaction or Acceptance of Surrender	61

iii

(continued)

18.22 Joint and Several Liability	61
18.23 Quiet Enjoyment	62
18.24 OFAC Compliance	62

ARTICLE 19 RENEWAL OPTION	63

ARTICLE 20 EXPANSION OPTION (SUITE 900 OR SUITE 300)	65
20.	65

ARTICLE 21 EXPANSION OPTION	68
21.1	68

ARTICLE 22 RIGHT OF FIRST OFFERING	69
22.1	69
22.2	70
22.3	70

ARTICLE 23 ROOFTOP RIGHTS	71
23.1.	71

ARTICLE 24 FITNESS FACILITY	71
24.1.	71
24.2.	72

ARTICLE 25 STORAGE SPACE	72
25.1.	69
25.2.	69

ARTICLE 26 TENANT GENERATOR	72

ARTICLE 27 LANDLORD DEFAULT	73
27.1.	73
27.2.	73
27.3.	74
27.4.	74

ARTICLE 28 LANDLORD’S REPRESENTATIONS	74
28.1.	74
28.2.	75

ARTICLE 29 TAX TREATMENT FOR THE LANDLORD’S CONTRIBUTION	75
29.1.	75
29.2.	75

iv

(continued)

EXHIBITS AND SCHEDULES

Exhibit A –	Demised Premises Floor Plan
Exhibit A-1	Land
Exhibit A-2-	Complex
Exhibit A-3-	First Additional Leased Space Suites 300 and 900
Exhibit B –	Building Work Rules and Regulations
Exhibit C –	Building Rules and Regulations
Exhibit D –	Minimum Cleaning Services by Landlord
Exhibit E –	Improvement of the Demised Premises
Exhibit F –	Form of Date Confirmation Certificate
Exhibit G –	Reserved
Exhibit H –	Subordination, Non-Disturbance and Attornment Agreement
Exhibit I –	Form of Letter of Credit
Exhibit J –	Comparable Standard
Exhibit K –	Rooftop Antenna Rights

v

TABLE OF DEFINED TERMS

TERM	SECTION
ACM	16.1(a)
ADA	6.2
Additional Rent	1.2(a)
Affilliate	4.2(b)(i)
Alterations	7.1
Approved Design Documents	Article 1:(a)(i)
assign or assignment	4.1
Availability Date	21.1
Bankruptcy Code	11.1(a)
Base Annual Rent	1.1(c)(ii)
Base Building Drawings	Article 1:(a)(i)
base monthly rent	1.1(c)(i)
Base Year	1.2(a)
BOMA	1.2(j)
Broker	18.3
Building Standard Electric	5.1
Building Structure	6.4
Building Structure and Systems	6.4
Building	1.1(a)
business	18.8
CEB	12.1
Commencement Date	1.1(f)
Comparable Standard	5.1
Contractor	2(c)
Construction Representatives	5 (f)
Commencement Date	1.1(f)
Common Areas	3.3
Complex	1.1(d)]
condemned	10.1
Confidential Information	2.2(g)(i)
Contractor	Exhibit E Article 2: (f)
Cosmetic Changes	7.1
Construction Representatives	Exhibit E Article 5: (f)
days	18.8
Default Rate	2.5
Default	12.1
Delivery Condition	Exhibit E Article 5: (a)
Delivery Date	Exhibit E Article 1: (b)(ii)
Demised Premises	1.1(e)
Design Changes	Exhibit E Article 1: (a)(i)
Diagram	16.2
Early Access Period	Exhibit E Article 7: (f)
Embargoed Person	18.24(a)
Environmental Default	16.1
Environmental Laws	16.1
Expansion Notice	21.1
Expansion Notice Period	20.4
Expansion Space	21.1
Escalation of Base Annual Rent	1.1(c)(ii)
Event of Bankruptcy	11.1
Event of Default	12.1

i

TABLE OF DEFINED TERMS

(continued)

TERM	SECTION
Environmental Default	16.1(a)
Environmental Laws	16.1(a)
Excess Costs	Exhibit E Article 4: (a)
Expansion Space	20.1
Expiration Date	1.1(f)
Extra Rent	12.4
First Additional Leased Space	20.1
First Additional Leased Space Effective Date	20.3
First Expansion Notice	20.1
First Expansion Option	20.1
First Outside Date	3.2
Fitness Facility	24.1
Future Nondisturbance Agreements	13.1(b)
Garage	1.1(a)
Guarantor(s)	1.2(c)
Hazardous Substances	16.1
Hazardous Substances Remediation	Exhibit E Article 1: (a)(i)
Initial Base Annual Rent	1.1(c)(i)
Insolvency Laws	11.1(a)
Invitee	5.1
Invitees	5.1
Land	2.2(b)(ii)
Landlord	Introduction
Landlord Default	27.1
Landlord Delay	Exhibit E Article 5: (b)
LANDLORD INDEMNITEE	8.2(a)
LANDLORD INDEMNITEES	8.2(a)
Landlord Party	8.3
Landlord’s Agent	1.2(d)
Landlord’s Building Work	Exhibit E Article 1: (a)(i)
Landlord’s Building Permits	Exhibit E Article 1: (b)(i)
Landlord’s Construction Representative	6 (b)
Landlord’s Contribution	Exhibit E Article 4: (a)
Landlord’s Delivery Work	Exhibit E Article 1: (b)(iii)
Landlord’s Delivery Work Punch List Items	Exhibit E Article 1: (b)(ii)
Landlord’s Tenant Work	2(a)
Landlord’s Tenant Work Punch List Items	2(f)
Landlord’s Tenant Work Schedule	Exhibit E Article 2: (b)(ii)
Landlord’s Work	Exhibit E Article 5:(c)
Laws	6.1(a)
Lease Term	1.1(f)
Lease Year	1.2(e)
Leasehold Improvements	3.1
Legal Public Holidays	1.2(f)
Lien Waiver	Exhibit E Article 4: (a)(ii)
Limited Common Areas	6.2
List	18.24(a)
Long Lead Item	Exhibit E Article 5:(d)
mortgage	4.1
mortgages	13.1
name change	4.2(a)

TABLE OF DEFINED TERMS

(continued)

TERM	SECTION
Notice	Exhibit E Article 5: (f)
O & M Plan	16.4(a)
OFAC	18.24(a)
Offering Space	22.1
Office Maintenance Expenses	2.2(c)(ii)
Operating Expenses	2.2(c)(ii)
Operating Expenses	2.2(d)
Outside Estimated Delivery Date	20.3
Outside Fitness Date	24.2
Overtime HVAC Service	5.2
Parking Area	17.1
Parking Permits	1.2(i)
Permitted Capital Expenditures	2.2(c)(ii)
Prevailing Market Rate	19(a)
Proposed Transaction Commencement Date	4.3
Proposed Transaction Space	4.3
Real Estate Taxes	2.2(b)(ii)
Recapture Date	4.4
Recapture Offer Notice	4.4
Recapture Space	4.4
Related Entity Sublease Conditions	4.2(b)(ii)
Related Entity	4.2(b)(ii)
Remaining ACM	16.2
Renewal Term	19
Rent Start Date	1.1(g)
Rentable Area	1.2(j)
rents from real property,	2.6
Tenant’s Construction Representatives	Exhibit E Article 6: (a)
Landlord’s Construction Representatives	Exhibit E Article 6: (b)
Resident Agent for Landlord	1.2(k)
Retrievable Parking Permits	17.1
Reviewable Changes	Exhibit E Article 1: (a)(ii)
Second Outside Date	3.2
Security Deposit Amount	.1.2(l)
Specifications	Exhibit E Article 1(a)(i)
Staging Area	Exhibit E Article 7: (g)
Standard Building Operating Days and Hours	1.2(m)
Standard Method for Measuring Floor Area in Office Buildings	1.2(j)
Structural Alteration	7.1
sublet or sublease	4.1
Substantial Completion	Exhibit E Article 1: (b)(ii)
Substantial Completion	2(f)
Substantially Complete	Article 2(f)
Substitute Premises	3.4
Successor Entity	4.1(a)
Supplemental HVAC	5.8
Systems	6.4
takeover expenses	2.2(d)xxii
Tenant	Introduction
Tenant Generator	26
TENANT INDEMNITEE	8.2(b)

TABLE OF DEFINED TERMS

(continued)

TERM	SECTION
TENANT INDEMNITEES	8.2(b)
Tenant Renewal Notice	19(a)
Tenant’s Architect	Exhibit E Article 2: (b)(i)
Tenant’s Construction Documents	Exhibit E .. Article 2: (b)(iii)
Tenant’s Construction Representative	. 6(a)
Tenant Delay	Exhibit E Article 5:(e)
Tenant’s Engineer	Exhibit E Article 2: (b)(i)
Tenant’s Installations	Exhibit E Article 3: (a)
Tenant’s Property	2.3
Tenant’s Request Notice	4.3
Tenant’s Operating Expenses Percentage	2.2(a)
Tenant’s Office Maintenance Expenses Percentage	2.2(a)
Tenant’s Property	2.3
Tenant’s Real Estate Tax Percentage	2.2(a)
Third Outside Date	3.2
Use of Demised Premises	1.2(n)
working	18.8

This Lease, made this day             of             , 2012 (the Effective Date), between GENEVA ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership (hereinafter referred to as “Landlord”), and THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation (hereinafter referred to as “Tenant”). For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed a deed of lease.

For and in consideration of the covenants and agreements set forth hereinafter, Landlord leases to Tenant, and Tenant leases from Landlord, the Demised Premises (as hereinafter defined), for the use set forth and for the term and at the rent reserved herein, and upon the other conditions and covenants set forth in this Lease.

ARTICLE 1

SUMMARY

1. DEFINITIONS AND EXHIBITS

1.1 Key Definitions

(a) Building: That certain 14-story office building located at 1777 North Kent Street, Arlington, Virginia 22209 and known as of the date hereof as Rosslyn Plaza North, containing approximately Two Hundred Eighty-Five Thousand Sixty-Seven (285,067) square feet of Rentable Area as of the Effective Date, together with a multi-level parking garage located on both above and below-grade levels of the Building, which parking garage services only the Building (the “Garage”). Except as otherwise expressly provided in this Lease, the term “Building” shall include all portions of said building, including, but not limited to, the Demised Premises and the Common Areas of the Building and the Garage. The Building shall not be subject to remeasurement for the purposes of this Lease during the term of this Lease, unless the size of the Building has been physically reduced.

(b) Land: The single parcel of land upon which the Building is situate, which is legally described on Exhibit A-1, attached hereto. There are no buildings other than the Building located on the Land.

(c) Base Annual Rent:

(i) Initial Base Annual Rent: For the first Lease Year, and commencing on the Rent Start Date, an amount equal to FOUR MILLION EIGHT HUNDRED NINETY-SIX THOUSAND AND 00/100 DOLLARS ($4,896,000.00), (based on Forty-Five Dollars ($45.00) per square foot of Rentable Area), payable in equal monthly installments of FOUR HUNDRED EIGHT THOUSAND AND 00/100 DOLLARS ($408,000.00), hereinafter referred to as “base monthly rent”, payable as of the Rent Start Date (but subject to abatement as provided in Section 1.1(c)(iv) below), which amount shall be increased in accordance with Section 1.1(c)(ii) below.

(ii) Escalation of Base Annual Rent: On the first day of the second and each subsequent Lease Year, the Base Annual Rent shall be increased by an amount equal to the product of (i) Two and Three Quarters Percent (2.75%), multiplied by (ii) the Base Annual Rent in effect immediately before the increase (as calculated without giving effect to any abatement, waiver or credit of rent provided to Tenant herein). The escalated Base Annual Rent so determined shall be the “Base Annual Rent” for all purposes of this Lease, including the calculation of the increase in Base Annual Rent for the subsequent Lease Year. The methodology used in this Section 1.1(c)(ii) shall also be used to calculate annual escalations of Base Annual Rent for any expansion space occupied by Tenant pursuant to any expansion options or rights of first offer contained in this Lease.

(iii) The following table outlines the Base Annual Rent payable over the Lease Term for the Demised Premises.

Lease Year	Base Annual Rent	Base Monthly Rent	Rent PSF
First Lease Year	$4,896,000.00	$408,000.00	$45.00
Second Lease Year	$5,030,640.00	$419,220.00	$46.24
Third Lease Year	$5,168,982.60	$430,748.55	$47.51
Fourth Lease Year	$5,311,129.62	$442,594.14	$48.81
Fifth Lease Year	$5,457,185.68	$454,765.47	$50.16
Sixth Lease Year	$5,607,258.29	$467,271.52	$51.54
Seventh Lease Year	$5,761,457.89	$480,121.49	$52.95
Eighth Lease Year	$5,919,897.98	$493,324.83	$54.41
Ninth Lease Year	$6,082,695.17	$506,891.26	$55.91
Tenth Lease Year	$6,249,969.29	$520,830.77	$57.44
Eleventh Lease Year*	$6,421,843.44	$535,153.62	$59.02

•	Annualized amount – partial lease year

(iv) Base Annual Rent Abatement: The Base Annual Rent payable under this Lease due in each month for the eight (8) month period commencing on the Rent Start Date through the end of the eighth (8th) month following the Rent Start Date, totaling THREE MILLION TWO HUNDRED SIXTY-FOUR THOUSAND AND 00/100 DOLLARS ($3,264,000.00) abated in eight equal monthly installments of FOUR HUNDRED EIGHT THOUSAND AND 00/100 DOLLARS ($408,000.00). The escalation of Base Annual Rent calculated pursuant to Section 1.1(b)(ii) shall be calculated without giving effect to any waiver of rent or rent credit provided to Tenant. In the event Tenant exercises its option to expand into the First Additional Leased Space (defined in Section 20.1 below), the foregoing Base Annual Rent Abatement will be increased as further provided in Article 20. Tenant’s right to the foregoing abatement of Base Annual Rent shall be tolled during any period that Tenant is in an Event of Default, and shall be lost if Landlord should re-enter and terminate Tenant’s possession of the Demised Premises or terminate the Lease as provided in Section 12.

(d) Complex: That complex located in Rosslyn, Arlington County, Virginia (of which the Building is a part) known as Rosslyn Plaza, including all easements, rights, and appurtenances thereto (including any private streets, parking areas, storm detention facilities, and other service facilities). For further definition the Complex is contained within the boundaries set forth in the plat attached hereto as Exhibit A-2, and currently includes the buildings with current street addresses of: 1601 North Kent Street (Rosslyn Plaza C), 1611 North Kent Street (Rosslyn Plaza D), 1621 North Kent Street (Rosslyn Plaza E), and 1777 North Kent Street (Rosslyn Plaza North). Tenant understands and acknowledges that Landlord and the other owners of the buildings and land included within the Complex are currently engaged in a long term re-development program for the Complex and no assurances are hereby given that the layout, number and structure of the other buildings, hardscape and landscape contained within the boundaries described therein will not change from those shown on the attached Exhibit A-2; however, the boundaries of the Complex as shown on Exhibit A-2 shall not be changed during the Lease Term.

(e) Demised Premises: The Demised Premises shall be deemed to contain One Hundred Eight Thousand Eight Hundred (108,800) square feet of Rentable Area in the Building located on the Fourth, Fifth, Sixth, Seventh, and Eighth floors known as Suites 400, 500, 600, 700 and 800, as shown on Exhibit A; each of which floors shall be deemed to contain Twenty-One Thousand Seven Hundred Sixty (21,760) square feet of Rentable Area.

(f) Lease Term: The term of this Lease shall be Ten (10) years and Seven (7) months, commencing on the date Landlord tenders the Demised Premises to Tenant in the Delivery Condition (as defined in Exhibit E, and including compliance with any requirements of the Delivery Condition applicable to areas of the Building outside of the Demised Premises) (“Commencement Date”) (estimated to be June 1, 2013), and expiring at 11:59 PM the last day of the seventh (7th) month following the tenth (10th) anniversary of the Commencement Date (“Expiration Date”) both dates inclusive, unless sooner terminated in accordance with the provisions of this Lease. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease. Landlord and Tenant hereby agree to execute a Date Confirmation Certificate, substantially in the form attached hereto and incorporated herein as Exhibit F, to confirm the Commencement Date, the Rent Start Date, the expiration date and other matters listed therein. The failure to execute said Date Confirmation Certificate shall not affect the commencement or expiration of the Lease Term.

(g) Rent Start Date: the Commencement Date.

1.2 Other Definitions.

(a) Additional Rent: Except as otherwise provided in this Lease, any Additional Rent or other sum owed by Tenant to Landlord (other than Base Annual Rent), and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable under this Lease, shall be considered Additional Rent payable pursuant to this Lease to be paid by Tenant, if not stated elsewhere, no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

(b) Base Year: The period commencing on January 1, 2013, and ending on December 31, 2013.

(c) Guarantor(s): None.

(d) Landlord’s Agent: Vornado/Charles E. Smith L.P. or such other person as Landlord may hereafter designate in writing.

(e) Lease Year: The first Lease Year shall commence on the Commencement Date and shall terminate at 11:59 PM on the day before the first anniversary of the Rent Start Date; provided, however, if the Rent Start Date is not the first day of a calendar month, then the first Lease Year shall be extended to end on the last day of the month in which the first anniversary of the Rent Start Date occurs; and the first day of the Second Lease Year shall also be deemed to be the first anniversary of the Commencement Date and the Rent Start Date for purposes of determining the Expiration Date, annual escalations of Base Annual Rent, and Section 2.2. All subsequent Lease Years shall be for twelve (12) calendar months, except that the last Lease Year shall terminate on the date this Lease expires or is terminated pursuant to the provisions of this Lease.

(f) Legal Public Holidays: New Year’s Day, Martin Luther King, Jr. Day, Inauguration Day, Presidents’ Day, Memorial Day (observed), Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

(g) Notice Addresses for Landlord and Landlord’s Agent (except as provided in Exhibit E, and except as provided for payments in Section 1.2(g)(iii)).

(i)	Landlord

Prior to October 1, 2012

Geneva Associates Limited Partnership

c/o Vornado/Charles E. Smith L.P.

2345 Crystal Drive, Suite 1000

Arlington, Virginia 22202

Attn: President

On or After October 1, 2012

Geneva Associates Limited Partnership

c/o Vornado/Charles E. Smith L.P.

2345 Crystal Drive, Suite 1100

Arlington, Virginia 22202

Attn: President

and to:

Geneva Associates Limited Partnership

c/o Vornado Realty Trust

210 Route 4 East Paramus, New Jersey 07652

Attention: Chief Financial Officer

(ii)	Landlord’s Agent

Geneva Associates Limited Partnership

c/o Vornado/Charles E. Smith L.P.

2345 Crystal Drive, Suite 1100

Arlington, Virginia 22202

Attn: Chief Operating Officer

(iii)	Payment Address for Landlord:

Geneva Associates Limited Partnership

c/o Vornado/Charles E. Smith L.P.

P.O. Box 75530

Baltimore, MD 21275-5530

(h) Notice Address(es) for Tenant (except as provided in Exhibit E)

1919 North Lynn Street

Arlington, Virginia 22209

Attn: Barron Anschutz, Controller

With a copy to:

1919 North Lynn Street

Arlington, Virginia 22209

Attn: Roman A. Richey, Managing Director and

Head of Real Estate

and to:

Robin F. Gonzales, Esq.

Holland & Knight LLP

800 17th Street, N.W.

Washington, DC 20006

(i) Parking Permits: One (1) per each 897 square feet of Rentable Area (which results in one hundred twenty-one (121) permits as of the Commencement Date) for unreserved monthly parking, in accordance with Article 17.

(j) Rentable Area: A measure of the total area of the Building, the office areas in the Building (including without limitation the Demised Premises), and the retail areas in the Building, measured in accordance with the “Standard Method for Measuring Floor Area in Office Buildings”, ANSI/BOMA Z65.1-1996 published by the Building Owners and Managers Association International (“BOMA”).

(k) Resident Agent for Landlord: Intentionally Omitted.

(l) Security Deposit Amount: ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), subject to reduction and the requirement to provide a letter of credit and other provisions set forth in Article 15.

(m) Standard Building Operating Days and Hours: 8:00 AM to 6:00 PM Monday – Friday (excluding Legal Public Holidays) and 9:00 AM to 1:00 PM on Saturdays.

(n) Use of Demised Premises: Executive and general non- medical offices and uses ancillary or incidental thereto, all in keeping with the first class nature of the Building, and for no other purpose. It is hereby expressly acknowledged and agreed that the following uses constitute ancillary or incidental uses to executive and general office use: (i) vending machines for the sale of food, confections, nonalcoholic beverages, and other convenience items to Tenant, its employees, subtenants, occupants and Invitees, (ii) kitchens and pantries, (iii) conference, seminar and training rooms for employees, invitees, and clients of Tenant, (iv) facilities for storage of office equipment and supplies in connection with the foregoing; (v) employee meetings and gatherings, which may include the service of beer and wine (provided suitable insurance is maintained); and (vi) data and technology rooms solely for administrative support of Tenant’s operations.

(o) Landlord’s Contribution: Shall be as further defined in Exhibit E.

ARTICLE 2

RENT

2. RENT

2.1 Base Annual Rent. Tenant shall pay the first monthly installment of Base Annual Rent upon the Commencement Date. After the Rent Start Date (subject to the Base Annual Rent Abatement), Tenant shall pay the remaining monthly installments of Base Annual Rent in advance, without prior notice or demand from Landlord, on the first day of each and every calendar month throughout the entire Lease Term. If the Rent Start Date is not the first day of a month or the Expiration Date is not the last day of a month, then the Base Annual Rent for the applicable month shall be prorated on a per diem basis based on the number of days in the applicable calendar month.

2.2 Additional Rent. From and after the first anniversary of the Rent Start Date, Tenant shall pay Additional Rent in accordance with the provisions of this Section 2.2.

(a) Tenant’s Percentages. “Tenant’s Real Estate Tax Percentage” and “Tenant’s Operating Expenses Percentage” shall each be the proportion that the Rentable Area of the Demised Premises bears to the total Rentable Area of the Building. Tenant’s Real Estate Tax Percentage and Tenant’s Operating Expenses Percentage are each THIRTY-EIGHT AND FIFTEEN HUNDREDTHS PERCENT (38.15%) as of the date of this Lease, which percentage shall not increase during the Lease Term unless the Demised Premises are increased.

(b) Additional Rent for Increases in Real Estate Taxes.

(i) In addition to all other rent payable pursuant to this Lease, Tenant shall pay Additional Rent consisting of Tenant’s Real Estate Tax Percentage of the amount of Real Estate Taxes for each Calendar Year falling entirely or partly within the Lease Term, in excess of the amount of Real Estate Taxes for the Base Year.

(ii) The term “Real Estate Taxes” shall mean all taxes, assessments, excises, levies, fees and other similar charges, in each case whether general or special, levied or assessed, ordinary or extraordinary, foreseen or unforeseen, of every character, which at any time during or in respect of the Lease Term, may, by any governmental or taxing authority or business improvement district, be assessed, levied, confirmed, or imposed on or in respect of, or be a lien upon the Land and the Building of which the Demised Premises are a part, together with any business improvement district taxes, arena or stadium taxes and any other tax imposed on real estate or on owners of real estate generally, including taxes imposed on leasehold improvements which are assessed against the Landlord and taxes upon this Lease or any rent reserved or payable hereunder. For the purpose of determining Real Estate Taxes or assessments for any given Calendar Year, the amount to be included in Real Estate Taxes for such year shall be as follows: (A) with respect to any Real Estate Taxes or assessments which can be paid in installments, Real Estate Taxes for such Calendar Year shall be the amount determined by using the maximum number of installments permitted by law; and (B) with respect to all other real estate taxes, Real Estate Taxes for such year shall include the amount due and payable for such year. Notwithstanding anything contained in this Lease to the contrary, Real Estate Taxes shall not include (1) any income, inheritance, estate, gift, franchise, corporation, or any other tax computed based upon the net income or net profits assessed against Landlord from the operation of the Building, or against the Building or any transfer or recordation taxes; (2) any gross receipts taxes (unless enacted in substitution for any then existing real estate tax or other tax included in Real Estate Taxes); (3) any cost that is duplicative of any cost or expense included in Operating Expenses; (4) penalties or interest on late payments by Landlord; (5) business license fees or business entity fees; (6) any items included in Operating Expenses; (7) any item expressly excluded from Operating Expenses pursuant to this Lease (other than Real Estate Taxes); (8) any taxes imposed in connection with personal property owned, leased or used by Tenant or any tenant or other occupant in the Building; (9) costs, expenses, taxes or assessments associated with or relating to separate items or categories or subcategories of Real Estate Taxes to the extent such items, categories or subcategories were not part of Real Estate Taxes for the entire Base Year, unless retroactively included in Real Estate Taxes for the Real Estate Taxes Base Year; (10) any mitigation, impact, concurrence, connection and tap-in fees or other fees assessed by any utility or governmental entity as a requirement or condition for furnishing utility or other municipal services to the Building; or (11) special assessments for purposes of funding capital improvements which result from negotiations between the Landlord and a governmental agency or municipality; provided, however, that should any of items excluded from Real Estate Taxes pursuant to Section 2.2(b)(ii) be imposed in lieu of any taxes currently imposed and within the definition of Real Estate taxes, then such excluded item shall be included in Real Estate Taxes. In the event that, during the Base Year, less than one hundred percent (100%) of the Rentable Area of the Building is occupied, or if the Building has not been fully assessed, then the Real Estate Taxes for the Base Year shall be increased to equal the total Real Estate Taxes that Landlord reasonably estimates it would have incurred if the Building was fully assessed and one hundred percent (100%) of the Rentable Area of the Building had been occupied for the entire Base Year, with all tenants paying the full amount of rent for the full year.

(iii) If Real Estate Taxes for the Base Year are subsequently reduced, the Real Estate Taxes deemed to have been imposed for the Base Year shall be decreased and Landlord may promptly bill Tenant for the Additional Rent not previously paid by Tenant for any Calendar Year during the Lease Term, based upon the reduced amount of Real Estate Taxes for the Base Year; provided, however, the foregoing provision shall be subject to adjustment as set forth in the last sentence of Section 2.2(b)(ii), above. If Real Estate Taxes for any Calendar Year during the Lease Term after the Base Year are subsequently reduced, the Real Estate Taxes deemed to have been imposed for such Calendar Year shall be decreased and Landlord shall credit to Tenant against the next ensuing amount of rent due and payable under the Lease, the excess amount, if any, previously paid by Tenant for such Calendar Year during the Lease Term, based upon the reduced amount of Real Estate Taxes imposed for such Calendar Year. In the event that either Landlord or Tenant are determined to be owed money hereunder and the Lease Term has expired, then the party owing the reimbursement shall make payment to the receiving party within thirty (30) days following receipt of demand; provided that the obligations specified in this sentence shall survive the expiration or earlier termination of this Lease.

(iv) Notwithstanding anything to the contrary contained in this Lease, at Tenant’s written request, but not more often than every two (2) years during the Term, Landlord shall provide to Tenant a copy of the then current determination of the appraised value of the Building and the Land. If Landlord retains a qualified tax consultant to advise Landlord with respect to the Real Estate Taxes applicable to each calendar year of the Term of this Lease, at Tenant’s request Landlord shall provide Tenant with the actions recommended by its tax consultant with respect to protesting the appraised value of the Building and the Land. After review of such recommendations, Tenant shall have the right to request that Landlord follow the consultant’s recommendations or, in the alternative (or if Landlord does not hire a consultant), Tenant shall have the right, at Tenant’s cost, to hire its own tax consultant with respect to protesting the appraised value of the Building and the Land. Tenant shall provide Landlord with Tenant’s recommendations, which Landlord will consider in good faith. Notwithstanding the foregoing, the parties agree that under no circumstances shall Landlord be under any obligation to follow the recommendations of Tenant and/or Tenant’s tax consultant contemplated in this Paragraph. The cost of Landlord’s consultant shall be included in Real Estate Taxes.

(c) Additional Rent for Increases in Operating Expenses.

(i) In addition to all other rent payable pursuant to this Lease, commencing on the first anniversary of the Rent Start Date, Tenant shall pay Additional Rent consisting of Tenant’s Operating Expenses Percentage of the amount of Operating Expenses accruing during each Calendar Year falling entirely or partly within the Lease Term, in excess of the amount of Operating Expenses accruing during the Base Year.

(ii) The term “Operating Expenses” shall mean any and all expenses of Landlord in connection with the operation, management, servicing, insuring, maintenance, component replacement (if a capital expenditure, then to the extent deemed a Permitted Capital Expenditure) and repair of the Building and Land and all easements, rights and appurtenances thereto, including, but not limited to (but only to the extent such are related to the Building or Land), management fees (not to exceed three (3%) percent of the gross revenues from the Building paid to Landlord)(provided, however, for the Base Year, management fees shall equal three percent (3%) of gross revenues and shall be subject to gross up as provided in Section 2.2 (e)); legal and accounting fees (except as otherwise provided below); expenses incurred for health, welfare or safety; expenses, if any, of Landlord either alone or in conjunction with others to maintain common facilities, amenities, programs and services required or approved by jurisdictional authorities for the Building, the Land, the Complex or the locality in which the Building and Complex is situated; the cost of any services to achieve a reduction of, or to minimize the increase in, Operating Expenses; trash removal, including all costs incurred in connection with waste product recycling (except to the extent any such costs are charged directly to the tenants); salaries, wages, medical, surgical, general welfare benefits (including group life insurance), pension payments, payroll taxes, and worker’s compensation insurance for employees of Landlord and the property manager engaged in the operation, management, maintenance and repair of the Building; business license, personal property and other taxes not included in Real Estate Taxes (unless explicitly excluded from the definition of Operating Expenses; other license fees; any local and state surcharges or special charges; property, liability, terrorism, pollution or other insurance including all fees and taxes associated with obtaining such insurance; access control services and costs; building supplies for Common Areas (as hereinafter defined); uniforms and dry cleaning; snow and ice removal or prevention; the cost of operating any roof deck, concierge service, lobby attendant, and/or other amenity furnished generally to tenants (at no additional cost to tenants); repair and maintenance of the grounds, including costs of landscaping; the cost of operating any fitness facility; service or management contracts with independent contractors, including but not limited to access control; telephone, web site, email, facsimile, postage, stationery supplies and other materials and expenses required for the routine operation of the Building; vault payments, if any (but only if incurred to lease space used for location of utility closets for the use by the Building as opposed to the location therein of storage space or parking facilities); any and all expenses incurred by Landlord in connection with the operation, maintenance and repair of the office spaces and the restrooms in the Common Areas and Common Areas on office floors in the Building, including, but not limited to, expenses incurred for health, welfare or safety in office spaces and Common Areas on office floors in the Building; cleaning services and supplies (but excluding those designated for other Common Area cleaning services not specifically included in the preceding clause); elevator maintenance and repair; window cleaning; electricity and other utilities furnished to the office spaces of the Building, and utility charges in connection therewith; water and sewer charges; to the extent deemed a Permitted Capital Expenditure, the costs and expenses incurred in connection with the repair of the roof; expenses for the operation, maintenance, repair and, to the extent deemed a Permitted Capital Expenditure, replacement of the heating, air conditioning, electrical and other Building systems servicing office tenants in the Building; the costs and expenses incurred in connection with the provision of the utilities and services, including but not limited to the maintenance, repair and, to the extent deemed a Permitted Capital Expenditure, replacement of the Systems furnishing such utilities and/or services; energy management services; capital expenditures (determined in accordance with sound accounting and management principles generally accepted with respect to the operation of first-class office buildings in the Washington, D.C. metropolitan area) incurred either to reduce Operating Expenses (as anticipated in good faith; provided that it is reasonably anticipated that the cost savings in Operating Expenses on an annual amortized basis exceed the annual amortized amount of such capital expenditures), or to comply with any governmental law, order or regulation first interpreted to be applicable to the Building following the date of this Lease (collectively, the “Permitted Capital Expenditures”), such Permitted Capital Expenditures to be amortized on a straight-line basis over the useful life of such items, as determined using the generally accepted accounting principles (GAAP) consistently applied, or in accordance with any replacement accounting standards required by the relevant regulatory authorities to be adopted by similarly situated entities as a replacement for GAAP) together with interest at the rate paid by Landlord on any funds borrowed for such Permitted Capital Expenditures, or if not financed, at the prime rate published in the Money Rates section of the Wall Street Journal on the date of such expenditure and the amount included in Operating Expenses shall be equal to the annual amortized amount only; and any other expense or charge which would be included in Operating Expenses in accordance with sound accounting and management principles generally accepted with respect to the operation of first-class office buildings in the Washington, D.C. metropolitan area. Notwithstanding the foregoing, for purposes of computation of the Operating Expenses hereunder, pro-rata expenses incurred that benefit the Complex generally, including the Building, shall be equitably apportioned among the various buildings within the Complex, in accordance with their relative square footage. Landlord agrees that it will calculate Operating Expenses using consistent methodology from year to year.

(d) Exclusions from Operating Expenses. Notwithstanding anything contained in this Lease to the contrary, the term “Operating Expenses” shall not include any of the following: capital expenditures and depreciation of the Building; painting, redecorating or other work which Landlord performs for specific tenants, the expenses of which are charged to such tenants; interest and amortization of mortgages; ground rent; compensation paid to officers or executives of Landlord; taxes as measured by the net income of Landlord from the operation of the Building; any other expenses for which Landlord is entitled to receive reimbursement from insurance (or which Landlord would have received had it carried the insurance required by this Lease) (less any applicable deductible), condemnation awards, other tenants or any other source, in all events net of any costs incurred by Landlord in collecting such insurance, condemnation award or other reimbursement; Real Estate Taxes; brokerage commissions; and advertising and marketing expenses for vacant space in the Building. Further, notwithstanding anything contained in this Lease to the contrary, the term “Operating Expenses” shall not include any of the following:

i.	Costs, including permit, license and inspection fees, incurred in renovating, improving, decorating, painting or redecorating rentable space or space of other tenants in the Building;

ii.	Costs of repairs or maintenance caused or necessitated by the negligence of Landlord, its agents, contractors or employees or due to defects in initial construction of the Building, defects in construction or design of renovations or restoration work at the Building;

iii.	Any expense resulting from the negligent acts or omissions of Landlord, its agents, servants or employees;

iv.	Advertising and promotional expenditures and costs for events;

v.	The cost of any work or alterations performed by Landlord for any other tenant in the Building in connection with preparing space for such other tenant’s occupancy;

vi.	Any costs relating exclusively to a tenant in particular as contrasted to tenants in general, such as build-out allowances, rent concessions and brokerage commissions; or the costs of providing services, utilities, or amenities to other tenants in the Building which are not offered to Tenant or are greater in quantity or quality than those delivered to Tenant;

vii.	Professional fees incurred by Landlord in the preparation of leases or in disputes with tenants of the Building, and expenses associated with the enforcement of leases or other agreements;

viii.	Salaries, wages, or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building; provided however, Operating Expenses shall include Landlord’s reasonable allocation of compensation paid for the wages, salary, or other compensation or benefits paid to the individual managers and engineering supervisors, regardless of actual job title (including, but not limited to, Assistant Property Manager, Property Manager, Senior Property Manager, and General Manager, but shall not include any person bearing the title of Vice-President or above), if offsite, who is assigned part-time to the operation, management, maintenance, or repair of the Building (all such compensation to be divided among the buildings served by any such individuals pro-rata based upon the relative BOMA rentable square footage of each such building);

ix.	Amounts paid to entities or persons related to Landlord or to any partner, member, shareholder, or direct parent or subsidiary entity of Landlord, for all goods and services in excess of the cost of the then existing local market rate for such goods or services from unrelated entities or persons;

x.	Reserves, except when and to the extent used for the payment of Operating Expenses hereunder;

xi.	Amounts paid for entertainment and travel;

xii.	Cost of sculptures, paintings, and other objects of art;

xiii.	Costs arising from Landlord’s charitable or political contributions;

xiv.	Real Estate Taxes or any other tax or assessment excluded from Real Estate Taxes pursuant to Section 2.2(b) above; the cost of repairs occasioned by the exercise by governmental authorities of the right of eminent domain with respect to the Building, whether such taking is total or partial, to the extent of the net amount of any condemnation award received by Landlord therefor; and rental costs for equipment or systems (excluding equipment);

xv.	the costs of any spa type facility (as opposed to a standard Fitness Facility as described in Section 24.1).

xvi.	costs arising from the presence of Hazardous Substances (including, without limitation, asbestos) in, on, or under the Building or Land, including, without limitation, Hazardous Substances in the groundwater or soil, such costs including, without limitation, the costs of any encapsulation or removal thereof required by any Laws, whether currently existing or hereafter enacted; except to the extent such costs are the responsibility of Tenant as provided in Article 16.

xvii.	any costs for any items to the extent recovered or recoverable under a manufacturer’s, materialmen’s, vendor’s, or contractor’s warranty or other agreement;

xviii.	costs incurred to achieve compliance with any Laws with respect to conditions existing in violation thereof on the Commencement Date;

xix.	amounts payable in connection with any indemnity obligation or for damages, fines or penalties;

xx.	amounts associated with or relating to separate items or categories or subcategories of Operating Expenses to the extent such items, categories or subcategories were not part of Operating Expenses during the entire Operating Expenses Base Year, unless retroactively included in Operating Expenses for the entire Operating Expenses Base Year;

xxi.	costs attributable to the ownership, operation, repair or maintenance of the Garage, and compensation paid to clerks, attendants or other persons in the Garage, or any commercial concessions operated in the Building by and for the benefit of Landlord;

xxii.	“takeover expenses” (i.e., expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building);

xxiii.	costs in connection with obtaining or complying with LEED or similar environmental standard certification;

xxiv.	any component of the expenses which comprise any fee or expenses allocated to the Building in connection with any recorded instruments which would have been excluded from Operating Expenses had such expense been incurred in connection with the Building;

xxv.	asset management fees;

xxvi.	any component of the expenses of the Complex which would have been excluded from Operating Expenses had such expense been incurred in connection with the Building;

xxvii.	amounts incurred by Landlord in connection with construction or renovation of the Building or related facilities, including amounts incurred with respect to any proffers or Landlord’s Work; costs incurred to comply with the ADA in effect and interpreted as of the execution date of this Lease, and costs incurred for Alterations made by Landlord to upgrade the Common Areas or Building Structure to comply with the ADA to the extent in effect and interpreted as of the Commencement Date;

xxviii.	costs in connection with the financing or sale of the Building (including the acquisition or sale of air rights transferable development rights or easement rights) or any interest therein, including brokerage commissions, attorneys’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

xxix.	costs relating to creating and/or maintaining any entity’s existence, either as a corporation, partnership, trust, or other entity, and legal and accounting fees for such purposes; excluded items shall specifically include, but shall not be limited to, internal accounting and legal matters (e.g., to prepare tax returns and financial statement and to gather data thereof (except to the extent related to Landlord’s performance under this Lease), costs of defending any lawsuits with mortgagees, costs of any disputes between Landlord and its employees, and disputes between Landlord and managers of the Building, and costs for overhead or home offices of Landlord or its affiliates, accounting fees (except for accounting fees attributable to reviewing and preparing operating statements for the Building or other purposes relating to the operation (but not the sale or the financing) of the Building and not income tax returns);

xxx.	Rent for a management office in the Building, or Complex, in excess of reasonable rent charged for management offices in Comparable Buildings (defined below) of a size not to exceed 2,500 square feet of Rentable Area, and to the extent any such management office services more than one building then rent for a management office shall be divided among the buildings served by any such management office pro-rata based upon the relative BOMA rentable square footage of each such building;

xxxi.	amounts relating to the defense of title or interest in property;

xxxii.	amounts incurred in connection with a violation by Landlord of any agreement, and amounts incurred in connection with negotiations, claims, disputes, litigation or arbitration, including bankruptcy proceedings;

xxxiii.	costs of any repair or restoration that is necessitated by any fire or other casualty; provided, however, that a reasonable deductible may be included in Operating Expenses; and

xxxiv.	Landlord’s insurance deductibles resulting from damage to the Building caused by the fault or neglect of another tenant.

The foregoing definition of Operating Expenses is applicable to Tenant only and Landlord is not prohibited from assessing other tenants for any and all other costs and expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building, the land and all easements, rights and appurtenances thereto.

(e) Gross-Up. If the average occupancy rate for the Building during any calendar year (including the Base Year) is less than ninety-five percent (95%) or if any tenant is separately paying for (or does not require) electricity, HVAC, janitorial or other utilities or services furnished to its premises, then Operating Expenses for such calendar year (including the Base Year) shall include all costs, expenses and disbursements that vary with the rate of occupancy and which Landlord reasonably determines would have been incurred had such average occupancy rate been ninety-five percent (95%) and had such tenant not been paying separately for (or had been requiring) electricity, janitorial or other utilities or services furnished to such premises. Landlord shall also gross up the Building HVAC expenses during the Base Year to reflect full use of the HVAC system during Standard Building Hours on Saturdays as if the Building were fully occupied and all tenant’s requested such service.

(f) Payment of Estimated Additional Rent. Landlord shall submit to Tenant prior to the first date set forth in the first sentence of Section 2.2 above, and annually thereafter prior to the beginning of each Calendar Year, a statement of Landlord’s reasonable estimate of the increases in Real Estate Taxes, Operating Expenses together with the amount of Tenant’s Additional Rent which results from such estimated increases. Tenant shall pay such estimated Additional Rent to Landlord in equal monthly installments beginning on the first date set forth in the first sentence of Section 2.2, on the dates and in the manner required for the payment of Tenant’s monthly installments of Base Annual Rent. Subsequent to the Calendar Year in which Tenant’s obligation to pay Additional Rent pursuant to this Section 2.2 commences, Tenant shall thereafter pay each such component of Additional Rent commencing on the first day of each such Calendar Year in twelve equal monthly installments based upon Landlord’s estimates described herein.

(g) Annual Reconciliation of Additional Rent. Landlord shall use commercially reasonable efforts to submit to Tenant, no later than one hundred eighty (180) days after the end of each Calendar Year, but without forfeiture or waiver of Landlord’s rights to Additional Rent if such deadline is not met a reasonably detailed financial statement of the actual amount of, and increases, in Real Estate Taxes and Operating Expenses accruing during such Calendar Year over the Real Estate Taxes and Operating Expenses which accrued during the Base Year and a reconciliation of the Additional Rent payable by Tenant, or to be credited to Tenant, as applicable, for such Calendar Year. Notwithstanding anything contained in this Lease to the contrary, in the event Landlord shall fail to deliver an annual statement or charge Tenant for any Pass-Throughs pursuant to this Section within two (2) years from the last day of the calendar year in which such statement pertains or costs were incurred by Landlord, then Landlord shall be deemed to have waived its right to collect such Additional Rent, except to the extent such Additional Rent relates to a charge for which Landlord had not been invoiced by its vendor or supplier in which case said two (2) year period shall commence upon Landlord’s receipt of such invoice from its vendor or supplier. In addition, in the event Landlord shall fail to charge Tenant for any Additional Rent pursuant to this Section within two (2) years following the expiration or termination of the Term, then Landlord shall be deemed to have waived its right to collect such Additional Rent with respect to the last year of the Term. Subject to Tenant’s rights set forth below, unless Tenant asserts in writing to Landlord Tenant’s intention to inspect or audit within one hundred eighty (180) days after Landlord has submitted the financial statement to Tenant, Tenant shall have no right to contest the amounts of Additional Rent payable as Tenant’s Percentages of increases in Real Estate Taxes and Operating Expenses or the statement submitted by Landlord (except as provided below in the event Tenant has a right to request an audit and properly does). No such assertion of error by Tenant shall extend the time for payments as set forth above. Based on such reconciliation, Tenant shall either pay any Additional Rent due with the installment of Base Annual Rent and Additional Rent due for the month following submission of Landlord’s statement, or pay any Additional Rent due within thirty (30) days after submission of Landlord’s statement if the Lease Term has expired or has otherwise been terminated. In the event Tenant made excess payments, Landlord shall credit such excess payments against the installment(s) of Base Annual Rent due for the month(s) following submission of Landlord’s statement until such excess payments have been fully credited, or following the expiration or earlier termination of the Lease Term, Tenant shall be reimbursed for any excess payments made, less any amounts then due Landlord under this Lease. Notwithstanding the foregoing, provided that Tenant (A) has made all payments that have been invoiced by Landlord, (B) is not otherwise in an Event of Default, (C) the Operating Expenses or Real Estate Taxes have increased by more than three percent (3%) in the aggregate over the immediately previous Calendar Year, and (D) Tenant gives the notice specified in Section 2.2(g)(s) to Landlord within one hundred eighty (180) days following receipt of the Landlord’s annual statement, Tenant shall have the right to inspect and/or audit the books and records of Landlord and to make copies thereof relating to Landlord’s Operating Expenses or Real Estate Taxes for the current annual statement and the annual statements for the immediately preceding two (2) Calendar Years (provided that Tenant may request an audit of the Base Year’s Operating Expenses and Real Estate Taxes at any time prior to one hundred eighty (180) days following receipt of the third (3rd) consecutive annual statement received by Tenant after Landlord’s statement of Base Year Real Estate Taxes and Operating Expenses) provided: (s) Tenant gives Landlord thirty (30) days’ prior written notice of its intent to audit and of the date Tenant desires to conduct such audit; (t) the audit occurs during Landlord’s normal business hours and in Landlord’s principal offices; (u) Tenant may only audit said records and books once during each calendar year; (v) Intentionally Omitted; (w) the auditor shall be a Certified Public Accountant and shall be employed by a firm of Certified Public Accountants of national or regional standing (or if Tenant is inspecting only, then by a regular full time employee of Tenant); (x) the auditor shall not be compensated on a contingency basis; (y) Tenant provides Landlord with a copy of the auditor’s report, within ten (10) days after its receipt by Tenant; and (z) the auditor agrees to execute a commercially reasonable and customary confidentiality agreement with respect to such audit. Neither Tenant nor its auditor shall be entitled to audit or examine any records specifically pertaining to another tenant at the Building. All costs and expenses of any such audit shall be paid by Tenant, except as provided in Section 2.2(g)(ii) below. If new categories of expenses are added in future years, Tenant may review the Base Year statement solely for purposes of verifying proper inclusion of such expense.

(i) Confidentiality of Audit. All of the information obtained through said audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit (“Confidential Information”) shall be held in strict confidence by Tenant and Tenant’s officers, agents, employees, attorneys, subtenants, assignees and accountants and shall not be revealed in any manner to any other person except upon the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, or if required pursuant to any litigation between Landlord and Tenant materially related to the facts disclosed by such audit, or if otherwise required by law or administrative body, rule or regulation; provided; however, that “Confidential Information” shall not include any information (a) that is or becomes publicly known or generally available, (b) has been disclosed by Landlord or its agents, brokers, representatives or employees to parties other than Tenant (or its agents or consultants), and/or (c) has been disclosed to Tenant (or its agents or consultants) by parties other than Landlord that were not known by Tenant (or such agent or consultant) to be bound by a similar covenant of confidentiality.

(ii) Landlord’s Right to Contest Audit. Landlord may contest Tenant’s audit results by giving Tenant written notice of protest within thirty (30) days following Landlord’s receipt of the audit report. If Landlord’s accountant and Tenant’s accountant cannot mutually agree as to Tenant’s share of Operating Expenses or Real Estate Taxes, as applicable, within thirty (30) days after Tenant’s receipt of Landlord’s notice of protest, Landlord’s accountant and Tenant’s accountant shall jointly choose a third independent Certified Public Accountant, whose determination shall be binding upon the parties hereto. If the accountants fail to agree upon the third accountant within such thirty (30) day period, the parties agree to proceed forthwith to arbitrate the issue in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The cost of the third accountant or the cost of arbitration shall be borne equally by the parties, except as provided in Section 2.2(g)(iii) below.

(iii) Audit Expenses. If it is finally determined that a statement submitted by Landlord pursuant to this Section contained a discrepancy pertaining to the amounts of Additional Rent payable as Tenant’s Percentages of increases in Real Estate Taxes and/or Operating Expenses (Pass-Through Costs) of at least five percent (5%) in Landlord’s favor, then Landlord shall bear all third party out-of-pocket costs incurred in connection with Tenant’s review, the audit and all costs incurred in connection with the arbitration, including, without limitation, reasonable attorneys’ fees. If it is finally determined that a statement submitted by Landlord pursuant to this Section contained either no discrepancy pertaining to Pass-Through Costs or a discrepancy pertaining to Pass-Through Costs of less than five percent (5%) in Landlord’s favor, then Tenant shall bear all third party out-of-pocket costs incurred in connection with Tenant’s review, audit and all costs incurred in connection with the arbitration, including, without limitation, reasonable attorneys’ fees. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant’s position. If it is finally determined that Landlord has overcharged Tenant for Pass-Through Costs, then provided Tenant is not in default Tenant shall have a credit against the next payable Pass-Through Costs to the extent required to reimburse Tenant for such overcharge plus interest at the Prime Rate. If such audit reveals that Landlord has undercharged Tenant for Pass-Through Costs, Tenant shall promptly pay Landlord the amount of such undercharge within thirty (30) days after notice plus interest at the Prime Rate.

(h) Limit on Section 2.2(c) Additional Rent. Provided Tenant is not then in default of any of the terms or conditions of this Lease, Landlord agrees that the Additional Rent stipulated in Section 2.2(c) based upon increases in Operating Expenses (but expressly excluding any increases in snow and ice removal costs, security costs, increases incurred as a result of collective bargaining agreements, Real Estate Taxes, utilities and insurance which shall not be subject to any limitation), that Tenant is obligated to pay in the Second (2nd) Lease Year shall be calculated on an Operating Expenses which is not more than One Hundred Six Percent (106%) of the Base Year’s Operating Expenses (exclusive of snow and ice removal costs, security costs, increases incurred as a result of collective bargaining agreements, Real Estate Taxes, utilities and insurance); and in subsequent Lease Years, the maximum Operating Expense amount (exclusive of snow and ice removal costs, security costs, increases incurred as a result of collective bargaining agreements, Real Estate Taxes, utilities and insurance) used to calculate Section 2.2(c) Additional Rent shall be One Hundred Percent (106%) of the previous year’s cap amount. Tenant shall pay its Operating Expense Percentage of increases in snow and ice removal costs, Real Estate Taxes, utilities, security costs, increases incurred as a result of collective bargaining agreements, and insurance without regard to the cap used to calculate Section 2.2(c) Additional Rent based on increases in other Operating Expenses (For example, if the Operating Expenses that are subject to the cap set forth in this subsection 2.2(h) increase by 1% for each of four (4) consecutive Calendar Years, and then in the fifth (5th) Calendar Year, the Operating Expenses that are subject to the cap increase by 15%, then, in the 5th Calendar Year, Landlord shall be entitled to increase such Operating Expenses by 11%, representing 6% from the current Calendar Year and 5% from the previous Calendar Year).

(i) Proration. Tenant’s payments of Additional Rent based upon increases in Real Estate Taxes, and Operating Expenses, for any partial calendar year (for which Tenant is obligated to pay such amounts) during the Term shall be prorated based on a fraction the numerator of which is the number of such days in such partial calendar year falling within the Term and the denominator of which is number of total days in such calendar year.

2.3 Other Additional Rent. In addition to all other rent payable by Tenant pursuant to this Lease, from and after the Commencement Date, Tenant shall reimburse Landlord upon demand for any and all taxes that are not Real Estate Taxes as defined in this Lease and are required to be paid by Landlord upon, measured by, or reasonably attributable to, the cost or value of Tenant’s trade fixtures and personal property, including without limitation, goods, wares, merchandise, inventory, furniture, machinery, equipment, telecommunications and data transmission systems (and all their components inclusive of wiring), business records, accounts receivables and other personal property of Tenant in or about the Demised Premises or that may be placed or kept therein during the Lease Term (collectively, “Tenant’s Property”), or by the increased cost or value of any Leasehold Improvements or Alterations (defined below) made in or to the Demised Premises by or for Tenant which are in excess of standard office upfit for typical first class office tenants and measurably increase the Real Estate Taxes on the Building (this does not apply to increases in Real Estate Taxes resulting from general increases in property values), regardless of whether title to such Leasehold Improvements or Alterations shall be in the name of Tenant or Landlord; and for all taxes required to be paid by Landlord upon, measured by, or reasonably attributable to or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Demised Premises or any portion thereof, to the extent any such taxes are not excluded from the definition of Real Estate Taxes. All sums payable by Tenant to Landlord pursuant to this Section or any other provision of this Lease in addition to Base Annual Rent shall be deemed Additional Rent.

2.4 Rent Payments. All sums payable by Tenant under this Lease, whether or not stated to be Base Annual Rent, Additional Rent or otherwise, shall be paid to Landlord in legal tender of the United States, without prior notice or demand therefor, and without setoff, deduction or diminution, except as expressly provided herein, at the Payment Address for Landlord, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. No payment by Tenant or receipt by Landlord of lesser amounts of Base Annual Rent or Additional Rent than those required by this Lease shall be deemed to be other than on account of the earliest unpaid stipulated Base Annual Rent or Additional Rent. No endorsement or statement on any check or any letter accompanying any check or payment as Base Annual Rent or Additional Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Annual Rent and Additional Rent or pursue any other remedy provided in this Lease. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then Landlord shall be entitled to a returned check fee of $100.00.

2.5 Late Payment Fee and Interest Charge. If Tenant fails to make any payment of Base Annual Rent, Additional Rent or any other sum on or before the date that is five (5) days after the date on which such payment is due and payable (without regard to any other grace period specified in this Lease), then Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at a rate (“Default Rate”) equal to the lesser of fifteen percent (15%) per annum or the highest rate permitted by law, from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such late charge and interest shall constitute Additional Rent due hereunder without any notice or demand, except as set forth herein. Notwithstanding the foregoing, (i) for the first such late payment in any twelve (12) month period, Landlord shall not charge or collect the foregoing late fee or interest unless Landlord shall have first given Tenant written notice of such late payment and Tenant shall have then failed to pay such amount within five (5) days following receipt of such notice; and (ii) for the second such late payment (if such second late payment is not of a regularly scheduled payment of Base Annual Rent of Additional Rent) in any twelve (12) month period, Landlord shall not charge or collect the foregoing late fee or interest unless Landlord shall have first given Tenant written notice of such late payment and Tenant shall have then failed to pay such amount within five (5) days following receipt of such notice. Any late payment by Tenant of a portion of Excess Costs (as defined in Exhibit E – Article 4(a)) shall not be counted as a late payment for purposes of the notice provisions set forth in the immediately foregoing sentence, such that any notices delivered to Tenant by Landlord for late payment of Excess Costs shall not serve to reduce the number of notices permitted to Tenant under this subsection from and after the Commencement Date.

2.6 REIT Qualification. For so long as Landlord, any parent corporate entity of Landlord at any level, or any entity owning any equity interest in Landlord or any such corporate parent entity of Landlord at any level, is a real estate investment trust; then, notwithstanding any other provision of this Lease, Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Demised Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Demised Premises, and neither Tenant nor any direct or indirect assignee or subtenant of Tenant may enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of space in the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, occupied or utilized, or which would require the payment of any consideration which would not fall within the definition of “rents from real property,” as such term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended. Any such lease, sublease, license, concession or other agreement for the possession, use, occupancy or utilization of space in the Demised Premises entered into in violation of the foregoing shall be automatically void and without effect as a conveyance of any right or interest in the possession, use occupancy or utilization of any part of the Demised Premises. Nothing contained herein shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession or other use or occupancy agreement not otherwise subject to Landlord’s approval in accordance with the provisions of Article 4 of this Lease.

ARTICLE 3

DEMISED PREMISES AND OCCUPANCY

3.1 Improvement of Demised Premises. Any improvements installed or constructed within the Demised Premises whether by or on behalf of either Landlord or Tenant (exclusive of the Landlord’s Delivery Work as defined in Exhibit E and Tenant’s trade fixtures ), and as repaired, replaced, altered or improved from time to time during the Lease Term, including without limitation, any partitions, wall coverings, floors, floor coverings, ceilings, lighting fixtures, and telephone, computer and/or data system wiring or other improvements (the foregoing listed items shall be collectively referred to hereinafter as the “Leasehold Improvements”). Leasehold Improvements in the Demised Premises for Tenant’s initial occupancy shall be completed in accordance with Exhibit E attached hereto. Landlord is under no obligation to make any alterations, decorations, improvements or other changes in or to the Demised Premises except as otherwise expressly provided in Exhibit E; and Landlord agrees to perform Landlord’s Work as defined in and further described in Exhibit E.

3.2 Possession. If the Demised Premises is not delivered in accordance with the terms and conditions of this Lease on the Delivery Date set forth in Article 1 (b)(ii) of Exhibit E (in accordance with the terms set forth in Exhibit E) for any reason, Landlord shall not be subject to any liability therefor, except as explicitly provided in this Section 3.2. In the event the Demised Premises are not tendered by Landlord to Tenant in the Delivery Condition (including compliance with any requirements of the Delivery Condition applicable to areas of the Building outside of the Demised Premises) by the Delivery Date, the Commencement Date, the Rent Start Date and the Expiration Date shall be postponed by one day for each such day of delay; subject to adjustment for Tenant Delay. To the extent Landlord is prevented from tendering the Demised Premises in the Delivery Condition due to Tenant Delays, then the Commencement Date shall be adjusted to be the date on which Landlord would have tendered the Demised Premises to Tenant in the Delivery Condition but for such Tenant Delay. No such delay shall in any other respect affect the validity of this Lease or the obligations of Tenant or Landlord hereunder. If permission is given to Tenant to enter into possession of the Demised Premises prior to the Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be subject to all of the terms, covenants, conditions and provisions of this Lease except the obligation to pay Base Annual Rent or Additional Rent based upon increases in Real Estate Taxes or Operating Expenses. If the Landlords Work is not Substantially Completed as provided in Exhibit E on or before the Delivery Date, then Tenant shall be entitled to an additional abatement of Base Annual Rent as follows: (i) one (1) day for each day after July 1, 2013 (the “First Outside Date”) that the Landlord’s Work is not Substantially Complete; and (ii) one (1) additional day for each day after October 1, 2013 (the “Second Outside Date”) that the Landlord’s Work is not Substantially Complete. If the Landlord’s Work is not Substantially Complete by February 1, 2014 (the “Third Outside Date”), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord, which termination shall be effective on the date Landlord receives such termination notice, provided Landlord’s Work is not then Substantially Complete. Notwithstanding the foregoing, each of the First Outside Date, Second Outside Date, and Third Outside Date shall be postponed by one (1) day for each day Landlord is actually delayed in Substantially Completing Landlord’s Work for reasons of Tenant Delay or Force Majeure; provided, however, that each of the First Outside Date, the Second Outside Date, and the Third Outside Date shall be postponed by no more than four (4) months for reasons of Force Majeure, and, in the event the Landlord is delayed in Substantially Completing the Demised Premises for any reason (other than Tenant Delay) beyond June 1, 2014, then Tenant shall have the option, but not the obligation, to terminate this Lease effective any time prior to the date Landlord tenders the Demised Premises to Tenant in the Delivery Condition. For the purposes of calculating the foregoing limitation of delays based upon reasons of Force Majeure, the four (4) month cap shall apply separately to each of the First Outside Date, the Second Outside Date, and the Third Outside Date; for example if the Landlord’s Work is not Substantially Complete by July 15, 2013 due to any combination of Tenant Delay and Force Majeure, then the First Outside Date would be July 15, 2013, the Second Outside Date would October 15, 2013, and the Third Outside Date would be February 15, 2014 If this Lease is terminated pursuant to Tenant’s rights under this Section, on the termination date, (A) this Lease shall automatically terminate and neither party shall have further rights or obligations with respect thereto (except those that expressly survive termination), and (B) Landlord shall return the Security Deposit, any advance rent payments made by Tenant, and any unexpended deposits of Excess Costs (as defined in Exhibit E). The obligations set forth herein shall survive expiration or earlier termination of this Lease.

3.3 Common Areas. Tenant’s lease of the Demised Premises includes the non-exclusive right to use the sidewalks, entrances, passages, courts, lobby areas, driveways, garages or parking areas, elevators, escalators, stairways, vestibules, public corridors and halls in and about the Building (collectively, the “Common Areas”). Except as may otherwise be expressly provided in this Lease (including, without limitation, as set forth in Section 7.4 herein), the lease of the Demised Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or other areas of the Building that are not Common Areas or that are generally closed to the public from time to time. However, the parties hereto acknowledge and agree that Tenant may utilize the fire stairwells to access the Demised Premises. Landlord shall ensure that doors to the fire stairwells shall automatically lock when closed, and may be opened only with an access key card for the Demised Premises; provided; however, that the Tenant understands that the fire stairwell doors automatically unlock during fire emergencies, fire drills, and similar life-safety related events.

3.4 Relocation. Intentionally Omitted.

3.5 Lease Term. All of the provisions of this Lease shall be in full force and effect from and after the date first above written. The Lease Term shall commence on the Commencement Date specified in Section 1.1(e), except as otherwise is adjusted pursuant to Section 3.2. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

ARTICLE 4

SUBLETTING AND ASSIGNMENT

4.1 Consent. Tenant shall not assign, transfer or otherwise encumber (collectively, “assign” or “assignment”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet” or “sublease”) the Demised Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion, except as provided in the immediately following sentence. Notwithstanding the foregoing, provided that Tenant is not in a default under this Lease for which it had previously received notice from Landlord, subject to the provisions of Section 4.1(e), and subject to Landlord’s rights pursuant to Section 4.4 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed assignment or sublease of the Demised Premises, provided that Landlord determines that the following conditions have been satisfied:

(a) The financial strength of proposed assignee or transferee must be acceptable to Landlord in Landlord’s reasonable discretion based on adequate current and historical financial information provided by Tenant. Landlord shall be entitled to receive, and Tenant shall deliver or cause others to deliver, such guarantees, collateral and other security as Landlord shall request in conjunction with any prospective sublease, assignment or other transfer. Failure to provide such financial information, guarantees, collateral and other security shall be grounds for Landlord to withhold or deny consent; provided, however, that so long as The Corporate Executive Board Company (or any successor entity to The Corporate Executive Board Company by way of merger, consolidation, or asset purchase (collectively “Successor Entity” ) provided such Successor Entity has (i) received all or substantially all (90%) of the assets held by Tenant prior to the merger or other sale, (ii) a net worth equivalent to that of Tenant prior to the merger or other sale; and (iii) the merger or other sale was for a valid business purpose and not for the purpose of circumventing the requirements of this section) is the Tenant under this Lease, then Landlord shall not be permitted to consider the financial condition or creditworthiness of any proposed subtenant in determining Landlord’s consent to a proposed sublease for which Landlord’s consent is required hereby;

(b) Intentionally Deleted;

(c) Use of the Demised Premises by the proposed subtenant, assignee or transferee shall be in accordance with the Permitted Use as defined in Section 1.2(n);

(d) Intentionally Deleted;

(e) In the event Tenant is in default under this Lease, consent may be withheld irrespective of whether the criteria contained in clauses (a) through (d) herein are met by the proposed subtenant, assignee or transferee (provided that Tenant may resubmit any such request to Landlord once Tenant has cured any such default);

(f) Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges hereunder and for the performance of all its other obligations hereunder;

(g) The proposed assignment or sublease shall not have an adverse effect on the real estate investment trust qualification tests applicable to Landlord and its affiliates set forth in Section 2.6 hereof; and

(h) All subleases shall be on forms reasonably approved by Landlord; provided, however, that no sublease shall contain any language providing for or creating any privity of contract between Landlord and any subtenant.

No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Demised Premises or any part thereof not in accordance with this Article 4 shall be void and of no force or effect. Any assignment or sublease, Landlord’s consent thereto, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or sublease. As security for this Lease, Tenant hereby collaterally assigns to Landlord the rent due from any assignee or subtenant of Tenant. For any period during which by Tenant is in an Event of Default hereunder, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord’s Agent a reasonable administrative fee in connection with Tenant’s request for Landlord to give its consent to any assignment, sublease, or mortgage, which fee shall be One Thousand Five Hundred Dollars ($1,500.00) per request unless Landlord incurs third party, out-of-pocket attorneys’ fees and/or accounting costs in connection with such request, in which event Tenant also shall pay the reasonable, third-party, out-of-pocket costs and expenses actually incurred by Landlord in connection therewith. Any assignment or mortgage shall, at Landlord’s option, be documented on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage within ten (10) days after Tenant’s execution thereof.

4.2 Other Transfers.

(a) Subject to Tenant’s rights under Section 4.2(b) (i) below, if Tenant is a partnership or a limited liability company, a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners or members owning, individually or collectively, a controlling interest in Tenant (occurring in one transaction or in a series of related transactions) shall be deemed a voluntary assignment of this Lease and shall be subject to the foregoing provisions set forth in Section 4.1. Subject to Tenant’s rights under Section 4.2(b) (i) below, If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or transfer of a controlling interest of the capital stock of Tenant (occurring in one transaction or in a series of related transactions), shall be deemed a voluntary assignment of this Lease and subject to the foregoing provisions set forth in Section 4.1. Notwithstanding the foregoing, the foregoing sentence shall not apply to the trading of stock in the ordinary course in corporations whose stock is traded through a national or regional exchange or over-the-counter market or at least eighty (80%) of the voting stock of the Tenant is owned by another corporation, the voting stock of which is so listed. Whether Tenant is a partnership, limited liability company, corporation or any other type of entity, then, at the option of Landlord, a sale of all or substantially all of its assets, a change in its name, or a conversion into any other type of entity also shall be deemed a voluntary assignment of this Lease. For clarity, the parties acknowledge and agree that a name change by Tenant does not constitute a transfer and that the term “name change” for the purposes of this sentence refers only to (i) a properly adopted and filed amendment to the articles of incorporation of Tenant amending such document for the sole purpose of changing the name only, or (ii) such other documentation as may be reasonably acceptable to Landlord to evidence a mere change in the legal name of Tenant.

(b) Permitted Transfers.

(i) Notwithstanding anything contained in this Article 4 to the contrary, provided Tenant is not in default under this Lease for which Tenant had previously received notice (subject to Section 12.5(d)), Tenant may, upon not less than thirty (30) days prior written notice to Landlord or within ten (10) days after consummation of the transfer if Tenant is prevented from providing prior notice due to a confidentiality agreement, law, or administrative rule or order (which notice shall contain a written certificate from Tenant, signed by an authorized representative of Tenant, containing a representation as to the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 4.4 and 4.5 below, assign or transfer its entire interest in this Lease or sublease all or any part of the Demised Premises to any of the following (each, an “Affiliate”): (A) to an entity into or with which Tenant shall be merged or consolidated, or to which all or substantially all of the assets or stock of Tenant are transferred or sold, or (B) to an entity which shall control directly or indirectly, be controlled by or be under common control with Tenant, with control deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled entity; provided that, in the event of any assignment pursuant to clause (A) or clause (B) herein, (1) such entity described in clause (A) or (B) herein, as applicable, shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom), and (2) such transfer shall be undertaken for a valid business purpose (other than to transfer the benefit of this Lease) and the purpose of such transfer is not to circumvent the restrictions on subletting and assignment provided in this Article 4, and (3) the entity described in either clause (A) or clause (B) above has (y) received all or substantially all (90%) of the assets held by Tenant prior to the merger or other sale, and (z) a net worth equivalent to that of Tenant prior to the merger or other sale. In the event of any such assignment or subletting permitted hereunder, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder.

(ii) In addition to the foregoing, Tenant shall have the right to sublease (including permitting occupancy of) portions of the Demised Premises to one (1) or more Related Entities (hereinafter defined), subject to the Related Entity Sublease Conditions (as set forth below). As used herein, the term “Related Entity Sublease Conditions” means: (A) the portion of the Demised Premises sublet to the Related Entity shall not be separately demised; (B) each Related Entity sublease shall demise not more than 1,000 rentable square feet of space in the Demised Premises; (C) not more than ten percent (10%) of the Demised Premises shall be sublet to one (1) or more Related Entities in the aggregate (and not more than ten percent (10%) of the occupants of the Demised Premises shall be employees of Related Entities); (D) the Related Entity(ies), in the aggregate, will not use the Demised Premises or Building in a manner that would increase the pedestrian or vehicular traffic to the Demised Premises or Building; and (E) at least thirty (30) days before (or, if prevented by law or a confidentiality agreement by which Tenant is bound, within five (5) business days after) the execution by Tenant of any Related Entity sublease, Landlord receives written notice and a copy of such sublease (as well as any documents or information reasonably requested by Landlord regarding the proposed sublease and the Related Entity, including documentation evidencing the ongoing working relationship with Tenant and the consistency of Related Entity’s business operations with Tenant’s mission). Tenant shall be responsible, at Tenant’s sole cost and expense, to obtain all permits, certificates of occupancy, or licenses required to be obtained by governmental or quasi-governmental authorities in connection with the subleasing of the Demised Premises to any Related Entity. No sublease to a Related Entity in accordance with this subparagraph shall relieve Tenant of any obligation under this Lease or alter the primary liability of Tenant named herein for the payment of Annual Base Rent or Additional Rent or for the performance of any other obligation to be performed by Tenant. As used herein, the term “Related Entity” shall mean an entity with which Tenant has a then-current bona fide ongoing working relationship with Tenant, whose business and operations are consistent with the mission of Tenant; and which has a reasonable business need directly related to the work it is performing in conjunction with Tenant to occupy a portion of the Demised Premises. The provisions of Sections 4.1 and 4.3 shall not apply with respect to subleasing (or permitting the occupancy of) Related Entities in accordance with the provisions hereof.

4.3 Notice to Landlord. If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Demised Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto (provided such consent is required pursuant to the terms of this Lease), Tenant shall give notice to Landlord in writing (“Tenant’s Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, sublease or other transaction; a copy of the proposed assignment, sublease, mortgage or other instrument; the commencement date of the proposed assignment, sublease or other transaction (“Proposed Transaction Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (“Proposed Transaction Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party (unless financial review is not required or financial strength is not permitted to be considered by Landlord pursuant to the terms of Section 4.1); and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction, that is subject to profit sharing in accordance with the provisions hereof. Landlord shall notify Tenant within thirty (30) days after receipt of Tenant’s Request Notice and all required supporting documentation of Landlord’s grant or denial of consent to the requested sublease or assignment. If Landlord fails to grant or deny such consent within such thirty (30) day period, Landlord’s consent shall be deemed to be given. If Landlord denies such consent, Landlord shall provide Tenant in writing within such thirty (30) day period, the reasons for such denial.

4.4 Recapture Right. In the event (and only in such event) Tenant proposes to sublease two full floors or more of the Demised Premises for the entire remaining Lease Term the (“Recapture Space”), then Tenant shall first inform Landlord of Tenant’s intent before Tenant commences to market the Recapture Space (the “Recapture Offer Notice”) and shall include with the Recapture Offer Notice a description of the Recapture Space, and a proposed recapture date (the “Recapture Date”). Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Recapture Space by sending Tenant written notice of such termination within fifteen (15) business days after Landlord’s receipt of Tenant’s Recapture Offer Notice. If Landlord exercises its option to terminate this Lease with respect to the Recapture Space, then (i) Tenant shall tender the Recapture Space to Landlord on the Recapture Date and such space shall thereafter be deleted from the Demised Premises and this Lease shall terminate as to the Recapture Space, on the Recapture Date, and (ii) as to that portion, if any, of the Demised Premises which is not part of the Recapture Space, this Lease shall remain in full force and effect except that Base Annual Rent, Additional Rent and any other calculations hereunder that vary according to the rentable area of the Demised Premises shall be reduced pro rata. Tenant shall promptly execute such lease amendment or other instruments as Landlord may reasonably require to evidence the terms and intent of this Section 4.4. If Tenant has failed to provide the Recapture Offer Notice to Landlord, or if Tenant shall fail to consummate any sublease of the Recapture Space within six (6) months following the date of any Recapture Office Notice sent to Landlord, Tenant shall not have the right to sublease any portion of the Recapture Space without complying with the terms of this Section 4.4.

4.5 Excess Rent and Other Consideration. If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Laws) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rental and other charges due under this Lease plus (b) the reasonable, out-of-pocket expenses which Tenant reasonably incurred in connection with the procurement of such sublease, assignment or other transfer (including reasonable expenses of Tenant related to making the Demised Premises available for the subtenant, assignee, or occupant, brokers’ commissions in connection with the sublease or assignment, reasonable legal fees in connection with the sublease or assignment and fees paid to Landlord in connection with obtaining consent), then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Demised Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess or other premium actually received by Tenant from the subtenant or assignee applicable to the sublease or assignment, which amount shall be paid by Tenant to Landlord as Additional Rent. Within thirty (30) days following the earlier of (i) occupancy by any such assignee or subtenant, or (ii) the rent start date under any sublease, which is subject to the terms of this Section 4.5, Tenant shall provide to Landlord a certificate stating in detail all of the Tenant’s expenses incurred in connection with any such sublease or assignment, which certificate shall be certified by an officer of Tenant Notwithstanding the foregoing, any payments made by such subtenant or assignee attributable to the use or purchase of Tenant’s personal property (including furnishings, equipment, or systems furniture) shall not be included in the calculation of excess sums; provided, that such sums have been designated toward Tenant’s personal property in accordance with consistent and customary accounting practice and not for the purpose of avoiding the payment of a share of excess rent to Landlord. Notwithstanding anything contained in this Lease to the contrary, the provisions of Section 4.5 do not apply to Permitted Transfers.

4.6 Binding Obligations. All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations from and after the date of assignment and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Demised Premises by voluntary surrender or otherwise, at Landlord’s option to be exercised by written notice to Tenant given not later than thirty (30) days following the date on which Landlord succeeds to Tenant’s interest hereunder, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

4.7 Cooperation. Landlord agrees to confirm in writing that Tenant may make available to any approved or otherwise permitted subtenant (out of Tenant’s proportionate share and subject to all of Landlord’s rights under the Lease to review and approval) any rights granted to Tenant in relation to parking, interior signage and rights to use the Fitness Facility); and will agree that the mutual waiver of subrogation and recovery set forth in Section 8.5 shall inure to the benefit of such subtenant in the same manner and with the same effect as such provision benefits.

ARTICLE 5

SERVICES AND UTILITIES

5.1 Building Standard Services and Utilities. Except as to Landlord’s obligations under another specific provision of this Lease requiring Landlord to operate in accordance with the Comparable Standard (defined below) or another specified standard, Landlord agrees to operate and manage this Building in a first class manner similar to the management of first-class buildings in Rosslyn, Virginia. Subject to the other provisions of this Lease, Landlord shall furnish the following services at all times (except overtime HVAC and janitorial, which are provided in the timeframes set forth below) at no additional cost to Tenant to the Demised Premises:(i) air-conditioning and heating (during Standard Building Operating Days and Hours (subject to Section 5.2 with respect to Saturday hours)) in a manner consistent with other first class office Buildings of comparable age, quality and location in Rosslyn, Virginia (the “Comparable Standard”), but in any event not less than the quality set forth on Exhibit J attached hereto; (ii) janitorial service on Monday through Friday only (excluding Legal Public Holidays) in accordance with the cleaning specifications set forth on Exhibit D attached hereto, after Standard Building Operating Hours; (iii) electricity sufficient for lighting purposes and normal office use only, but in any event not less than five (5) watts per square foot of Rentable Area in the Demised Premises (excluding Building HVAC and lighting) (“Building Standard Electric”), hot and cold water for lavatory and drinking purposes (iv) elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency and temporary closings of the Building required by any governmental authority), including freight elevator service at no charge to Tenant; (vi) replacement of Building standard lamps and ballasts; (vii) upkeep and supply of rest rooms; (viii) upkeep of Common Areas, including sidewalks, plazas, landscaped areas, snow and ice removal, dirt and rubbish removal; (ix) exterior and interior window washing; and (x) upkeep, cleaning, and supply of the Fitness Facility provided in

Article 24. Landlord agrees that its elevators shall be designed such that they may be “locked off” on whole floors occupied by Tenant (upon request by Tenant) such that key card access to those floors is required. Landlord agrees to provide an access control system in the Building, which shall permit Tenant to have access to the Building and Garage twenty-four (24) hours per day each day of the year (except in the event of an emergency). Any access control system is for the protection of the physical structures only and shall not be relied upon by Tenant or any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (each, an “Invitee” and collectively, “Invitees”) to protect Tenant, Tenant’s property and its Leasehold Improvements and Alterations or Tenant’s employees, agents or Invitees or the property of such parties. Tenant shall not do anything to circumvent or allow others to circumvent any access control system. There will at all times during the Term be one (1) security guard on duty at the Building twenty-four (24) hours a day, seven (7) days a week, with access to close circuit TV covering the major access points of the Building.

5.2 Overtime Services. If Tenant requires air-conditioning or heat beyond the Standard Building Operating Days and Hours (“Overtime HVAC Service”) and provided no Event of Default by Tenant exists under this Lease, then Landlord shall furnish the Overtime HVAC Service, provided Tenant gives Landlord not less than two (2) hours advance notice of such requirement prior to the time on which Tenant desires such overtime service. Tenant shall pay for such extra service on an hourly basis in accordance with Landlord’s then-current schedule for such service (which shall be based on Landlord’s actual costs to provide such Overtime HVAC Service). If the same after-hours service is also requested by other tenants on the same floor as Tenant, the charge therefor to each tenant requesting such after-hours service shall be a pro-rated amount based upon the square footage of the leased premises of all tenants on the same floor requesting such after-hours services. For purposes of this Section 5.2, the prevailing hourly cost of Overtime HVAC Service as of the date of execution of this Lease is as follows:

$43.19 per hour for one (1) floor Monday – Saturday

$43.19 per hour for one (1) floor/Sundays & holidays

Notwithstanding the foregoing, Landlord shall not be required to provide HVAC during the hours of 9:00 AM to 1:00 PM on Saturdays; provided that if Tenant requires HVAC during the hours of 9:00 AM to 1:00 PM on Saturdays (excluding Legal Public Holidays), then Landlord shall furnish the same, without any additional charge (other than reimbursement by Tenant pursuant to the provisions of Section 2.2) provided Tenant gives Landlord at least two (2) hours advance notice in the same manner as for a request for overtime HVAC.

5.3 Excess Usage.

(a) If Landlord commissions a survey conducted by third party consultants that shows Tenant is using electricity in excess of the Building Standard Electric, Landlord may install checkmeters to electrical circuits serving Tenant’s equipment to verify that Tenant is not consuming excessive electricity. If such checkmeters indicate that Tenant’s electricity consumption is excessive, or if Tenant installs one or more supplemental HVAC units in the Demised Premises, then Landlord may install at Tenant’s expense submeters to ascertain Tenant’s actual electricity consumption, and Tenant shall thereafter pay for such consumption at the then-current price per kilowatt hour charged Landlord by the utility; provided, however, that under such circumstances electricity usage costs for the tenantable space in the Building shall be excluded from Operating Expenses. Tenant’s electricity consumption shall be deemed excessive if the peak electricity consumption in the

Demised Premises exceeds five (5) watts per square foot for any portion of the Demised Premises (excluding Building standard lighting and HVAC) over a period of five (5) consecutive days, or if any individual piece of electrically operated equipment or machinery has a name plate rating in excess of two (2) kilowatts.

(b) Any auxiliary air-conditioning equipment which Tenant is permitted to install in the Demised Premises shall be connected to the commercial condenser water system serving the Building, if available, and Tenant shall pay to Landlord such reasonable charges as are established by Landlord from time to time for the use of such commercial condenser water system, based on Tenants actual usage and Landlord’s costs for administration and billing. If Tenant connects into Landlord’s supplemental cooling tower system, then Tenant shall reimburse Landlord for all costs incurred by Landlord therefor, as reasonably determined by Landlord, based on Tenants actual usage. Payment for such excess usage shall be made in the same manner and subject to comparable conditions as are applicable with respect to excess water usage and electricity usage pursuant to this Section 5.3.

5.4 Interruption of Services or Utilities. It is understood and agreed that Landlord shall not have any liability to Tenant whatsoever as a result of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, whether resulting from breakdown, removal from service for maintenance or repairs, strikes, scarcity of labor or materials, acts of God, governmental requirements, or any other cause whatsoever. It is further agreed that any such failure or inability to furnish the utilities or services required hereunder shall not be considered an eviction, actual or constructive, of Tenant from the Demised Premises, and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder, unless the Demised Premises are rendered untenantable by such failure, suspension, delay or interruption of services for five (5) consecutive business days due to Landlord’s negligence or willful misconduct, in which event Tenant may abate paying Base Annual Rent from the sixth (6th) business day until such service is restored in proportion to the portion of the Demised Premises which is untenantable. Landlord shall use its commercially reasonable efforts to cause the restoration of any interrupted utility services.

5.5 Energy Conservation. At Landlord’s request, Tenant shall comply with all voluntary energy conservation controls that are required by Landlord in connection with any energy or environmental certification of the Building (including but not limited to LEED certification and Energy Star designation), including without limitation, controls on the permitted range of temperature settings in office buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building; provided that compliance with such controls does not result in any increased cost to Tenant, nor interrupt or interfere with the operation of Tenant’s business (unless compliance is required by Law). Any terms or conditions of this Lease that conflict or interfere with compliance with any mandatory or voluntary energy conservation controls and requirements applicable to office buildings that are imposed or instituted by the Federal, state or local governments shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of the Tenant from the Demised Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

5.6 Trash Removal. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws regarding the collection, sorting, separation and recycling of trash, so long as Landlord applies such laws equitably to all tenants. Tenant shall pay all costs, expenses, fines, penalties and damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section.

5.7 Security System. Subject to the limitations set forth in the penultimate sentence of Section 5.1 Landlord agrees to provide an access control system in the Building, which shall permit Tenant to have access to the Building and the Garage twenty-four (24) hours per day each day of the year (except in the event of an emergency). Landlord shall cooperate with Tenant to ensure that Tenant’s access security card keys for the Demised Premises are properly programmed and functioning to permit access to the Building and Garage at all times. Tenant shall have the right to provide its own security access card keys to its employees, agents, and representatives throughout the Lease Term, and Landlord shall ensure that the Building security system features a communication interface that is compatible with SAFE (Quantum Secure software). Landlord further agrees not to use Datawatch to provide security access systems for the Building without Tenant’s agreement. Tenant shall generate replacement and additional cards at Tenant’s expense. Notwithstanding the foregoing, upon request of Tenant, Landlord shall issue security access card keys or replacement card access keys and Tenant shall reimburse Landlord’s actual cost therefor, without markup. Tenant shall have the right, at Tenant’s sole cost and expense, to install a security monitoring system (including cameras) in the Demised Premises (including suite entry) and in the Building fire stairwells at entrances to floors that access any portion of the Demised Premises. Tenant shall have the right to install a separate security system in the Demised Premises. If requested by Tenant, Landlord shall cooperate with Tenant to allow Tenant’s security system to be integrated into the access system of the Building, such that Tenant’s access cards for the Building shall be compatible with the Tenant’s security system in the Demised Premises (and shall further integrate with the elevator “lock-off” provisions, such that Tenant’s access cards shall provide access to the floors of the Demised Premises that have been restricted as provided above). Tenant shall provide Landlord with a copy of any access cards or access codes for any such access control system installed by Tenant.

5.8 Supplemental HVAC. Tenant shall have the right to install a supplemental heating, ventilating, and air-conditioning system (“Supplemental HVAC”) in the Demised Premises, subject to Landlord’s review and approval in accordance with Articles 7 and 23 of this Lease. Tenant shall be solely responsible for all costs related to the installation, use, maintenance and removal of any such Supplemental HVAC, and for the costs of all utility services required to operate any such Supplemental HVAC.

ARTICLE 6

USE AND UPKEEP; MAINTENANCE AND REPAIR

6.1 Obligations Regarding Use.

(a) Tenant shall use and occupy the Demised Premises solely in accordance with Section 1.2(n) above. Tenant shall not use or occupy the Demised Premises for any unlawful purpose, or in any manner that could violate the certificate of occupancy for the Demised Premises or the Building or that could constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building. Subject to Section 6.2, below, Tenant shall comply with all present and future common law, statute, rule, order, regulation, ordinance (including without limitation, zoning ordinance and land use requirement) (including, without limitation, those made by any public or private agency having authority over insurance rates) (and including the ADA (as hereinafter defined)), as the same may be amended from time to time (“Laws”) which shall impose any duty upon Landlord or Tenant arising from Alterations made to the Demised Premises or from Tenant’s particular manner of use or occupation of the Demised Premises (rather than to office tenants in the Building generally), or the conduct of Tenant’s business therein, all of which shall be complied with in a timely manner at Tenant’s sole expense. However, Tenant shall not be required to comply with any Laws that would require Tenant to (a) remove any Hazardous Substances except as provided in Article 16, (b) correct or cure any defect or deficiency in Landlord’s construction (including renovation) of any portion of the Building beyond the Demised Premises, or (c) perform any alterations or installations required solely by reason of the particular use or modification by another occupant of the Building. Modifications, alterations, and/or other changes required to and within the Demised Premises (after the initial construction of same), shall be the responsibility of Tenant and at its cost and expense. Notwithstanding anything to the contrary contained herein, if any modifications, alterations and/or other changes are required to the Building Structure or Systems or Common Areas and are the result of or arise out of Alterations made after the Commencement Date by or at the request of Tenant, or Tenant’s particular use of the Demised Premises (as opposed to the Permitted Use), Landlord shall perform such modifications, alterations or other changes at Tenant’s sole cost and expense. If any such Laws require an occupancy or use permit or license for the Demised Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Tenant shall pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant because of Tenant’s failure to comply with Tenant’s obligations pursuant to the provisions of this Lease. Use and occupancy of the Demised Premises is subject to all covenants, conditions and restrictions of record; provided that Tenant shall not be required by Landlord to comply with any encumbrances placed of record after the date of this Lease which materially adversely restrict Tenant’s rights or increase Tenant’s obligations under this Lease, subject to Article 13, unless Tenant shall have specifically agreed in writing to such encumbrance.

(b) Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Demised Premises, the conduct of Tenant’s business at the Demised Premises, or personal property taxes in connection with Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as Additional Rent the amount of such tax or fee in accordance with Section 2.3 above.

(c) Landlord shall have the right to prescribe the weight, position and method of installation of safes and other heavy equipment and fixtures, prior to the installation of same. Any additional structural support or upgrading of the floor supports that may be needed to accommodate any of Tenant’s equipment that exceeds the floor load specifications for the Building (i.e. 100 lbs. per square foot live load in office space (including partitions)) shall be installed and removed at Tenant’s sole cost and expense and shall be subject to the prior written approval of Landlord. Any and all damage or injury to the Demised Premises or the Building caused by the property of Tenant (including without limitation, the installation, removal or moving thereof) shall be repaired at the sole cost of Tenant. Tenant shall provide Landlord with at least one (1) business day’s prior written notice of any move into or out of the Building. Landlord shall cooperate with Tenant in connection with Tenant’s move-in and move-out of the Demised Premises, and shall make at least one (1) freight elevator available for use by Tenant at no charge in connection therewith. For the initial move into the Demised Premises if the Building is otherwise vacant, Tenant shall be permitted to move during Standard Building Operating Days and Hours, but otherwise and for moves after the initial occupancy of the Demised Premises, Tenant’s move shall be scheduled for after hours (as coordinated with Landlord). No furniture, equipment or other bulky matter of any description shall be received into the Building or carried in the elevators except as approved by Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. Landlord shall have the right to supervise all moving of furniture, equipment and other materials of Tenant, and Tenant shall reimburse Landlord for its reasonable costs associated with such supervision except as related to Tenant’s initial move into the Demised Premises.

6.2 Compliance with Laws. Landlord, at its expense (subject to reimbursement pursuant to Article 2 to the extent permitted thereby) shall be responsible to comply (i) with relevant Laws now or hereafter in effect with respect to any of the Building Structure and Systems (defined below) and the Common Areas of the Building, whether within or without the Demised Premises (including the base Building elevators, and core bathrooms on floors wholly occupied by Tenant (the “Limited Common Areas”)), subject to Section 6.1 hereof), and (ii) with any notice of violation of Title III of the ADA; provided, however, that to the extent any non-compliance is a result of the specific use or occupancy of the Demised Premises (i.e., other than the use permitted under Section 1.2(n)) or to Alterations made after the Commencement Date at Tenant’s request and in accordance with Tenant’s plans, then such compliance shall be at Tenant’s cost. Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the Americans with Disabilities Act and the regulations promulgated thereunder as the same may be amended from time to time (the “ADA”) concerning the Demised Premises and the business conducted therein (as opposed to the Common Areas and Limited Common Areas for which Landlord shall be solely responsible, subject to Section 6.1 and the foregoing provisions of this Section 6.2). Any Alterations (as defined in Section 7.1 below) made or constructed by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Notwithstanding anything else herein to the contrary herein Landlord’s obligations in this Lease for the compliance with Laws shall be subject to (x) Landlord’s commercially reasonably interpretation as to which Laws are relevant and need to be complied with, (y) Landlord’s commercially reasonable interpretation of how such Laws are to be complied with in the operation and maintenance of a first-class office Building, and (z) orders, interpretations, rulings, judgments, and appeals by the relevant governmental authorities with responsibility for administering all such Laws as they particularly relate to the Building (in all cases after any relevant appeal process).

6.3 Tenant’s Maintenance and Repair; Surrender. Subject to Section 6.4 and Articles 9 and 10, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Demised Premises (including all fixtures, furnishings and equipment located therein) that are necessary or desirable to keep the Demised Premises in first-class condition and repair as in a Comparable Building, in a clean, safe and tenantable condition, and otherwise in accordance with the requirements of this Lease (including, but not limited to, the requirements of Sections 6.1, 6.2, and Article 16). Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Tenant shall suffer no waste or injury to any part of the

Demised Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Demised Premises in an order and condition at least equal to their order and condition on the Commencement Date (and in conformity with Tenant’s obligations set forth in Article 16), as modified and altered in accordance with the provisions of this Lease, except for ordinary wear and tear, and as otherwise provided in Section 7.3 and Article 9 and subject to Landlord’s obligations set forth in Section 6.4. Except as otherwise provided in Article 9, and subject to Section 6.4, the waiver of subrogation pursuant to Section 8.5 below, all injury, breakage and damage to the Demised Premises and to any other part of the Building or the Land caused by any negligent or willful act or omission of Tenant or any Invitee shall be repaired by and at Tenant’s expense, except that Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith.

6.4 Landlord’s Maintenance and Repair. Except as otherwise provided in this Lease, Landlord shall, at Landlord’s cost (subject to reimbursement pursuant to Article 2 to the extent permitted thereby) in accordance with the Comparable Standard keep the Building structural elements, including the exterior and demising walls, foundations, exterior windows, roof, Limited Common Areas and Common Areas that form a part of the Building (including, without limitation, the parking garage) (the “Building Structure”) and the Building standard water, fire and life safety, telecommunications and data transmission, mechanical, electrical, HVAC, commercial condenser water system, and plumbing systems (and related pipes, conduits and other installations) that are provided by Landlord for the operation of the Building (the “Systems” and, collectively with the Building Structure, the “Building Structure and Systems”) and in good operating condition and repair at all times and shall make all structural and nonstructural repairs thereto. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of special tenant areas (i.e. SCIF space, vaults), finishes, and equipment that services only the Demised Premises (including, but not limited to, any special fire protection equipment installed at Tenant’s request (not including Building standard life safety systems)), telecommunications and computer equipment, kitchen/galley equipment, supplemental air-conditioning equipment serving the Demised Premises only and all furniture, furnishings and equipment of Tenant and all Alterations shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems) and (b) Landlord shall have no obligation to make any repairs brought about by any act or neglect of Tenant or any Invitee with respect to the items described in Section 6.4(a) or to which the provisions of Section 8.5 do not apply. Landlord also shall provide and install replacement tubes for standard fluorescent light fixtures (subject to reimbursement pursuant to Article 2); all other bulbs and tubes for the Demised Premises shall be provided and installed by Tenant at Tenant’s expenses (or, if requested by Tenant in writing, Landlord shall make such replacements and Tenant shall reimburse the actual costs therefor to Landlord after invoice).

6.5 Rules. Tenant and its Invitees shall at all times abide by and observe the rules specified in Exhibit C, as the same may be modified, and such additional rules, if any, stated in the Electronic Tenant Handbook for the Building (if one is published for the Building and to which Tenant shall have been provided access), so long as Landlord provides not less than five (5) days’ prior written notice of such modification to Tenant and such modified rules are generally applicable to all Building tenants. Posting of any changes to the rules in any electronic tenant handbook maintained by Landlord for the Building shall be equivalent to notice, provided that Landlord notifies Tenant of the new changes by some convenient means (which may include email). Tenant and its Invitees also shall abide by and observe any other reasonable rule that Landlord may promulgate from time to time for the operation and maintenance of the Building, provided that notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts to enforce any rule or regulation equitably among similarly situated tenants.

6.6 Landlord Reservation of Rights.

(a) During Standard Building Operating Hours and Days, at such other times as Landlord and Tenant may agree upon, and at all times in the event of an emergency (meaning required to maintain or repair malfunctioning Building System or Structure, or by reason of imminent loss of property or injury to persons), Tenant shall permit Landlord, its agents and representatives, and the holder of any mortgage, to enter the Demised Premises without charge therefor and without diminution of the rent payable by Tenant in order to examine and inspect the Demised Premises, to make such alterations and/or repairs as in the sole judgment of Landlord may be deemed necessary or desirable, for purposes relating to the safety, protection or preservation of persons or property, including without limitation, the Demised Premises, the Building, the Complex, and to exhibit the same to brokers, lenders, purchasers and others and, during the last twelve (12) months of the Lease Term, to prospective tenants. Landlord shall provide at least One (1) business day’s prior notice to Tenant, except in emergencies when no prior notice shall be required (but Landlord shall provide notice promptly afterward), and Landlord shall be accompanied at all times (except in the event of an emergency) by an escort provided by Tenant; provided, however that in the event Tenant fails or refuses to provide an escort despite receipt of timely notice, Landlord may then enter the Demised Premises without an escort. Landlord agrees to use reasonable efforts to minimize material disruption to Tenant’s normal business operations in the Demised Premises in connection with any such entry.

(b) Landlord expressly reserves the following rights: (i) to change the street address and name of the Building and the Complex (in which event Landlord shall reimburse Tenant the Tenant’s actual and reasonable out of pocket expenses in connection with new stationery, business cards, and the like); (ii) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, urinals or other public parts of the Building and the Complex; (iii) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the Demised Premises at concealed locations, and if the usable area of the Demised Premises is reduced as a result thereof, there shall be an adjustment to the Rentable Area of the Demised Premises (and Annual Base Rent and Tenant’s Operating Expense Percentage and Tenant’s Real Estate Percentage shall be accordingly adjusted); (iv) to grant to anyone the exclusive right to conduct any particular business in the Building provided (A) that such business or undertaking is in keeping with the class and character of the Building as a first class office building and (B) no such grant shall prohibit Tenant (or any permitted assignee or subtenant) from using the Demised Premises for any business or undertaking that is within the Permitted Use; (v) to exclusively use and/or lease the roof areas (subject to Tenant’s roof rights pursuant to Article 23), the sidewalks and other exterior areas, to close any portion of the Common Areas and other public areas to make repairs or changes, to prevent a dedication thereof, and to perform such other acts in and to such Common Areas and other public areas as in the exercise of good business judgment Landlord shall determine to be advisable; (vi) to resubdivide the Land or to combine the Land with other lands; (vii) to relocate within the Building any parking areas designated for Tenant’s use; (viii) to construct improvements on the Land and to make any improvements, additions, alterations and decorations in the Common Areas and other public areas of the Building; and (ix) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Demised Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the Land from injury or damage and to support such walls and land by proper foundations. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Demised Premises. Notwithstanding anything to the contrary herein, in the exercise of any or all the foregoing rights, Landlord shall not adversely affect Tenant’s use of the Demised Premises or unreasonably adversely affect Tenant’s access to the Demised Premise or Garage, and if, in the exercise of such rights, the same would unreasonably interfere with Tenant’s Permitted Use and involve portions of the Building or Common Areas adjacent to the Demised Premises the same shall be undertaken after Standard Building Operating Hours; provided, however, that nothing in this Section 6.6(b) shall be deemed to permit Landlord to deny all access by Tenant to the Demised Premise (except in the event of any temporary emergency involving imminent danger to life and property). Tenant acknowledges that some activities such as fire alarm testing are required to occur, and customarily occur, during normal business hours.

6.7 Signs. No sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building (including windows and doors, and any other area inside the Demised Premises that is visible from the exterior of the Demised Premises) or the Complex, except on the directories and doors of offices and any other areas that are designated by Landlord, and then only in such place, number, size, color and style as are approved by Landlord and are in accordance with all applicable Laws. If any such item that has not been approved by Landlord is so displayed, then following written notice and five (5) days to cure, Landlord shall have the right to remove such item at Tenant’s expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building. Landlord, at its sole cost and expense, shall provide Tenant, on or before the Rent Start Date, with its proportionate share of Building standard signage strips on the lobby directory, a firm listing, and a Building standard suite entry sign on each floor of the Building occupied by Tenant. Tenant, at its sole cost and expense, may place additional signage within the Demised Premises provided that the same is not visible outside of the Demised Premises. Notwithstanding the foregoing, Tenant shall have the right, at Tenant’s expense and with the prior reasonable approval of Landlord, to install identifying signage in the elevator lobbies of any floor in the Demised Premises that is leased entirely by Tenant.

6.8 Non-Smoking Building. The Building, including the Demised Premises, parking garages and adjacent grounds, shall be a no-smoking building and Tenant shall cause all employees, agents, contractors, Invitees and other users of the Demised Premises to comply with the specific measures established by Landlord and Landlord’s Agent to implement such policy.

ARTICLE 7

ALTERATIONS

7.1 Required Consent. Tenant shall not make or permit anyone to make structural or non-structural alterations, decorations, additions, improvements, or other changes in or to the Demised Premises or the Building (“Alterations”) in or to the Demised Premises or the Building, without the prior written consent of Landlord, as set forth in this Section 7.1; provided that the consent provisions of this Section 7.1 do not apply to the initial Leasehold Improvements as described in Exhibit E. Landlord shall not unreasonably withhold its consent to any future Alteration to the Demised Premises that (a) is not a Structural Alteration, as defined below, (b) is not readily visible from the exterior of the Building or the Common Areas (elevator lobbies on floors wholly occupied by Tenant and which are subject to elevator lockoff are not considered readily visible from the Common Areas), and (c) is in conformance with all applicable Laws affecting the Building. With respect to Structural Alterations, Landlord’s consent may be withheld or granted in its sole and absolute discretion. For purposes hereof, a “Structural Alteration” shall mean any Alteration that may require any modification, replacement or addition to any wall (other than demounted or modular walls), ceiling (other than ceiling tiles and grids), partition (other than free-standing or modular partitions), column or floor, roof, exterior wall or window, or any Alteration that will require any modifications to the Building Systems (except that modification to the Building Systems located within the Demised Premises and serving only the Demised Premises shall not be considered Structural Alterations so long as they have no impact or effect beyond the Demised Premises). Further notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes (as defined below) within the Demised Premises without requiring the prior consent of Landlord, upon coordination with Landlord’s property manager. “Cosmetic Changes” shall mean any minor Alteration of a decorative nature (i) that is not a Structural Alteration, (ii) does not require any increase or enlargement of the utility connections to the Demised Premises, and (iii) which is consistent with improvements in Comparable Buildings. Any construction up-grades required by any governmental authority as a result of the performance of any Alterations by Tenant, whether in the Demised Premises or in any other part of the Building or the Complex, will be paid for by Tenant in advance.

7.2 Alterations Requirements.

(a) Except for the obligations described herein to remove or bond-off any mechanics or materialmens’ liens, this Section 7.2 does not apply to the initial construction of Leasehold Improvements covered by Exhibit E. Any Alterations other than Cosmetic Alterations made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a duly qualified and licensed contractor, on days, at times and under the supervision of an architect, all as approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; (d) in accordance with plans and specifications prepared by an engineer or architect reasonably acceptable to Landlord, which plans and specifications shall, be approved in writing by Landlord (which approval if the plans are not for Structural Alterations shall not be unreasonably withheld) subject to Tenant’s reimbursement of Landlord for all out-of-pocket third party expenses incurred by Landlord for the review and coordination of such plans and specifications, however, Landlord’s approval shall not be deemed a certification that such plans comply with applicable building codes or other legal requirements, nor shall any such approval impose any liability on Landlord; (e) in accordance with all Laws and the requirements of any insurance company insuring the Building or any portion thereof; (f) such that Tenant shall be required to obtain and deliver to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Demised Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers when completed; (g) in a manner that will not risk damage to the Building or adversely affect the use or occupancy by other tenants of the Building of their respective premises; and (h) in accordance with Landlord’s Building Work Rules and Regulations for Contractors attached hereto as Exhibit B, as the same may be amended from time to time. In the event Landlord shall receive any request for approval as provided in Sections 7.2(a)(c) & (d) above,

Landlord shall respond to such request within ten business days after receipt, and if Landlord rejects any such request for approval Landlord shall specify the reasons for such rejection with reasonable particularity. In the event Landlord shall fail to respond to any such request within the Ten (10) business period, then Tenant shall have the right to send a second request for approval to Landlord. If Landlord shall fail to respond to Tenant’s second request within four (4) business days after receipt, the Tenant’s request shall be deemed approved. If any lien (or a petition to establish such lien) is filed in connection with any Alteration, such lien (or petition) shall be discharged by Tenant within forty-five (45) days after Tenant has received notice thereof, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond sufficient to remove the lien of record and, if Tenant fails to do the same, in addition to any other right or remedy of Landlord, Landlord shall have the right, but not the obligation, to bond off or pay the amount due in order to release such lien, in which event, all costs and expenses incurred by Landlord in connection therewith shall be payable by Tenant on demand as Additional Rent hereunder. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Demised Premises or the Building to any liens which may be filed in connection therewith. All Structural Alterations shall, at Landlord’s election, be performed at Tenant’s expense by Landlord’s designated contractor or subcontractor. Promptly after the completion of an Alteration (other than a Cosmetic Alteration), Tenant at its expense shall deliver to Landlord either (x) two (2) sets of accurate as-built drawings showing such Alteration in place and one (1) AutoCAD computer disc showing such Alteration in place; or (y) such other and lesser detailed documentation as Landlord may require in Landlord’s reasonable discretion.

(b) If any Structural Alterations are to be performed pursuant to this Section 7.2, or if Tenant requests that Landlord perform the construction management services for any other Alterations to be performed pursuant to this Section 7.2, Landlord shall have the right, but not the obligation, in its sole discretion, to perform (or cause to be performed) such construction management services, If Landlord or an affiliate of Landlord shall provide such construction management services, including the supervision, oversight and coordination of the construction work, then Tenant shall pay Landlord or such affiliate of Landlord a reasonable arm’s length coordination fee for its supervision, oversight, and coordination of each such project. In the event that Landlord or an affiliate of Landlord is not providing the construction management services for the project (except for Cosmetic Alterations), then Tenant shall pay to Landlord or its affiliate a reasonable arm’s length coordination fee for the project review and coordination of building access and services during the project.

7.3 Removal and Restoration. All Leasehold Improvements and Alterations to the Demised Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and trade fixtures (including demountable partitions) installed in the Demised Premises solely at the expense of Tenant, (b) at the expiration or earlier termination of the Lease Term, Tenant shall not be required to remove wiring and cabling (including without limitation, data transmission and telecommunications wiring and cabling) installed in the Demised Premises or in risers outside the Demised Premises by or on behalf of Tenant, (c) if raised floors do not constitute more than 3,000 square feet of rentable area Tenant shall not be required to remove raised floors, and (d) Tenant shall be required to remove all other Alterations and other items in the Demised Premises or the Building if and only if Landlord designates in writing for removal in accordance with the following sentence. If any Alteration is one that required

Landlord’s consent, then Landlord shall specify in writing at the time Landlord provides consent whether or not Landlord requires the removal any such Alteration. Notwithstanding anything to the contrary in this Section 7.3, Landlord agrees not to require the removal of any demountable partitions or other ordinary office improvements made as part of the Tenant Work (Exhibit E) which are normal and customary for general business use in Comparable Buildings; provided that such “ordinary improvements” shall not include (and Landlord shall have the right to require the removal of) extraordinary items which, in Landlord’s sole but reasonable discretion, would limit the future marketability of the Demised Premises and would cost an unreasonable amount for Landlord to remove (i.e., more than normal and customary demolition costs) such as, but not limited to, fountains, executive bathrooms, brick walls, Tenant specific signage, raised floors in computer rooms (if more than 3,000 square feet of Rentable Area), Tenant’s exclusive equipment, unusual wall coverings, showers, vaults, SCIF rooms and cafeterias (but not a kitchenette and/or associated lunch or break room area). Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Demised Premises or the Building or which would normally be removed from the Demised Premises with the assistance of any tool or machinery other than a dolly. If Tenant has not done so prior to the Expiration Date, Landlord shall have the right at Tenant’s expense to repair all damage and injury to the Demised Premises or the Building caused by such removal or to require Tenant to do the same. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option become the property of Landlord and shall be surrendered with the Demised Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Demised Premises such furniture, furnishings and equipment and any Alteration which Landlord designates in writing for removal as permitted hereby or to require Tenant to do the same. If Tenant fails to return the Demised Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, as Additional Rent, all out-of-pocket costs (including a construction management fee) incurred by Landlord in effecting such return.

7.4 Telecommunications and Data Transmission. Tenant shall have the non-exclusive right, at no additional cost to Tenant, to use Tenant’s Operating Expenses Percentage of all Building risers, shafts, and conduit, and to use its Operating Expenses Percentage of the telephone and electrical closets on floors occupied by Tenant, for the purpose of installing and thereafter maintaining and repairing Tenant’s voice/data/telecommunications equipment, wiring and cabling and connections to services providers. Landlord agrees that subject to all other provisions of this Lease Tenant may install its permitted cabling in conduit. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not design, configure, install or use its telecommunications and data transmission systems or inside wire associated therewith in any manner that interferes with the existing telecommunications and/or data transmission systems or inside wire associated therewith of Landlord or any other tenants in the Building, nor in any manner that utilizes more than Tenant’s Operating Expenses Percentage of the available space in the Building risers and telecommunications closets, as reasonably determined by Landlord. Landlord shall have the right to secure and control access to the Building risers, telecommunications closets, and electrical closets (including those within the Demised Premises). Tenant shall have the right to utilize a telecommunications provider selected by Tenant in installing voice/data/telecommunications equipment, wiring and cabling connections at the Building, subject to the execution by such provider with Landlord of a commercially license agreement.

ARTICLE 8

LIABILITY

8.1 Release. Landlord, its employees, agents and contractors shall not be liable to Tenant, any Invitee or any other person or entity for any damage, injury, loss or claim based on, arising out of or caused by the criminal or intentional misconduct of third parties or of Tenant, Tenant’s Agents or visitors on or about the Demised Premises, Building and/or Property (including any parking garages and parking areas). Any property placed by Tenant or any Invitee in or about the Demised Premises or the Building or the Land shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefore. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. Notwithstanding the foregoing provisions of this Section 8.1, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by Landlord’s willful misconduct or gross negligence to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that Landlord shall not under any circumstances be liable for any claims based on the interruption of or loss to Tenant’s business or for any indirect losses or special damages.

8.2 Indemnity.

(a) Except to the extent caused by the negligence or willful misconduct of Landlord or any agent or employee of Landlord, subject to Section 8.5 below, Tenant shall, to the fullest extent allowed by law, reimburse Landlord, its managing agent, and their owners, partners, directors, members, officers, trustees, employees, agents and any mortgagee of Landlord and their successors and assigns (collectively “LANDLORD INDEMNITEES” and individually “LANDLORD INDEMNITEE”) (as Additional Rent) for, and shall indemnify, defend upon request and hold them harmless from and against, all reasonable costs, damages (except consequential damages), claims, liabilities, expenses (including reasonable attorneys’ fees and disbursements), losses, penalties and costs of litigation (collectively, “Claims”) suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (i) Tenant’s use, occupancy, or alteration of the Demised Premises or out of the business conducted therein, and any injury or damage to person or property occurring in the Demised Premises during the Lease Term, (ii) any negligence or willful misconduct of Tenant or any agent of Tenant, (iii) any breach or default by Tenant in the performance of Tenant’s obligations under this Lease, including without limitation, failure to comply with Laws or surrender the Demised Premises upon the expiration or earlier termination of the Lease Term, or (iv) any entry by Tenant or any agent of Tenant upon the Demised Premises, Building or Land prior to the Commencement Date. This indemnity shall survive the expiration or early termination of this Lease.

(b) Subject to Section 8.5 below, Landlord shall, to the fullest extent allowed by law, indemnify and hold harmless Tenant, and its owners, partners, directors, members, officers, trustees, employees, and agents (collectively “TENANT INDEMNITEES” and individually “TENANT INDEMNITEE”) against any cost, liability, expense or claim arising out of (i) any accident or injury to any person or persons or property in or about the common or public areas of the Building or Complex, (ii) the negligence or willful misconduct of Landlord or any Landlord Indemnitee, or (iii) any breach or default by Landlord in the performance of Landlord’s obligations under this Lease, and shall indemnify and defend Tenant and the Tenant Indemnitees from all injuries and damages and the expenses of defending such claims, unless and to the extent such claims, injuries or damages are caused by the negligence or willful misconduct of Tenant, its agents or employees. This indemnity shall survive the expiration or early termination of this Lease.

(c) Notwithstanding anything else in this this Article 8 to the contrary Landlord and Tenant each waive any liability to the other for consequential, exemplary, or punitive damages.

8.3 Landlord’s Interest in Building. Nothing contained in this Lease shall cause any Landlord hereunder to be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Building or landlord’s interest therein. Within five (5) days after request, Tenant shall attorn to any transferee owner of the Building or Landlord’s interest therein and execute, acknowledge and deliver any commercially reasonable document submitted to Tenant confirming such attornment. If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited solely to execution against Landlord’s estate and interest in the Building, including any proceeds from the sale of the Building. No other asset of Landlord, any partner, director, member, officer or trustee of Landlord (each a “Landlord Party”) or any other person or entity shall be available to satisfy or be subject to such judgment, nor shall any such Landlord Party or other person or entity be held to have personal liability for satisfaction of any claim or judgment against Landlord or any such other party.

8.4 Insurance.

(a) Tenant shall not conduct or permit any Invitee to conduct any activity, or place or permit any Invitee to place any equipment or other item in or about the Demised Premises or the Building, which could in any way increase the rate of property insurance or any other insurance on the Building, the Land or the Complex. Landlord hereby represents that the Permitted Use shall not cause any such increase. If any increase in the rate of property insurance or other insurance is due to any activity, equipment or other item of Tenant or any Invitee, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as Additional Rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

(b) Throughout the Lease Term, Tenant shall obtain and maintain:

(i) commercial general liability insurance including coverage for bodily injury including death, personal and advertising injury, property damage, and Products/Completed Operations, providing coverage as broad as the current Insurance Service Office (ISO) occurrence Form CG 00 01 or its equivalent with minimum limits of $5,000,000 per occurrence and $5,000,000.00 in the policy annual aggregate (limits may be obtained through any combination of primary and excess liability policies);

(ii) business interruption insurance with minimum limits not less than the Base Annual Rent then in effect during any Lease Year;

(iii) property insurance, on a replacement cost basis, using the ISO “special causes of loss” form or its equivalent with limits not less than that required to replace all of the Leasehold Improvements installed in the Demised Premises (but only to the extent in excess of typical and usual Building standard type improvements), all other Alterations, and all other contents of the Demised Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and other personal property);

(iv) commercial/business automobile liability insurance covering liability arising out of any auto (including owned, hired, and non-owned autos) with minimum limits of One Million Dollars ($1,000,000.00) combined single limit for each accident;

(v) worker’s compensation insurance providing statutory benefits for the state where the Building is located, and employer’s liability insurance providing minimum limits of One Million Dollars ($1,000,000.00) for each accident, One Million Dollars ($1,000,000.00) disease-each employee and One Million Dollars ($1,000,000.00) disease-policy limit;

(vi) during the performance of any Leasehold Improvements or Alterations, Tenant shall cause all contractors to maintain: (A) worker’s compensation insurance with statutory limits for the state where the Demised Premises is located, and employer’s liability insurance with minimum limits of $500,000.00; (B) Commercial General Liability Insurance including Products/Completed Operations with limits appropriate for the work being performed; and (C) Commercial/Business Auto Liability (if vehicles are brought onto the Building Property) with minimum limits of One Million Dollars ($1,000,000.00) combined single limit per accident. Tenant shall also maintain, or shall cause its contractors to maintain, builder’s risk insurance for the full insurable value of the work and for the value of the contractors’ equipment and tools.

(c) All such insurance, including the insurance required of Tenant’s contractors, shall: (i) be issued by a company that is eligible to do business in the jurisdiction, be written with an insurer having a Best’s Key Rating of at least of A-:VIII, and be acceptable in form and content to Landlord, acting reasonably; (ii) with respect to liability insurance, name Landlord, Vornado/Charles E. Smith L.P., and any other managing agent of the Building, Vornado/Charles E. Smith Management L.L.C., Vornado Realty Trust, and Vornado Realty L.P. (and the respective owners, partners, members, managers, shareholders, officers, directors, employees, and agents of each of the foregoing entities), and the holder of any mortgage (so long as Tenant has been notified thereof in writing), as additional insureds as their interests may appear; (iii) with respect to property insurance, contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss; (iv) with respect to property insurance, provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, Tenant (in the case of Tenant’s contractors’ insurers), and their partners, members, agents, employees, and representatives, in connection with any loss or damage covered by such policy; (v) be primary and non-contributory; (vi) the commercial general liability policies (primary and excess) contain an endorsement for cross liability and severability of interests; and (vii) Tenant shall use commercially reasonable efforts to cause its insurer to provide that Landlord be given thirty (30) days (except ten (10) days for non-payment of premium) prior written notice of cancellation or nonrenewal; provided, however, that Tenant agrees not to permit its insurance to lapse. Notwithstanding the foregoing, Tenant shall provide to Landlord copies of any notice it receives from its insurers or from its contractors’ insurers regarding cancellation or nonrenewal. Tenant and contractor shall replace or restore any cancelled policy prior to the date of cancellation and provide Landlord with acceptable documentation that the coverage is in place. Such policies shall contain commercially reasonable amounts for deductibles or self-insured retention provisions, and, if not, they shall be subject to approval in writing by Landlord, which approval shall not be unreasonably withheld. Tenant shall deliver certificates of insurance evidencing all insurance required herein and copies of all additional insured endorsements to Landlord on or prior to the Commencement Date (or any date prior to the Commencement Date on which Tenant is granted early access to the Demised Premises as provided in Exhibit E) and prior to expiration of any policy thereafter. If Tenant elects to self-insure, Tenant shall provide Landlord with written notice stating Tenant’s intention to self-insure and which coverages it will self-insure. Prior to the start of any work, Tenant shall provide Landlord with copies of certificates of insurance and additional insured endorsements from all contractors. Upon request, Tenant shall provide to Landlord a copy of any insurance policy Tenant is required to carry by this Lease. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. Tenant’s failure to maintain the insurance required herein will result in an Event of Default under the Lease after fifteen (15) days written notice to cure without any additional notice or cure period under Section 12.1 being applicable thereto.

(d) During the Lease Term hereof, Landlord shall, in a manner comparable to other Comparable Buildings in the commercial market where the Building is located, keep in effect (i) commercial property insurance for the full replacement values of the Building (except foundations, footings and hardscape), its fixtures and equipment (other than any items that Tenant insures pursuant to Section 8.4(b), but expressly including Leasehold Improvements up to typical, usual Building standard improvements), and rent loss insurance for a period and amount of not less than one (1) year of gross rental revenues at the Building or as required by any Mortgagee (such commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form which provides “all risk” coverage including coverage for terrorism events, and include replacement cost coverage), and (ii) a policy or policies of commercial general liability insurance, written on an occurrence basis, insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property, in amounts and with coverages not less than the greater of: (a) that required for Tenant; or (b) that determined by Landlord or required by any Mortgagee. Landlord may also carry insurance against such other hazards and in such amounts as may be customarily carried by Landlord or landlords of Comparable Buildings for its protection from time to time.

(e) Self-Insurance. Notwithstanding the foregoing provisions of this Article 8, Tenant shall have the option to maintain self-insurance and/or provide or maintain any insurance required by this Lease under blanket insurance policies maintained by Tenant or its parent company, or provide or maintain insurance through such alternative risk management programs as Tenant, or any parent company of Tenant, may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self-insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in Section 8.4 of this Lease; provided, however, if Tenant is a subsidiary organization, then the provisions hereof shall apply only in conjunction with the insurance programs of its parent company. Any self-insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required of Tenant in this Article 8, including, without limitation, a full waiver of subrogation, as required in Section 8.5 of this Lease. If Tenant elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self-insurance obligation shall survive the expiration or earlier termination of this Lease to the same extent as the insurance required would survive. Under no circumstances shall Landlord or any other party required to be designated as an additional insured be limited in its rights of recovery by any self-insured retention or deductible. The provisions of this Section 8.4(e) shall not be applicable during any time period in which the tangible net worth of Tenant, is less than $50,000,000.00 (exclusive of goodwill) as reasonably determined by Landlord. The self-insurance rights provided herein shall be personal to The Corporate Executive Board Company or to any successor by merger, consolidation, or complete stock purchase of The Corporate Executive Board Company, but shall not be applicable to any other assignee, sub-tenant, or successor of The Corporate Executive Board Company.

8.5 Release and Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property or business (including any deductibles, self-insurance or self-insured retentions) which could be covered by valid and collectible fire (all risk property) insurance with standard “Special Form” coverage (or its equivalent) as required to be obtained and maintained by each party under this Lease, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Landlord and Tenant each agree that any fire and extended coverage insurance policies carried by each of them respectively and covering the Demised Premises, the Building, or their contents will include such a clause or endorsement as long as the same shall be obtainable.

ARTICLE 9

DAMAGE

9.1 Landlord’s Termination Right. If the Demised Premises or Tenant’s access thereto or the Building are totally or partially damaged or destroyed thereby rendering the Demised Premises totally or partially inaccessible or unusable, and if the Lease is not terminated pursuant to this Article 9, then Landlord shall diligently repair and restore the base Building and the Demised Premises to substantially the same condition it was in prior to such damage or destruction; provided, however, that if, based on a written, certified estimate from Landlord’s architect delivered to Tenant within thirty (30) days after casualty, in Landlord’s commercially reasonable judgment such repair and restoration of the base Building and Demised Premises by Landlord cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits) or Tenant’s additional repair and restoration of the Demised Premises cannot be completed within ninety (90) days after Landlord’s substantial completion of the repair and restoration of the base Building and Demised Premises (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord, provided Landlord also terminates the leases of all other similarly situated tenants, shall have the right to terminate this Lease by giving written notice of termination to Tenant within sixty (60) days after the occurrence of such damage or destruction. To the extent that Tenant is required to insure Leasehold Improvements, Alterations, tenant fixtures or other property, under other provisions of this Lease, which Landlord is required to repair after a casualty, Tenant shall cause such insurance proceeds to be paid over to Landlord.

9.2 Tenant’s Termination Right. If, in Landlord’s judgment, the repair and restoration of the base Building and Demised Premises cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction, Landlord shall so notify Tenant. In such event, Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty (30) days after Tenant’s receipt of such notice, as Tenant’s sole remedy in connection therewith; provided, however, that Tenant shall have no right to terminate this Lease if the act or omission of Tenant shall have caused the damage or destruction. In the event that Landlord determines to restore the base Building and Demised Premises and has not completed such restoration within three hundred sixty-five (365) days following the occurrence of such damage or destruction, subject to extension for delays caused by Tenant or for reasons of force majeure, then Tenant shall have the right, provided Tenant is not then in a default for which it had previously received notice from Landlord, upon thirty (30) days prior written notice to Landlord to terminate this Lease. In the event Landlord shall have completed its repair work prior to the date specified by Tenant for termination of this Lease, then this Lease shall not terminate, but continue in full force and effect.

9.3 Rent Apportionment. If, as set forth in the architects notice referenced in Section 9.1 above, this Lease is terminated by Landlord or Tenant pursuant to this Article, then rent shall be apportioned (based on the portion of the Demised Premises which is usable after such damage or destruction) and paid to the date of termination, and Tenant shall have no further rights or remedies against Landlord on account of such termination. If this Lease is not terminated as a result of such damage or destruction, then until Landlord’s restoration work to be performed hereunder is substantially complete, Tenant shall be required to pay rent only for the portion of the Demised Premises that is usable while such repair and restoration are being made based on the ratio that the rentable area in the Demised Premises that is usable area bears to the total rentable area in the Demised Premises; provided, however, that if such damage or destruction was caused by the act or omission of Tenant, then Tenant shall not be entitled to any such rent reduction. After receipt of all insurance proceeds for Landlord’s work to be performed hereunder, Landlord shall proceed with and bear the expenses of such repair and restoration of the base Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant, then Tenant shall pay Landlord’s deductible (and Tenant shall not be entitled to any rent abatement in connection with such damage or destruction, as set forth in the immediately preceding sentence, unless Landlord actually recovers damages for lost rents from its insurance carriers), (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required, and Tenant shall be required to proceed with due diligence, to repair or restore (or pay Landlord to do so) all of the original tenant improvements installed in the Demised Premises above Building standard levels of improvements, as well as any decorations, alterations or improvements to the Demised Premises previously made by or at the expense of Tenant, and Tenant’s trade fixtures, furnishings, equipment and other personal property. For a reasonable period as determined by Landlord, not to exceed ninety (90) days from the date Landlord’s restoration work is substantially completed, Tenant shall be entitled to a rent abatement during Tenant’s restoration of and solely for the portion of the Demised Premises rendered unusable by such damage or destruction, but only so long as Landlord receives an offsetting payment under its rent loss coverage, and further provided that such damage or destruction was not caused by the gross negligence or willful misconduct of Tenant.

9.4 Additional Landlord Rights. Notwithstanding anything herein to the contrary, in addition to Landlord’s right to terminate this Lease pursuant to Section 9.1 above, Landlord also shall have the right to terminate this Lease if (a) the estimated cost of restoration, as determined by Landlord or its architect, exceeds the amount of insurance proceeds available to Landlord for such restoration (not including deductibles), or the casualty damage was not caused by an insured event (which carve out only applies if Landlord obtained and maintained the insurance that had been required hereby), (b) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (c) the Building is damaged by fire or casualty (whether or not the Demised Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building; provided, however, that Landlord also terminates the lease of all other similarly situated tenants in the Building.

9.5 Tenant’s Sole Remedies. Notwithstanding anything to the contrary contained in this Lease, the conditional abatement and termination rights provided to Tenant in this Article 9 are Tenant’s sole remedies in connection with any casualty damage and the repair and restoration of the Demised Premises and the Building in connection therewith.

9.6 Casualty Near Expiration of Lease Term. In addition to any other right of Landlord or Tenant to terminate this Lease pursuant to the provisions of this Article 9, in the event the Demised Premises are damaged in whole or in part by fire or other casualty during the last twelve (12) months of the Lease Term, then either Landlord or Tenant, upon ten (10) days prior written notice to the other party given within sixty (60) days of the date of the fire or casualty, may terminate this Lease, in which case the Base Annual Rent and Additional Rent shall be apportioned and paid to the date of said fire or other casualty.

ARTICLE 10

CONDEMNATION

10.1 Extent of Taking. If twenty percent (20%) or more of the Demised Premises or Garage (but only if Landlord cannot provide Tenant’s parking rights in the Garage or elsewhere in the Complex) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than twenty percent (20%) of the Demised Premises is condemned, then this Lease shall continue in full force and effect as to the part of the Demised Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Demised Premises so condemned. In such event, Landlord shall restore the Demised Premises to an architecturally complete unit at Landlord’s sole cost. Notwithstanding anything herein to the contrary, (i) if a substantial portion, as determined by Landlord, of the Land or the Building is condemned, then whether or not any portion of the Demised Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority and (ii) if access to the Demised Premises is materially adversely affected as a result of condemnation, then Tenant shall have the right to terminate this Lease as of the date title vests in such authority.

10.2 Condemnation Award. All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Demised Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Demised Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE 11

BANKRUPTCY

11.1 Events of Bankruptcy. Each of the following shall be an “Event of Bankruptcy” under this Lease:

(a) Tenant or any guarantor becoming insolvent, as that term is defined in Title 11 of the United States Code, 11 U.S.C. Sec. 101 et. seq. or any successor or supplemental provisions of the United States Code (“Bankruptcy Code”) or under the insolvency laws of any state, district, commonwealth or territory of the United States (“Insolvency Laws”);

(b) The appointment of a receiver or custodian for any or all of Tenant’s or any guarantor’s property or assets, or the institution of a foreclosure action upon any of Tenant’s or any guarantor’s real or personal property;

(c) The filing by Tenant or any guarantor of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

(d) The filing of an involuntary petition against Tenant or any guarantor as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within sixty (60) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or

(e) Tenant or any guarantor making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

11.2 Landlord’s Rights and Remedies.

(a) Unless otherwise prohibited by the Bankruptcy Code, upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Article 12 (including without limitation, the right to terminate this Lease) and shall have the right to reimbursement for all attorneys’ fees and disbursements incurred by Landlord in any bankruptcy proceeding.

(b) Intentionally Deleted

(c) In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord and Tenant agree that due to the unique nature of the Demised Premises, adequate assurance of future performance pursuant to section 365 of the Bankruptcy Code shall include, but not be limited to: (i) Tenant must pay (and continue to pay on a timely basis throughout the Lease Term) Base Annual Rent, Additional Rent and all other sums payable by Tenant hereunder in advance and as a condition precedent to the performance of Landlord’s obligations hereunder; (ii) Trustee must pay to Landlord at the time the next monthly installment of Base Annual Rent is due under this Lease, in addition to such installment of Base Annual Rent and Additional Rent, an amount equal to the monthly installments of Base Annual Rent and Additional Rent due under this Lease for the next six (6) months under this Lease, said amount to be held by Landlord in escrow, without interest, until either Trustee or Tenant defaults in its payment of rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to Trustee or Tenant); (iii) the Trustee must agree that Tenant’s business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on or about the Demised Premises, the Building, the Land or the Complex; (iv) the Trustee must agree that the use of the Demised Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; (v) the Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Building or the Complex; and (vi) Tenant or Trustee must agree to pay to Landlord at any time Landlord is authorized to and does draw on the escrow account the amount necessary to restore such escrow account to the original level required by Section 11.2(c)(ii).

ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Events of Default. In addition to any occurrence designated as an Event of Default elsewhere in this Lease, each of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a) Tenant’s failure to make when due any payment of Base Annual Rent, Additional Rent or other sum required under this Lease; provided, however, that (i) with respect to The Corporate Executive Board Company or any Permitted Transferee of the Corporate Executive Board Company (“CEB”) the same shall not constitute an Event of Default unless such failure continues for ten (10) days after written notice from Landlord; and (ii) with respect to any other assignee tenant to CEB then in the case of the first two (2) failures in any twelve (12) month period, the same shall not constitute an Event of Default unless such failure continues for ten (10) days after written notice from Landlord;

(b) Tenant’s failure to perform or observe any other covenant or condition of this Lease not otherwise specifically described in this Section 12.1, which failure continues for twenty (20) days after Landlord delivers written notice thereof to Tenant (or if such other default is of such a nature that it cannot be completely cured within said twenty (20) days, if Tenant fails to commence to cure within said twenty (20) days and thereafter proceed with reasonable diligence and in good faith to complete the cure).

(c) An Environmental Default as specified in Section 16.3, subject to the rights to notice and cure provided in Section 12.1(b); or

(d) Any sublease, assignment, transfer, mortgage or other encumbrance of the Demised Premises or this Lease not permitted by Article 4, subject to the rights to notice and cure provided in Section 12.1(b).

12.2 Damages. If there shall be an Event of Default, Landlord shall have the right, at its sole option, to terminate this Lease and, in addition, may re-enter and take possession of the Demised Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Demised Premises or terminate this Lease. If necessary, Landlord may recover possession of the Demised Premises by legal proceedings. If Landlord elects to terminate Tenant’s right of possession, in lieu of terminating the Lease, Tenant nevertheless shall remain liable for all Base Annual Rent, Additional Rent and other sums specified herein, without any further obligation of performance on the part of Landlord. Landlord may relet the Demised Premises or any part thereof, but Tenant’s obligations hereunder shall not be diminished by reason of, any failure by Landlord to relet all or any portion of the Demised Premises. If Tenant is in an Event of Default under this Lease and has vacated the Demised Premises, and if Landlord has terminated this Lease or Tenant’s right of possession as a result of such an Event of Default, then Landlord shall thereafter use reasonable efforts to relet the Demised Premises; provided, however, that Tenant understands and agrees that Landlord’s main priority will be the leasing of other space in the Building and in the Complex controlled by Landlord or any affiliate of Landlord (and not then leased by Landlord or such affiliate), and the reletting of the Demised Premises will be of lower priority. In no event shall Landlord be required to relet the Demised Premises: (i) before leasing similar vacant space in the Building; (ii) for a rental less than the then-current fair market rental value for office space in the Building; or (iii) to any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Demised Premises in a first-class manner.

12.3 Remedies.

(a) In case of an Event of Default by Tenant under this Lease, Tenant shall be liable for all Base Annual Rent, Additional Rent, damages and other sums which may have been due or sustained prior to such Event of Default, and for all costs, fees and expenses incurred by Landlord in recovering possession of the Demised Premises and in reletting the Demised Premises to others (including, but not limited to, attorneys’ fees, court costs, brokerage and advertising fees, expenses incurred in enforcing any of Tenant’s obligations under the Lease) plus all other damages suffered or incurred by Landlord on account of an Event of Default by Tenant.

(b) Tenant also shall be liable for additional damages in an amount equal to (A) the Base Annual Rent, Additional Rent and other sums due or which would have become due from the date of Tenant’s default through the remainder of the Lease Term, plus (B) all expenses (including but not limited to broker, advertising and attorneys’ fees) incurred in connection with the reletting of the Demised Premises, less (C) amounts, if any, which Landlord receives from others to whom the Demised Premises may be rented. With respect to damages based upon Landlord’s reletting costs as provided in the foregoing sentence, and in Section 12.3(a) above, in the event Landlord shall have relet the Demised Premises for a term in excess of the remaining Lease term, then such reletting coast shall be pro-rated such that Tenant shall be responsible only for its pro-rata share of such reletting costs based on the ratio of the new lease term to the remaining Lease Term. Such damages may be collected, at Landlord’s option, through (i) separate suits, which may be brought from time to time to collect damages for any past month(s) (and any such separate suit shall not prejudice the right of Landlord to collect damages for any subsequent month(s)), or (ii) Landlord may defer initiating suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights, and Landlord’s cause of action for all amounts due shall be deemed not to have accrued until the expiration of the Lease Term). If Landlord elects to bring suits from time to time prior to reletting the Demised Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any sums that may be projected to be received by Landlord upon reletting of the Demised Premises. In the event Landlord shall have terminated this Lease, and declared the entire balance of Base Annual Rent, Additional Rent and other sums due under this Lease immediately due and payable, then in lieu of the Base Annual Rent and Additional Rent which would have been payable for the period after the date of any judgment obtained in any action by Landlord against Tenant to recover damages, Tenant shall pay a sum representing liquidated damages, and not penalty, in an amount equal to the excess of (i) the sum of the Base Annual Rent and Additional Rent provided for in this Lease for the unexpired portion of the Lease Term after the date of judgment discounted at a rate of three percent (3%) per annum to present value, over (ii) the rental value of the Demised Premises, at the time of termination of this Lease, for the unexpired portion of the Lease Term, discounted at a rate of three percent (3%) per annum to present value. In the event Tenant shall have paid to Landlord liquidated damages in accordance with the terms of the preceding sentence, Tenant shall have no further obligation to Landlord for Base Annual Rent, or for Additional Rent based on Tenant’s Real Estate Percentage and Operating Expense Percentage, which would have accrued for time periods during the Lease Term subsequent to such payment of liquidated damages. In determining the rental value of the Demised Premises, the rent realized by any reletting accomplished or accepted by Landlord within a reasonable time after termination of this Lease, shall be deemed, prima facie, to be the rental value

12.4 Extra Rent. In the event Landlord relets the Demised Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply any sums generated or projected to be generated by such other premises or in the period extending beyond the scheduled expiration of the Lease Term (collectively, the “Extra Rent”) against Landlord’s damages.

12.5 Additional Rights.

(a) Tenant hereby expressly waives, for itself and all persons claiming through it, any right of redemption, re-entry or restoration of the operation of this Lease.

(b) All rights and remedies of Landlord or Tenant set forth in this Lease are cumulative and are in addition to all other rights and remedies available to Landlord at law or in equity. No delay or failure by Landlord to exercise or enforce any rights or remedies shall constitute a waiver of any such rights or remedies. Neither Landlord nor Tenant shall be deemed to have waived any default or Event of Default by Tenant or Landlord unless such waiver expressly is set forth in a written instrument signed by Landlord.

(c) In the event of a breach by Tenant of any of the covenants or provisions of this Lease, Landlord shall have the right to invoke any remedy allowed at law or in equity, and, in such event, but subject to Section 18.25, Landlord shall be entitled to recover from Tenant any and all reasonable expenses as Landlord may incur, including all costs and reasonable attorneys’ fees.

(d) As may be expressly set forth elsewhere in this Lease, (i) the obligation by Landlord to perform certain acts or make certain payments to Tenant; (ii) certain options available to Tenant; and (iii) the commencement of the term of the lease for certain expansion space or of a renewal term, may be conditioned upon the existence of no default or Event of default by Tenant at the time any such performance by Landlord is required, at the time Tenant is permitted to exercise such certain options, or at the time the term of lease as to such expansion space or a renewal term commences. In the event that an event has occurred that would be a default or Event of Default if not cured within the applicable notice and cure period set forth in Section 12.1 above, then Tenant shall not immediately lose the right to any such performance by Landlord or the right to the benefit of any such right or such option or the right to the commencement of any such expansion space or renewal term; however, such rights shall be suspended during the pendency of any such cure period as set forth in Section 12.1 above and if Tenant shall properly and timely cure such default or Event of Default with the time specified for curing such default, then Tenant shall have the right to such performance by Landlord and the benefit of such options upon such cure. However, in the event Tenant fails to properly cure such default within the time specified in Section 12.1 to cure such default, then Tenant shall have no further right to such performance by Landlord or to the benefit of such options. Unless specifically stated elsewhere in this Lease to the contrary or specifically addressed in the foregoing provisions of this Section 12.5(d), then in any other case in this Lease where Tenant loses any right under this Lease due to being in default of any of the terms or conditions of this Lease, such right shall merely be tolled in the manner provided in this Section 12.5(d) pending timely cure of any such default.

12.6 Landlord’s Right to Cure. Subject to the rights to notice and cure provided in Section 12.1(b) (except in an emergency), if Tenant fails to make any payment to any third party (which third party might have the right to place a lien upon the Building or Land upon non-payment, or which might otherwise have a cause of action against Landlord for non-payment) or to do any act herein required to be made or done by Tenant, then following notice to Tenant (except in an emergency), Landlord may, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at the Default Rate from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent due hereunder.

12.7 Tenant’s Personalty. If Tenant vacates the Demised Premises any property that Tenant leaves at the Demised Premises shall be deemed to have been abandoned. Landlord may, without liability to Tenant, dispose of such property or retain it, as Landlord sees fit in its sole discretion, all at Tenant’s sole cost and expense. The proceeds of any public or private sale of Tenant’s Property shall be applied by Landlord against (a) the expenses of Landlord for removal, storage or sale of the property; (b) the arrears of Base Annual Rent, Additional Rent or other sums payable under this Lease, if any; and (c) any other damages to which Landlord may be entitled.

12.8 Waiver of Landlord’s Lien. Landlord hereby and forever waives any security interest it may have in and to Tenant’s personal property, whether created by contract, statute, or otherwise.

ARTICLE 13

SUBORDINATION

13.1 Subordination.

(a) Provided that any future mortgagee or ground lessor shall have signed with Tenant a subordination, non-disturbance , attornment agreement in accordance with the provisions of Sections 13.1 (b), 13.2, 13.3, and 13.4 below, then this Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Building, the Land or Landlord’s leasehold interests therein (collectively, “mortgages”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of any mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such mortgage and Tenant shall execute, acknowledge and deliver all documents required by such holder in confirmation thereof. Provided, however, that if a subordination, non-disturbance, and attornment agreement which qualifies with the terms of this Section 13.1 is not signed and delivered due to the failure or refusal of Tenant to sign any such document, then Tenant shall not have the protections granted in this Section 13.1 and in the first clause of Section 13.2, and this Lease shall be subordinate to the lien such mortgage.

(b) Landlord hereby represents that there is no mortgage affecting the Land as of the date hereof. However and not withstanding any provision contained in this Lease to the contrary, Landlord shall use commercially reasonable efforts to cause any future mortgagee or any future lessor under any ground lease to execute and deliver to Tenant a subordination, non-disturbance and attornment agreement on such mortgagee’s commercially reasonable standard form which shall not affect in any material respect the rights of Tenant or increase the obligations of Tenant in any material respect beyond those contained in the Exemplar Lender Nondisturbance Agreement (attached to this Lease as Exhibit H) and this Lease (“Future Nondisturbance Agreements”). Collectively, the Exemplar Lender Nondisturbance Agreement and Future Nondisturbance Agreements shall be known herein as the “Nondisturbance Agreements.” To the extent any of such fully executed Nondisturbance Agreements have terms which are inconsistent with the terms of this Article 13, then the terms of such agreement shall prevail. Tenant, from time to time, shall execute and deliver to Landlord a Future Nondisturbance Agreement within ten (10) business days after such Future Nondisturbance Agreement has been delivered to Tenant in the form required hereunder; provided, however, that if any Future Nondisturbance Agreement contains factual certifications by Tenant, Tenant shall have the right to modify such certifications to conform to the then existing facts. At Tenant’s sole cost, Tenant may record among the land records of the District of Columbia each Nondisturbance Agreement executed by Tenant, Landlord and the applicable mortgagee, provided Tenant promptly delivers evidence of such recordation to Landlord.

13.2 Attornment. Tenant’s obligations pursuant to this Section 13.2 to attorn to any future mortgagee (or purchaser at foreclosure or similar successor stepping into the mortgagee’s position) shall be subject to receipt of a Non-disturbance, Agreement from any such future mortgagee in the same manner as provided for subordination of this Lease in Section 13.1 (and subject to the provisions of the final sentence of Section 13.1(a)). Subject to the foregoing sentence, Tenant shall, within twenty (20) days after Landlord’s request, execute any requisite or appropriate document confirming the foregoing subordination, except in the case of a Future Non-Disturbance Agreement in which case the time limit shall be ten (10) business days. If Tenant fails to execute such document within such twenty (20) day period, and such failure continues for five (5) business days following a second notice from Landlord (which notice prominently states in all capital letters on the first page of such notice that failure to act shall result in damage payments set forth in Section 13.2 of the Lease), then Tenant shall pay to Landlord as Additional Rent a fee in the amount of Two Hundred Fifty Dollars ($250.00) per day for each day following the expiration of such five (5) business day period until Tenant so executes and delivers to Landlord all such requested documents. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage encumbering the Building, if requested to do so by such purchaser, Tenant shall attorn to the purchaser at such foreclosure sale and shall recognize such purchaser as the landlord under this Lease. Tenant agrees that upon any such attornment, such purchaser shall not (a) be bound by any payment of the Base Annual Rent or Additional Rent more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such transferee, (b) be bound by any amendment of this Lease made without the consent of the holder of each mortgage existing as of the date of such amendment (if consent is required under the instruments evidencing or securing such mortgage) (other than amendments of this Lease that simply evidence a right or obligation of Tenant provided under the terms of this Lease, such as the rights provided in Articles 19, 20, 21, and 22, (c) be liable for damages for any breach, act or omission of any prior landlord except for acts or omissions of a continuing nature, as to which such purchaser shall be liable only for damages first arising after attornment; provided that, except as otherwise provided in any subordination, non-disturbance agreement agreed to by the holder of such mortgage, such purchaser shall not be liable for any landlord obligations to complete construction of the Building or the Demised Premises, to fund allowances (except for the Landlord’s Contribution, which a successor landlord may agree to fund via rent offset); or (d) be subject to any offsets or defenses which Tenant might have against any prior landlord unless it is an express right granted under this Lease. Within ten (10) business days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

13.3 Mortgagee Requirements. Tenant, at its sole cost and expense, shall comply with all reasonable notices of any mortgagee with respect to all matters of use, occupancy, condition or maintenance of the Demised Premises, including without limitation, any notice directing Tenant to pay all Base Annual Rent and Additional Rent directly to such mortgagee, provided the same shall not unreasonably interfere with the conduct of Tenant’s business or materially limit or affect the rights of the parties under this Lease. If any prospective or current holder of a mortgage requires that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of the Demised Premises as herein permitted, (c) do not increase the rent and other sums to be paid by Tenant, and (d) do not decrease Tenant’s rights or increase Tenant’s obligations under this Lease as determined by using the standard of a reasonably prudent Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within five (5) days after Tenant’s receipt thereof.

13.4 Notice to Mortgagees. If (a) the Building or the Land, or both, are at any time subject to a mortgage, (b) this Lease and the rent payable hereunder are assigned to the holder of the mortgage, and (c) Tenant is given the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease for any default on the part of Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to the holder of such mortgage, specifying the default in reasonable detail, and affording such holder a reasonable opportunity to make performance, at its election, for and on behalf of Landlord, except that (x) such holder shall have at least thirty (30) days to cure the default; (y) if such default cannot be cured with reasonable diligence and continuity within thirty (30) days, such holder shall have any additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity so long as such holder commences to cure within such thirty (30) day period and thereafter prosecutes such cure to completion with commercially reasonably diligence; and (z) if the default cannot reasonably be cured without such holder having obtained possession of the Building or the

Complex, such holder shall have such additional time as may be reasonably necessary under the circumstances to obtain possession of the Building or the Complex and thereafter to cure the default with reasonable diligence and continuity. If more than one such holder makes a written request to Landlord to cure the default, the holder making the request whose lien is the most senior shall have such right.

13.5 Estoppel Certificates. At any time and from time to time (but not more frequently than once per year or unless required in connection with the refinancing or sale of the Building), upon not less than twenty (20) days’ prior written notice, Tenant shall execute acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) Intentionally Omitted; (f) that Tenant has accepted the Demised Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord or any mortgagee may reasonably request. Any such statement may be relied upon by any owner of the Building, the Land and Complex, any prospective purchaser of the Building or the Land or the Complex, any holder or prospective holder of a mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements. If Tenant fails to execute such statement requested by Landlord within such twenty (20) day period, and such failure continues for five (5) business days following a second notice from Landlord (which notice prominently states in all capital letters on the first page of such notice that failure to act shall result in damage payments set forth in Section 13.5 of the Lease) then Tenant shall pay to Landlord as Additional Rent a fee in the amount of Two Hundred Fifty Dollars ($250.00) per day for each day following the expiration of such twenty (20) day period until Tenant so executes and delivers to Landlord such requested statement. If any such statement is not delivered timely by Tenant, then all matters contained in such statement shall be deemed true and accurate.

ARTICLE 14

TENANT’S HOLDOVER

If Tenant (or anyone claiming through Tenant) does not immediately surrender the Demised Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent payable by Tenant hereunder shall be increased to equal the sum of (a) the following percentages of the Base Annual Rent that would have been payable pursuant to the provisions of the Lease if the Lease Term had continued during such holdover period: one hundred twenty-five percent (125%) during the first month of such holdover, one hundred fifty percent (150%) during the second month of such holdover, and two hundred percent (200%) for each month thereafter; plus (b) one hundred percent (100%) of the Additional Rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Demised Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto. Notwithstanding the foregoing or anything contained herein to the contrary, if Tenant notifies Landlord in writing not less than six (6) months prior to the last day of the Term that Tenant intends to hold over in the Demised Premises, Tenant shall be permitted to hold over in occupancy of the Demised Premises for a period up to, but not exceeding, two (2) months following expiration of the Lease Term specified in Tenant’s notice, provide Tenant pays Annual Base Rent and Additional Rent to Landlord in advance on the first day of each month of such holdover period at the monthly rate as of the last day of the Term. In such event, the holdover rate at 200% set forth above shall commence upon expiration of such 2-month period.

ARTICLE 15

SECURITY DEPOSIT

15.1 Security Deposit. Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount (as defined in Section 1.2(l)) as a security deposit which shall be security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account. Except as may be required by law, Tenant shall not be entitled to interest on the security deposit. Subject to Section 15.2, below, within approximately forty-five (45) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Demised Premises (or within such shorter period, if any, as required by the jurisdiction in which the Building is located), Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall be entitled pursuant to the terms hereof to have appropriated to satisfy any of Tenant’s obligations, or any default by Tenant, under this Lease. If there shall be any Event of Default under this Lease by Tenant, then Landlord shall have the right, but shall not be obligated, to use, apply or retain such portion of the security deposit as needed for the payment of any (a) Base Annual Rent, Additional Rent or any other sum as to which Tenant is in Event of Default, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of Tenant’s Event of Default (including, but not limited to, any damage or deficiency arising in connection with the reletting of the Demised Premises). If the security deposit is in the form of cash and if any portion of the security deposit is so used or applied, then within three (3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant’s failure to do so shall constitute an Event of Default under this Lease. The Security Deposit Amount shall be deemed Additional Rent and all remedies, including but not limited to possession of the Demised Premises, available to Landlord with respect to Additional Rent shall be applicable to the security deposit amount. Notwithstanding anything to the contrary contained in this Lease, the full or partial return by Landlord to Tenant of the security deposit shall at no time be deemed to constitute a waiver by Landlord of any of Tenant’s obligations under this Lease, or an acknowledgment by Landlord that any such obligations are limited to the amount, if any, of the security deposit retained by Landlord.

15.2 (a) Notwithstanding anything to the contrary in Section 15.1 of this Lease, the amount stipulated above as a security deposit shall be in the form of an irrevocable and unconditional letter of credit from a bank reasonably satisfactory to Landlord (Landlord hereby pre-approves Bank of America as the initial issuer) and in either the form attached hereto as Exhibit I, or, if the issuer of the letter of credit is not Bank of America, then in a form which does not materially differ from the form attached hereto as Exhibit I (as determined by Landlord). If the letter of credit would expire during the Lease Term, Tenant shall replace the letter of credit at least thirty (30) days prior to its expiration. If Tenant has not, at least thirty (30) days prior to the expiration of the letter of credit, delivered a replacement letter of credit having an expiration date at least six months later, Landlord may convert any letter of credit then held by Landlord into a cash deposit in the full amount thereof. In the event that Tenant’s Security Deposit is reduced to cash as stated in the foregoing sentence, then Tenant shall have the right to deliver to Landlord a replacement letter of credit, and in such event Landlord agrees to return the cash Security Deposit to Tenant. If Tenant is in an Event of Default, then the letter of credit may at Landlord’s option be converted into a cash deposit and applied to sums due Landlord, provided, however, Landlord shall only be entitled to convert portions of the letter of credit necessary to reimburse Landlord for such sums as Landlord is entitled to be reimbursed for pursuant to Section 15.1. In the event the bank which has issued the letter of credit (A) long term unsecured debt drops below Aa3 under Moody’s rating system and AA- under Standard & Poors rating system (or the equivalent rating under such other rating system as is reasonably acceptable to Landlord), (B) becomes insolvent, and/or (C) fails to cash the letter of credit within three business days after presentation by Landlord in accordance with the terms of the letter of credit (including all supporting documents which Landlord is lawfully required to provide); then Landlord shall have the option to require Tenant to immediately supply a new letter of credit from another bank reasonably satisfactory to Landlord (without waiving any other rights and remedies Landlord may have under the Lease, at law, or in equity upon an Event of Default by Tenant). Failure by Tenant to deliver a substitute letter of credit or provide another form of security deposit (e.g., cash) acceptable to Landlord within five (5) business days following written demand by Landlord shall be a non-curable default of this Lease. An issuing bank shall be deemed insolvent if it shall have been taken over (meaning under the control of) by any governmental regulatory authority with jurisdiction to do so, if it shall file for bankruptcy protection (including appointment of a receiver), or if a majority of its branches fail to open for regular business upon any day it is required by law to be open for business. If Tenant is not in default and the pre-conditions set forth in Article 15.1 are met, any letter of credit then held by Landlord shall be cancelled within thirty (30) days after the expiration or earlier termination of this Lease.

(b) Provided Tenant is not in an Event of Default, and has not been in an Event of Default at any time within twenty-four (24) months prior thereto (this requirement is not subject to the provisions of Section 12.5), then:

(i) At the end of the Fifth (5th) Lease Year, the required minimum amount of the letter of credit shall be reduced to Six Hundred Sixty-Six Thousand, Six Hundred Sixty-Six and 67/100 Dollars ($666,666.67); and

(ii) Tenant may replace the then-current letter of credit with a new letter of credit (or an amended letter of credit in the reduced required minimum amount).

15.3 Transfer of Security Deposit. If Landlord transfers the security deposit to any purchaser or other transferee of Landlord’s interest in the Building who assumes all of Landlord’s liabilities and obligations with respect thereto in writing, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit. Tenant acknowledges that the holder of any mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit. Tenant shall not pledge, mortgage, assign or transfer the security deposit or any interest therein.

ARTICLE 16

TENANT’S RESPONSIBILITIES REGARDING HAZARDOUS SUBSTANCES

16.1 Hazardous Substances.

(a) During the Lease Term, Tenant shall not cause or permit any Hazardous Substances to be generated, used, released, stored or disposed of in or about the Building, the Land, or the Complex, provided that Tenant may use reasonable quantities of standard cleaning materials and office supplies as may be reasonably necessary for Tenant to conduct normal general office use operations in the Demised Premises, provided the same are used, handled, stored and disposed of in accordance with all Environmental Laws. Tenant shall have no responsibility for the removal or remediation of Hazardous Substances (including Remaining ACM), which were in the Leased Premises on the Commencement Date (except as provided in Section 16.4) or which did not come into the Demised Premises through the fault or neglect of Tenant or Tenant’s employees, contractors, agents, or invitees. “Hazardous Substances” includes substances that are defined as hazardous under 42 USCA §§ 9601 – 9675 as well as petroleum in any form (including asbestos and asbestos containing materials “ACM”). “Environmental Laws” means any present and future Laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions; any violation of Tenant’s obligation pursuant to this Article 16 shall be deemed an “Environmental Default”.

(b) Tenant agrees that it is and shall be fully responsible for all costs, expenses, damages, or liabilities which Landlord may incur from Tenant’s use, storage, disposal, release, spill, or discharge of Hazardous Substances whether or not the same may be permitted by this Lease, but subject to Section 16.4. Tenant shall defend, indemnify and hold harmless Landlord and Landlord Indemnitees from and against any claims, demands, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses), arising out of or in any way related to the use, storage, disposal, release, discharge or spill of any Hazardous Substances by Tenant or its agents, contractors, employees or invitees, or the violation of any Environmental Laws by Tenant, its agents, employees, contractors or invitees. Notwithstanding anything contained herein to the contrary, Tenant shall not be liable for nor otherwise be obligated to Landlord under any provision of this Lease with respect to (i) any claim (including, without limitation, third party claims), remediation obligation, investigation obligation, liability, cause of action, attorneys’ fees, consultants’ costs, expense or damage resulting from any Hazardous Substances present in, on or about the Demised Premises to the extent not caused or otherwise permitted by Tenant or Tenant’s agents, employees, or contractors’, or (ii) the removal, investigation, monitoring or remediation of any Hazardous Substances present in, on or about the Demised Premises caused by any source, including third parties, other than Tenant or any of Tenant’s agents, employees, contractors, or invitees or as a result of or in connection with the acts or omissions of persons other than Tenant or Tenant’s agents, employees, contractors, or invitees. Notwithstanding the foregoing or anything contained herein to the contrary, Tenant shall have no responsibility for the removal or remediation of Hazardous Substances which were in the Demised Premises on the Commencement Date (subject to the provisions of Section 16.4). Tenant’s obligations under this Article 16 shall survive the expiration or earlier termination of this Lease.

16.2 Landlord’s Representation. Landlord represents that, to its actual knowledge based on that of Joan Berman (Senior Vice-President for Management Services of Vornado/Charles E. Smith L.P.), as of the date hereof, Landlord is not in receipt of any notice of violation regarding Hazardous Substances that affects the Demised Premises or the Building and is not aware of any Hazardous Substances in the Building which are not referenced in the Hazardous Materials Inspection of Rosslyn Plaza (et al.) by EMCOR Facilities Services dated March 31, 2005, a copy of which has been delivered to Tenant; which copy shall be kept confidential by Tenant in the same manner and under the same terms as the Landlord’s O&M Plan pursuant to Section 16.4(a). Landlord agrees not to use, dispose, store or generate any Hazardous Substances in violation of any Laws in the Building, including Common Areas, and in the event such Laws require Landlord to remove or otherwise remedy the existence of any Hazardous Substances discovered in the Building, including the Common Areas, Landlord agrees to remove or remedy the same (subject to Tenant’s obligations set forth in Sections 16.1(b) and 16.4). Landlord shall, as part of Landlord’s Work (as defined in Exhibit E) as described in Exhibit E, (i) remove any existing ACM; provided, however, Landlord may encapsulate, in lieu of removal, only that ACM (the “Remaining ACM”) which are described with particularity and located with precision in the diagram set forth on Exhibit E-4 (the “Diagram”), pursuant to a plan of remediation and encapsulation that complies with all Laws and (ii) remove any other Hazardous Substances it finds in the Building in the manner described in Exhibit E, prior to the Commencement Date. If Landlord discovers Hazardous Substances in addition to Remaining ACM, Landlord shall promptly notify Tenant of same in writing, including the description of the Hazardous Substance, its condition, and its location, and Landlord’s plans (including timing) for removal. Landlord shall be responsible for causing the Common Areas of the Building to remain in compliance with all applicable Environmental Laws (subject to Tenant’s obligations pursuant to Sections 16.1, 16.3, and 16.4 or as otherwise specifically set forth in another provision of this Lease). Landlord shall indemnify and hold the Tenant and its successors and assigns harmless, and take appropriate remedial action in the event of a breach of any portion of the foregoing representations and covenants by Landlord. Landlord agrees to indemnify and save Tenant harmless against any losses, damages, costs, liabilities and claims suffered by Tenant in connection with a breach of Landlord of its obligations and representations set forth in this Section 16, except to the extent such losses, damages, costs, liabilities and claims are caused by Tenant’s acts or omissions (it being agreed that so long as Tenant complies with the provisions of Section 16.4 in connection with the use and operation of the Demised Premises, release of ACM in the Demised Premises by itself shall not constitute negligence). Upon completion of the Landlord’s Work (as defined in Exhibit E), Landlord shall obtain a clearance letter from Landlord’s environmental consultant which will include the results of all post abatement air-clearance sampling for any containments or regulated areas established for asbestos removal and provide a copy to Tenant, along with copies of any updates thereto.

16.3 Affirmative Obligations. In addition to the foregoing, Tenant shall give Landlord immediate verbal and follow-up written notice of (i) any actual or threatened Environmental Default; (ii) a release, spill or discharge of any Hazardous Substances on or from the Demised Premises, the Land or the Building (if Tenant knows of such release, spill, or discharge); or (iii) of an environmental condition known to Tenant requiring responsive action. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Demised Premises, to supervise and approve any actions taken to address the Environmental Default, and, if Tenant fails to immediately address same to Landlord’s satisfaction, to perform, at Tenant’s sole cost and expense, any lawful action necessary to address same.

16.4 Asbestos Containing Materials.

(a) As is typical of buildings of comparable age, the Building contains certain ACM. After completion of the Landlord’s Work as set forth in Exhibit E, the only ACM remaining in the Building and known to Landlord shall be the Remaining ACM as shown on the Diagram. Landlord agrees to comply with and to provide to Tenant a copy of the Operations and Maintenance Plan (“O&M Plan”) for the Building with respect to Remaining ACM, and to provide Tenant with copies of any updates to the O&M Plan. Tenant agrees to keep the contents of the O&M Plan confidential in the same manner as for Confidential Information under the provisions of Section 2.2(g)(i) (and to sign a reasonable and customary confidentiality agreement to that effect if required by Landlord that accurately reflects the confidentiality obligations set forth herein, without more); provided that Tenant may disclose the contents of the O&M Plan under conditions of confidentiality to contractors of Tenant in order to comply with the provisions of this Article 16, and to such persons as Confidential Information may be disclosed to pursuant to Section 2.2(g)(i) (provided that such contractors sign a reasonable and customary confidentiality agreement that accurately reflects the confidentiality obligations set forth herein, without more). Notwithstanding the foregoing, the contents of the O&M Plan are not subject to the exclusions from the definition of Confidential Information set forth in Section 2.2(g) (i) (b)-(c). Tenant shall give the Landlord prior written notice before doing any work in the Demised Premises which might disturb Remaining ACM as shown on the Diagram. Tenant shall not, nor shall Tenant permit others to, commence or conduct any activities (including but not limited to alterations, installations, changes, replacements, repairs, additions, improvements, renovations or redecorating) in any manner which will disturb Remaining ACM except as hereinafter provided. Tenant shall coordinate all such activities with Landlord pursuant to Section 16 of this Lease. All such activities to be performed by or for Tenant shall be done by a licensed contractor using licensed individuals, all of whom shall be qualified to perform such work, and all such work shall be in compliance with all federal, state and local laws and regulations and the O&M Plan. Prior to commencing any work which may disturb Remaining ACM, Tenant shall notify all of its employees, agents, contractors, guests, invitees and visitors of such work. Any violation by Tenant of the provisions of this Section 16.4 shall be an Environmental Default and subject to Tenant’s indemnification obligations under Section 16.1(b).

(b) Hanging Pictures. The penetration of the sheetrock on the walls of the Demised Premises by standard nails and screws used for the hanging of standard artwork on the walls of the Demised Premises will not result in the release or disturbance of Remaining ACM.

ARTICLE 17

PARKING

17.1 Parking Permits. During the Lease Term, Tenant and Tenant’s employees shall have the right to obtain and use up to the number of Parking Permits specified in Section 1.2(i) in the Garage (“Parking Area”) for the unreserved parking of passenger automobiles, including sports utility vehicles and light trucks in the Parking Area. During the first Lease Year, Landlord shall make the Parking Permits available to Tenant within two (2) business days after request from Tenant. Thereafter, with respect to any of the Parking Permits which Tenant does not elect to purchase during the first Lease Year (the “Retrievable Parking Permits”), Tenant shall have the right to purchase one or more of such Retrievable Parking Permits from time to time upon not less than sixty (60) days’ prior written notice from Tenant to Landlord. Tenant shall have the right from time to time to surrender Parking Permits and, in such event, Tenant shall thereafter have the right to reacquire the same in the same manner as Tenant may acquire Retrievable Parking Permits. Landlord reserves the right to institute either a valet parking system or a self-parking system. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to convert up to five (5) of the unreserved Parking Permits to reserved Parking Permits by delivering written notice thereof to Landlord. In such event, Landlord shall designate the requested number of reserved spaces (up to five (5)) in the Parking Area, in areas approved by Tenant, for reserved use by Tenant’s employees. Tenant shall pay the reserved rate for the reserved spaces as set forth in Section 17.2. Tenant shall also have the right to convert reserved Parking Permits back to unreserved from time to time by delivering written notice thereof to Landlord. In the event of an expansion of the Demised Premises during the Term, Tenant shall have the right to contract for additional Parking Permits based on the same ratio as set forth in Section 1.2(i) of this Lease.

17.2 Parking Charge. The charge for the Parking Permits shall be the prevailing rate charged from time to time by Landlord or the operator of the Parking Area to tenants in the Building. The current rate charged by Landlord or the operator of the Parking Area for monthly Parking Permits is $145.00.

17.3 Parking Area. Tenant shall not assign, sublet or transfer any Parking Permits to other unrelated tenants or occupants (except in connection with a sublease or assignment permitted pursuant to Article 4 above). Any attempted assignment, sublet, or transfer shall be void. Landlord reserves the right to institute either a valet parking system or a self-parking system (or a combination thereof). If any parking spaces in the Parking Area are tandem or stacked spaces, Landlord shall be required to have adequate, trained, and insured parking staff available to relocate cars, and shall ensure that, before such staff is released in the evenings, no vehicles are blocked from exiting). The holders of the Parking Permits will have the right to park in any available unreserved parking space on a non-exclusive, first-come, first-served basis, however, no specific parking spaces will be designated for use by Tenant (unless otherwise expressly provided herein). Landlord reserves the right from time to time to designate any portion of the Parking Area to be used exclusively by Building visitors, retail patrons, other tenants of the Building and/or members of the public so long as the same does not mitigate or modify Tenant’s rights hereunder. The Parking Area will remain open during the Standard Building Days and Operating Hours. At all times when the Parking Area is closed, monthly permit holders will be afforded access to the Parking Area. The use of the Parking Area shall be subject to all Laws. Landlord reserves the right to close the Parking Area during periods of unusually inclement weather or for repairs, cleaning or maintenance and in the event of any emergency or governmental order. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Area, or for any injury sustained by any person in or about the Parking Area.

17.4 Parking Rules. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations governing the use of the Parking Area promulgated by Landlord or the Parking Area operator. Subject to Section 12.1(b), Landlord shall have the right to revoke a user’s parking privileges in the event such user fails to abide by the rules and regulations governing the use of such Parking Area. Tenant shall be prohibited from using the Parking Area for purposes other than for parking registered vehicles. The storage or repair of vehicles in the Parking Area is prohibited.

17.5 Bicycle Racks. Landlord shall provide bicycle racks to accommodate an adequate number of bicycles (as reasonably determined by Tenant) in the Parking Area and shall not charge for use therefor

ARTICLE 18

GENERAL PROVISIONS

18.1 No Representations. Tenant acknowledges that no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.

18.2 Relationship between Landlord and Tenant. Nothing contained in this Lease shall be construed as creating any partnership, joint venture or other relationship between Landlord and Tenant other than that of landlord and tenant. Tenant shall not use the name of the Building or the Complex for any purpose other than as the address of the business to be conducted by Tenant in the Demised Premises, use the name of the Building or the Complex as Tenant’s business address after Tenant vacates the Demised Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or the Complex or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building or the Complex, and Tenant.

18.3 Brokers. Landlord and Tenant each represents and warrants to one another that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than Cushman and Wakefield of Virginia, Inc. and Vornado/Charles E. Smith L.P. (“Brokers”). Landlord recognizes the Brokers as the sole brokers procuring this Lease and shall pay a commission, if any, to the Brokers in connection with this Lease pursuant to a separate agreement, if any. Tenant shall indemnify and hold Landlord, its employees and agents, harmless from and against all costs and expenses associated with any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers, including without limitation, all costs and expenses incurred to remove from record any lien filed by a broker, agent or finder as a result of a breach by Tenant of the foregoing representation and warranty. Landlord shall indemnify and hold Tenant, its employees and agents, harmless from and against all costs and expenses associated with any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt, other than the Brokers, including without limitation, all costs and expenses incurred to remove from record any lien filed by a broker, agent or finder as a result of a breach by Landlord of the foregoing representation and warranty

18.4 Consent. Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.

18.5 Waivers. LANDLORD AND TENANT (FOR ITSELF AND FOR ALL PARTIES WITH LIABILITY FOR THE PERFORMANCE OF ANY OF LANDLORD’S AND TENANT’S OBLIGATIONS HEREUNDER) EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE DEMISED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. LANDLORD AND TENANT AGREE THAT ALL DISPUTES ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS LEASE, AND ALL

ACTIONS TO ENFORCE THIS LEASE, SHALL BE DEALT WITH AND ADJUDICATED IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA OR THE UNITED STATES FEDERAL COURTS WITH JURISDICTION OVER THE LOCATION OF THE BUILDING AND FOR THAT PURPOSE LANDLORD AND TENANT HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS. LANDLORD AND TENANT (EACH FOR ITSELF AND FOR ALL PARTIES WITH LIABILITY FOR THE PERFORMANCE OF ANY OF SUCH PARTY’S OBLIGATIONS HEREUNDER) CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE DEMISED PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE DEMISED PREMISES. VENUE SHALL BE IN A STATE OR FEDERAL COURT LOCATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED. LANDLORD AND TENANT (FOR ITSELF AND FOR ALL PARTIES WITH LIABILITY FOR THE PERFORMANCE OF ANY OF LANDLORD’S OR TENANT’S OBLIGATIONS HEREUNDER) EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

18.6 Notices. All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at each of the Notice Addresses for Landlord specified in Section 1.2(g); (b) if to Tenant, at the Notice Address(s) for Tenant specified in Section 1.2(h). Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or the holder of any mortgage notifies Tenant that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder.

18.7 Severability. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

18.8 Pronouns and Captions. Business Days. The gender of pronouns and the plural or singular shall be substituted, in any place in which the context may make such substitution appropriate. Headings are used for convenience and shall not be considered when interpreting this Lease. In this Lease, the term “days” shall refer to calendar days unless the provision shall explicitly state that the term “business” or “working” days is intended. If time for performance ends on a Saturday, Sunday or Public Legal Holiday, then the time for performance pushes to next business day.

18.9 Binding Effect of Lease; Counterparts. The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Demised Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or sublease by Tenant.

18.10 Entire Agreement. This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings and discussions, whether written or oral, between the parties hereto. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates by this reference all Exhibits attached hereto.

18.11 Governing Law. This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to conflicts of laws principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it, it being agreed that both parties have participated in the preparation of this Lease, having had the opportunity to consult legal counsel before the execution of this Lease.

18.12 Time of Essence; Survival. Time is of the essence with respect to each provision of this Lease. Each party’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

18.13 No Recordation or Memorandum of Lease. Neither this Lease nor a memorandum thereof shall be recorded. In the event this Lease or a memorandum thereof is recorded by or on behalf of Tenant in violation of this provision, Tenant irrevocably appoints Landlord as its special attorney-in-fact (such power deemed to be coupled with an interest) to prepare, execute and record any instruments necessary to remove the same from record, at Tenant’s sole cost and expense.

18.14 No Rights to Light, Air or View. This Lease does not grant any rights to light or air over or about the Demised Premises or the Building. Any elimination or shutting off of light, air, or view by any structure which may be erected on the Land or on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord.

18.15 Force Majeure. If either party is in any way delayed or prevented from performing any non-monetary obligation due to fire, act of God, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing named events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention; provided, however, that this Section shall not excuse Tenant from the prompt payment of any Base Annual Rent or any other charges payable by Tenant hereunder.

18.16 Surrender of Demised Premises. At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys to the Building and the Demised Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Demised Premises.

18.17 Organization and Authority.

(a) Tenant represents and warrants to Landlord that (i) Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and (ii) that all action required to authorize Tenant to enter into this Lease has been duly taken; and (iii) that the person executing this Lease on behalf of Tenant has been duly authorized to do so.

(b) Landlord represents and warrants to Tenant that (i) Landlord is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and (ii) that all action required to authorize Landlord to enter into this Lease has been duly taken; and (iii) that the person executing this Lease on behalf of Landlord has been duly authorized to do so.

18.18 Intentionally Omitted.

18.19 Financial Statements. The provisions of this Section 18.19 shall apply only if the equity interests in Tenant shall cease to be publically traded. If required in connection with the sale or refinance of the Building or if Tenant shall be in an Event of Default, then at any time upon not less than twenty (20) days’ prior written notice, Tenant shall submit to Landlord (a) true, correct and complete financial statements for Tenant’s most recent fiscal year, audited by an independent certified public accountant, setting forth Tenant’s revenues and net income and (b) such other information concerning the financial condition of Tenant as Landlord reasonably requests to clarify or verify the information shown on the financial statements provided by Tenant; provided, however, that Landlord shall not request the information set forth in clause (a) more than once per calendar year except if required in connection with a potential sale or financing of the Building or any interest of Landlord therein, or unless there exists an Event of Default by Tenant under this Lease.

18.20 Independent Actions. Except as expressly provided elsewhere in this Lease, Tenant shall not have the right to set off, recoup, abate or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

18.21 No Waiver, Accord and Satisfaction or Acceptance of Surrender. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Annual Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

18.22 Joint and Several Liability. If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of Tenant and each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity. Notwithstanding anything to the contrary, any failure or refusal by Landlord to proceed, in the event of a default by Tenant, against all of the persons or entities comprising Tenant, shall not be deemed to be a release or waiver of any rights which Landlord may possess against such other persons or entities, nor shall the granting by Landlord of a release of any such person or entity constitute a release or waiver of any rights which Landlord may possess against such other persons or entities.

18.23 Quiet Enjoyment. Landlord covenants that it has the right to enter into this Lease, and subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Demised Premises without hindrance by Landlord or any party claiming through or under Landlord. Tenant acknowledges and agrees that its leasehold estate in and to the Demised Premises vests on the date this Lease is executed, notwithstanding that the Lease Term may not commence until a future date.

18.24 OFAC Compliance.

(a) Tenant represents and warrants that: (i) Tenant and each person or entity owning fifteen percent (15%) or greater interest in Tenant (x) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) ( the “List”) and (y) is not a person or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), consisting of more than fifteen (15%) of the ownership interests in Tenant; (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law; and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by applicable Laws or Tenant is in violation of applicable Laws.

(b) Tenant covenants and agrees: (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached; (iii) not to use funds from any Embargoed Person to make any payment due to Landlord under this Lease; and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be an Event of Default under this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Demised Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Demised Premises by any such person or entity shall be an Event of Default under this Lease.

(d) Landlord represents and warrants that: (i) Landlord and each person or entity owning fifteen percent (15%) or greater interest in Landlord is (x) not currently identified on the List, and (y) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (ii) none of the funds or other assets of Landlord constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (iii) no Embargoed Person has any interest of any nature whatsoever in Landlord (whether directly or indirectly), consisting of more than fifteen (15%) of the ownership interests in Landlord ; (iv) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that this Lease is in violation of law; and (v) Landlord has implemented procedures, and will use its best efforts to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

(e) Landlord covenants and agrees: (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (ii) to notify Tenant in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Landlord has a reasonable basis to believe that they may no longer be true or have been breached; and (iii) not to use funds from any Prohibited Person to make any payment due to Tenant under this Lease.

(f) Landlord hereby acknowledges and agrees that Landlord’s inclusion on the List at any time during the Term shall be a material default of this Lease.

18.25 Payment of Fees and Expenses. If either Landlord or Tenant shall default in the performance of any covenant on its part to be performed by virtue of any provision in this Lease, and if in connection with the enforcement of the non-defaulting party’s rights or remedies, such non-defaulting party shall properly and reasonably incur fees and expenses for services rendered (including reasonable attorneys’ fees), then such fees and expenses shall, if said non-defaulting party shall prevail in litigation, be immediately reimbursed by the defaulting party on demand. Notwithstanding the foregoing, in the event Landlord shall file any legal action for the collection of rent or any eviction proceeding resulting from an Event of Default, whether summary or otherwise, for the non-payment of rent, and Tenant shall make payment of such rent due and payable prior to the rendering of any judgment, and not pursuant to any written settlement agreement, then Landlord shall be entitled to collect, and Tenant shall be obligated to pay, in addition to all rent due (including the late charges provided for above), all court filing fees and reasonable fees of Landlord’s attorneys.

ARTICLE 19

RENEWAL OPTION

Landlord hereby grants to Tenant the right, exercisable at Tenant’s option, to renew the term of this Lease (i) for one (1) period of either (A) Four (4) years, or (B) Five (5) years at Tenant’s election (the “Renewal Term”); and (ii) to renew this Lease as to either (A) all of Suites 400, 500, 600, and 700 as a unit, or (B) all four (4) floors listed in the foregoing clause together with additional contiguous full floors of the Demised Premises selected by Tenant in full floor increments. If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the end of the initial Lease Term provided in Section 1.2(a) of this Lease. The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice of affirmatively exercising its renewal option not more than fifteen (15) and is not less than twelve (12) months prior to the expiration of the then-current term of this Lease (“Tenant Renewal Notice”), which Tenant Renewal Notice shall include Tenant’s election of either as to which renewal term (four (4) or five (5) years to take. All terms and conditions of this Lease shall remain in full force and effect during the Renewal Term, except that Base Annual Rent payable during the Renewal Term shall be equal to 100% of the Prevailing Market Rate (hereinafter defined), and the Base Year for Pass-Throughs shall be Calendar Year 2023. Among the factors to be considered by the parties in determining the prevailing market rate shall be the general office rental market for office buildings in the Arlington, Virginia area of comparable quality and age to the Building (and of premises of comparable locations as that of the Demised Premises within such buildings) taking into account any material economic differences between the terms of this Lease and the terms of any comparable lease (including, without limitation, any then applicable market rent abatements, improvement allowances, brokerage commissions, lease term, lease security, rent escalations, vacancy factors, move costs, tenant procurement costs, construction costs, lack of downtime, the manner in which the comparable lease requires reimbursement for operating expenses and taxes, the manner in which the comparable lease measures space), and any other relevant concessions and factors (“Prevailing Market Rate”). Within ten (10) business days after Landlord’s receipt of Tenant’s Renewal Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Prevailing Market Rate for the Demised Premises in the renewal term. Within thirty (30) days after Tenant receives the foregoing notice, Landlord and Tenant shall negotiate in good faith to determine the Prevailing Market Rate applicable to such Renewal Term. If during such thirty (30)-day period, the parties agree on such Prevailing Market Rate, then they shall promptly execute an amendment to this Lease stating the rent and other related economic terms so agreed upon. In the event Landlord and Tenant are unable to agree upon the Prevailing Market Rate applicable to any such Renewal Term by the last day of such thirty (30) day period, then the Prevailing Market Rate shall be determined by a board of three (3) licensed real estate brokers in the following manner. One of the three brokers shall be named by Landlord, one by Tenant, and the two so appointed shall select a third. Each of the three brokers shall be licensed in the Commonwealth of Virginia as a real estate broker, specializing in the field of commercial office leasing in the Rosslyn, Virginia market, having no less than ten (10) years’ experience in such field, recognized as ethical and reputable within the field, and having no reason to be biased in favor of one party. Landlord and Tenant agree to make their appointments promptly within five (5) days after the expiration of the thirty (30)-day negotiation period, or sooner if mutually agreed upon. The two brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed (it being agreed that if the two brokers, each acting reasonably and in good faith, cannot agree upon the third broker within such ten (10) day period, then Landlord shall petition the president of the Greater Washington Commercial Association of Realtors to select a qualified, independent third broker). Thereafter, within ten (10) days after the third broker has been appointed, each of the brokers appointed by Landlord and Tenant shall submit to the third broker its determination of the Prevailing Market Rate applicable to the Renewal Term. Within fifteen (15) days after such submission, the third broker shall select the one party’s determination of the Prevailing Market Rate which, in the third broker’s opinion, most accurately reflects the determination of the Prevailing Market Rate, and the determination selected by the third broker shall be binding upon the parties. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

(b) If the Tenant Renewal Notice is not given timely, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.

(c) If an Event of Default exists under this Lease on the date Tenant sends the Tenant Renewal Notice or any time thereafter until the Renewal Term is to commence, then, at Landlord’s election, such Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then current term of this Lease.

(d) If on the date Tenant sends the Tenant Renewal Notice or any time thereafter until the Renewal Term is to commence, thirty-five percent (35%) or more of the Demised Premises is then subleased, or if this Lease has been terminated or contracted with respect to any such portion, then at Landlord’s election, Tenant’s rights pursuant to this Section shall lapse and be of no further force or effect.

(e) Tenant’s right of renewal under this Section may be exercised only by The Corporate Executive Board Company, or by any Permitted Transferee (of the entire Lease) or assignee approved by Landlord, and may not be exercised by or solely for the benefit of any sublessee of The Corporate Executive Board Company.

ARTICLE 20

EXPANSION OPTION (SUITE 300 or SUITE 900)

20.1 Tenant by giving written notice (the “First Expansion Notice”) to Landlord on or before December 31, 2013, time being of the essence, shall have the right (the “First Expansion Option”) to lease one entire additional floor of the Building (the “First Additional Leased Space”), which First Additional Leased Space shall be either Suite 300 or Suite 900 as designated by Landlord in Landlord’s sole discretion. Suite 300 and Suite 900 each consist of an area of approximately 21,760 BOMA rentable square feet, which is all of the Rentable Area on the third (3rd) or ninth (9th) floor, as delineated on the plan attached hereto and made a part hereof as Exhibit A-3. Within ten (10) days following receipt of the First Expansion Notice, Landlord shall provide written notice to Tenant designating either Suite 300 or Suite 900 as the First Additional Leased Space.

20.2 If Tenant exercises the First Expansion Option as provided above, Landlord shall deliver possession of the First Additional Leased Space to Tenant in its “as-is” condition on the First Additional Leased Space Effective Date (defined below) in the same manner and under the same conditions as on the Commencement Date for the initial Demised Premises (subject to the provisions of this Article 20 and subject to the obligation of Landlord to complete Landlord’s Work in accordance with Exhibit E in the same manner as for the initial Demised Premises (except as modified here in this Article 20, by Exhibit E-7 or by any notes to Exhibit E-7) and remove or remediate the Hazardous Substances (including asbestos) as set forth in such exhibit), and, from and after the First Additional Leased Space Effective Date (hereinafter defined), any references to the Demised Premises shall be deemed to include a reference to the First Additional Leased Space. Within ten (10) business days following receipt of the First Expansion Notice, Landlord shall deliver to Tenant an amendment to this Lease solely confirming the terms and conditions for the leasing of the First Additional Leased Space as set forth above. Tenant agrees to execute and deliver such amendment to Landlord within ten (10) business days of Tenant’s receipt thereof. Notwithstanding the foregoing, in the event that either party fails to execute such amendment, such failure shall not affect the validity of any proper exercise of the First Expansion Option.

20.3 In the event Tenant delivers the First Expansion Notice to Landlord on or before June 30, 2013, then the Landlord’s Work and the Tenant Installations as they relate to the First Additional Leased Space shall be performed in accordance with the schedule attached to this Lease as Exhibit E-7. Landlord shall deliver the First Additional Leased Space to Tenant in the Delivery Condition on or before the delivery date set forth on Exhibit E-7 as the Delivery Date (the “First Additional Leased Space Effective Date”), which shall be the date the term commences with respect to the First Additional Leased Space; provided, however, that (i) if the Tenant delivers the First Expansion Notice to Landlord on June 30, 2013, then the First Additional Leased Space Effective Date shall be January 1, 2014 (the “Outside Estimated Delivery Date”), and (ii) in no event shall Landlord be required to deliver the First Additional Leased Space to Tenant before the date which is two (2) weeks after Landlord delivers the initial Demised Premises to Tenant with the Landlord’s Work, as to the initial Demised Premises, Substantially Complete. The First Additional Leased Space Effective Date in reference to the delivery of the First Additional Leased Space shall be equivalent to the Delivery Date as that term is used in Exhibit E in reference to the Demised Premises. Commencing on the First Additional Leased Space Effective Date, the following shall apply: (i) the Demised Premises shall be deemed to contain 130,560 square feet of Rentable Area; (ii) Tenant shall pay Base Annual Rent for the First Additional Leased Space at the then escalated Base Annual Rent per square foot of Rentable Area as Tenant shall then be paying for the initial Demised Premises, subject to the same escalations and payment schedule as for the initial Demised Premises and subject to abatement as set forth hereinbelow; (iii) commencing on the first anniversary of the First Additional Leased Space Effective Date, Tenant shall pay Additional Rent based on its pro-rata share of Real Estate Taxes and Operating Expenses, for the First Additional Leased Space as provided in this Lease for the Demised Premises (such that Tenant’s Real Estate Percentage and Tenant’s Operating Expenses Percentage for the First Additional Leased Space shall each be equal to Seven and Sixty-Three Hundredths Percent (7.63%), consequently, from and after the first anniversary of the First Additional Leased Space Effective Date, Tenant’s Real Estate Percentage and Tenant’s Operating Expense Percentage shall each be equal to Forty-Five and Seventy-Eight Hundredths Percent (45.78%) in the aggregate; (iv) the number of parking spaces allotted to Tenant pursuant to Section 17 shall be increased by twenty-five (25) additional spaces (for a total allotment of 146 spaces); (v) Landlord’s Contribution shall be increased by an amount equal to One Million Five Hundred Twenty-Three Thousand Two Hundred and 00/100 Dollars ($1,523,200.00); (vi) an abatement of Base Annual Rent during the first eight (8) months following the First Additional Leased Space Effective Date in the same manner as for the Demised Premises and in a total amount equivalent to eight (8) months of Base Annual Rent for the First Additional Leased Space; and (vii) any other provision in this Lease that is determined based upon the Rentable Area of the Demised Premises shall be similarly adjusted. All other terms and conditions of the Lease shall be applicable to the First Additional Leased Space, including that the term of the Lease for the First Additional Leased Space shall be coterminous with the remainder of the Demised Premises.

20.4 In the event Tenant exercises the First Expansion Option between and including July 1, 2013 and December 31, 2013, then the Landlord’s Work and the Tenant Installations as they relate to the First Additional Leased Space shall be performed in accordance with the schedule attached to this Lease as Exhibit E-7, and as further provided in the second sentence of section 20.3. In such event the term “Expansion Notice

Period” shall mean the period commencing on July 1, 2013 and ending on the date Tenant delivers the First Expansion Notice to Landlord. The Outside Estimated Delivery Date shall be extended by the number of days in the Expansion Notice Period. The First Additional Leased Space Effective Date in reference to the delivery of the First Additional Leased Space shall be equivalent to the Delivery Date as that term is used in Exhibit E in reference to the Demised Premises. If this Section 20.4 applies, then commencing on the First Additional Leased Space Effective Date, the following shall apply: (i) the Demised Premises shall be deemed to contain 130,560 square feet of Rentable Area; (ii) Tenant shall pay, Base Annual Rent for the First Additional Leased Space at the then escalated Base Annual Rent per square foot of Rentable Area as Tenant shall then be paying for the initial Demised Premises, subject to the same escalations and payment schedule as for the initial Demised Premises, and subject to abatement as set forth hereinbelow; (iii) commencing on the first anniversary of the First Additional Leased Space Effective Date (which date shall be moved up (earlier) by the number of days in the First Expansion Period) Additional Rent based on its pro-rata share of Real Estate Taxes and Operating Expenses, for the First Additional Leased Space as provided in this Lease for the Demised Premises (such that Tenant’s Real Estate Percentage and Tenant’s Operating Expenses Percentage for the First Additional Leased Space shall each be equal to Seven and Sixty-Three Hundredths Percent (7.63%), consequently, from and after the first anniversary of the First Additional Leased Space Effective Date, Tenant’s Real Estate Percentage and Tenant’s Operating Expense Percentage shall each be equal to Forty-Five and Seventy-Eight Hundredths Percent ( 45.78%) in the aggregate; (iv) the number of parking spaces allotted to Tenant pursuant to Section 17 shall be increased by twenty-five (25) additional spaces (for a total allotment of 146 spaces); (v) Landlord shall provide a Landlord’s Contribution for the First Additional Leased Space in an amount to be determined as provided in Section 20.5; (vi) Tenant shall have an abatement of Base Annual Rent in an amount to be determined in accordance with the provisions of Section 20.5; and (vii) any other provision in this Lease that is determined based upon the Rentable Area of the Demised Premises shall be similarly adjusted. All other terms and conditions of the Lease shall be applicable to the First Additional Leased Space, including that the term of the lease for the First Additional Leased Space shall be coterminous with the remainder of the Demised Premises.

20.5 In the event Tenant exercises this First Expansion Option between and including July 1, 2013 and December 31, 2013, then the amount of the Landlord’s Contribution to be provided by Landlord to Tenant on account of the First Additional Leased Space, and the amount of the abatement of Base Annual Rent provided by Landlord to Tenant on account of the First Additional Leased Space shall be determined as follows:

(a) The Landlord’s Contribution for the First Additional Leased Space shall be the product of ((Seventy and 00/100 Dollars ($70.00) – (Seventy and 00/100 Dollars ($70.00)) x the Reduction Fraction) x the Rentable Area of the First Additional Leased Space). The “Reduction Fraction” shall be a fraction the numerator of which is the number of days in the First Expansion Period, and the denominator of which is the number of days remaining in the initial term of the lease after January 1, 2014. For example, assuming the Lease Expiration Date is December 31, 2023 (3,651 days) and the number of days in the First Expansion Period is 100, then Landlord’s Contribution shall be $68.11 per square foot of Rentable Area in the First Additional Leased Space.

(b) The Abatement of Base Annual Rent for the First Additional Leased Space shall be an amount equivalent to the product of (Two Hundred Forty (240) Days – (Two Hundred Forty Days (240) x the reduction fraction)) x (the Base Annual Rent for the First Additional Leased Space/365). The Abatement of Base Annual Rent for the First Additional Leased Space shall be credited to Tenant by Landlord in eight (8) equal monthly amounts commencing on the First Additional Leased Space Effective Date.

20.6 For the purposes of the First Additional Leased Space only, the First Outside Date, the Second Outside Date, and the Third Outside Date shall each be the same number of days following the First Additional Leased Space Effective Date as set forth in Exhibit E-7 as the First Outside Date, the Second Outside Date, and the Third Outside Date are following June 1, 2013, subject to delay in the same manner as set forth in Article 3 of this Lease.

20.7. The Landlord’s General Contractor’s General Conditions costs for any/all Landlord’s Tenant Work in accordance with Exhibit E-7 specifically associated with the First Additional Leased Space which is performed between and including February 1, 2013, and June 30, 2013, shall be $1,500 per week (which is in addition to the $6,000 per week for the initial Landlord’s Work. The General Conditions costs for any/all Landlord’s Tenant Work specifically associated with the First Additional Leased Space, which is performed after June 30, 2013, shall be $5,000.00 per week. The duration of the Landlord’s Tenant Work for the First Additional Leased Space shall not exceed four (4) months for this General Conditions Payment, unless extended due to Tenant Delay.

20.8 In the event Landlord receives a final proposal to lease substantially all of the remaining balance of space in the Building from a single tenant during the period between and including July 1, 2013 and December 31, 2013, then, prior to entering into any agreement or binding understanding with another person or entity to lease such space, Landlord shall provide written notice to Tenant of any such proposal, together with a copy of such written proposal either (i) on the letterhead of the prospective tenant, (ii) on the letterhead of the prospective tenant’s broker, or (iii) on the letterhead of Landlord’s broker if the offer is countersigned on behalf of the prospective tenant. Tenant shall have five (5) business days from receipt of such offer to deliver the First Expansion Notice to Landlord. If Tenant does elect within such Five (5) business day period to exercise this option, then all relevant provisions of Sections 20.1 through 20.7 shall apply. If Tenant does not elect within such Five (5) business day period to exercise the First Expansion Option, then Landlord may enter into its proposed lease with the third party tenant.

ARTICLE 21

EXPANSION OPTION

21.1 Provided that Tenant has not sublet more than one (1) full floor of the Demised Premises; then, between (and including) the sixty-third (63rd) and seventh-fifth (75th) months of the Lease Term, Tenant shall have the one time right to lease between 10,000 square feet of Rentable Area and a full floor in the Building (the “Expansion Space”) which shall be offered in writing to Tenant by Landlord. The exact size, location, and configuration of the Expansion Space shall be as reasonably determined by Landlord, provided that the Expansion Space shall be contiguous to the Demised Premises. The Expansion Space shall be offered to Tenant in writing at (i) One Hundred Percent (100%) of the Prevailing Market Rate for Base Annual Rent and Additional Rent in effect at the time the Expansion Space is offered to Tenant, (ii) One Hundred Percent (100%) of the fair market concessions in effect at the time the Expansion Space becomes available, including, without limitation, fair market buildout allowance and a reasonable buildout time of not less than ninety (90) days, in the case of space less than 15,000 square feet and One Hundred Twenty (120) days in the case of space in excess of 15,000 square feet following the date such space is delivered to Tenant, and (iii) for a term co-terminus with the Term for the remainder of the Demised Premises (subject to extension along with the Term for the original Demised Premises in the event Tenant properly exercises any Renewal Options). Landlord shall send written notice to Tenant (the “Expansion Notice”) before the last day of the fifty-first (51st) month of the Lease Term (but not before the forty-fourth (44th) month of the Lease term) setting forth (a) a description of the Expansion Space being offered, including a diagram thereof; (b) the date the Expansion Space is available for lease by Tenant (which must be between the dates set forth in the first sentence of this Section) (the “Availability Date”); and (c) Landlord’s good faith determination of the Base Annual Rent, Additional Rent and other market concessions, all calculated on a per square foot of Rentable Area basis. Tenant shall have ten (10) business days in which to accept in writing Landlord’s offer for the entire Expansion Space (which Expansion Space shall not be less than 10,000 square feet of Rentable Area), time being of the essence. If Tenant fails to accept Landlord’s offer within the time specified, Landlord shall have no further obligation to Tenant with respect to any of such space except as set forth in Section 22 hereof. In the event Tenant accepts Landlord’s offer for the entire Expansion Space within the time specified, Tenant agrees to accept the Expansion Space in its “as is” condition at the time it is delivered to Tenant, but with Landlord’s Delivery Work done provided that the Expansion Space is delivered with the Systems servicing the premises in good working order and condition, and with all Hazardous Substances removed or encapsulated as described in Exhibit E with respect to the Expansion Space. If Tenant accepts Landlord’s offer for the expansion space, but disputes the amount of Base Annual Rent and other concession offered by Landlord, Landlord and Tenant shall negotiate in good faith to determine such amounts for a period of thirty (30) days, and if they are unable to agree, then the Base Annual Rent and market concessions for the Expansion Space shall be determined in using the procedure set forth in Article 19 for determination of the Prevailing Market Rate. Once Tenant has accepted the Expansion Space, then the Tenant shall execute an amendment to this Lease evidencing the terms and conditions for the leasing of the Expansion Space. Landlord makes no representation that any carpeting or special improvements present in the additional space prior to the time the previous occupant vacates the space will remain for Tenant’s use. This Expansion Option is contingent on Tenant not having been in default (of which Landlord had previously given Tenant notice) of any of the terms or conditions of this Lease at the time of Landlord’s offer, at the time of Tenant’s acceptance of Landlord’s offer and thereafter through the date on which the term of the additional space commences.

ARTICLE 22

RIGHT OF FIRST OFFERING

22.1 Provided that Tenant has not sublet more than one (1) full floor of the Demised Premises and if, before the last twenty-four (24) months of the Lease Term (after taking into account any then remaining Renewal Term for which Tenant is then legally obligated), space in the Building becomes available to lease, either because the then existing tenant(s) occupying space on the floors contiguous to floors occupied by Tenant in the Building (a) elect(s) to vacate such space and its (their) lease agreement(s) is (are) terminated, or (b) do(es) not enter into a new lease agreement (c) do(es) not exercise any extension or renewal rights under its (their) existing lease(s), or (d) for any other reason, then within a reasonable period of time after Landlord becomes aware that the space is or is about to become available, including due to notification by the existing tenant occupying such block of space that such block of space will become available, and, in any event, prior to entering into any agreement or binding understanding with another person or entity to lease such space, Landlord shall first offer such block of space (the “Offering Space”) in writing to Tenant. The exact size, location, and configuration of the Offering Space shall be as reasonably determined by Landlord. The Offering Space shall be offered to Tenant in writing at (i) One Hundred Percent (100%) of the Prevailing Market Rate for Base Annual Rent and Additional Rent in effect at the time the Offering Space becomes available, (ii) One Hundred Percent (100%) of the fair market concessions in effect at the time the Offering Space becomes available, including, without limitation, a reasonable buildout time of not less than ninety (90) days, in the case of space less than 15,000 square feet and One Hundred Twenty (120) days in the case of space in excess of 15,000 sq. ft. but less than a full floor following the date such space is delivered to Tenant, and (iii) for a term co-terminous with the Term for the remainder of the Demised Premises (subject to extension along with the Term for the original Demised Premises in the event Tenant properly exercises any Renewal Options). Tenant shall have ten (10) business days in which to accept in writing Landlord’s offer for the Offering Space, time being of the essence (subject to Section 22.2 below). Tenant shall have option of accepting (i) the entire Offering Space; or (ii) if the Offering Space is more than one full floor, then Tenant may accept a portion of the Offering Space in full floor increments (and/or all of the space offered). If Tenant fails to accept Landlord’s offer within the time specified, Landlord shall have no further obligation to Tenant with respect to any of such space until it becomes vacant again. In the event Tenant accepts Landlord’s offer for the Offering Space within the time specified, Tenant agrees to accept the Offering Space in its “as is” condition at the time the previous occupant vacates, but with Landlord’s Delivery Work done, provided that the Offering Space is delivered to Tenant, with the Systems servicing the premises in good working order and condition, and with all Hazardous Substances removed or encapsulated as described in Exhibit E with respect to the Offering Space.

22.2 Within twenty (20) days after Tenant timely accepts Landlord’s offer for the Offering Space Landlord and Tenant shall negotiate in good faith to determine the Prevailing Market Rate for Base Annual Rent applicable to such Offering Space. If during the twenty (20)-day period following Tenant’s written acceptance, the parties agree on such Prevailing Market Rate for Base Annual Rent and other related economic terms, then they shall promptly execute an amendment to this Lease stating the Base Annual Rent and other related economic terms so agreed upon. In the event Landlord and Tenant are unable to agree upon the Base Annual Rent and other related economic terms applicable to any such Offering Space by the last day of such twenty (20) day period, then the Base Annual Rent and related economic terms shall be determined by arbitration using the same methods and standards set forth in Article 19 for the determination of the Prevailing Market Rate.

22.3 Tenant shall execute an amendment to this Lease evidencing the terms and conditions for the leasing of the Offering Space. Landlord makes no representation that any carpeting or special improvements present in the additional space prior to the time the previous occupant vacates the space will remain for Tenant’s use. This right of first offering shall not apply to any block of space which is: (a) Intentionally Omitted, (b) then offered for sublet or assignment by the then existing tenant thereof, or (c) re-leased by the existing tenant thereof by renewal, extension or renegotiation. This right of first offering is contingent on Tenant not having been in default (of which Landlord had previously given Tenant notice) of any of the terms or conditions of this Lease at the time before the time of Landlord’s offer, Tenant’s acceptance of Landlord’s offer and thereafter through the date on which the term of the additional space commences.

ARTICLE 23

ROOFTOP RIGHTS

23.1 Subject to the provisions of this Lease, Tenant shall be permitted to place supplemental HVAC units, satellite dishes and antenna on the roof of the Building, without payment of any additional rent therefore, but subject to payment of Landlord’s actual expenses related thereto, and further subject to the terms of the Landlord’s standard rooftop antenna license agreement, a copy of which is attached hereto as Exhibit K and which shall be executed separately by the parties.

ARTICLE 24

FITNESS FACILITY

24.1 An exercise center, which shall include exercise equipment, separate men’s and women’s showers and towel service, shall be provided by Landlord in the Complex (the “Fitness Facility”), which shall be commensurate in size and offerings (including as set forth herein), with other fitness facilities in Comparable Buildings in the Rosslyn area. The Fitness Facility shall be operated and maintained for the exclusive use of the office tenants of the Building, including Tenant, and its and their employees, without cost or expense to such users (except for special services, such as provisions of lockers, personal training, and other special services). Admission to the Fitness Facility will be obtained through the use of the access control system for the Building. Use of the Fitness Facility and the hours of operation thereof will be subject to such reasonable rules and regulations that Landlord or its agent may promulgate, and amend, from time to time, provided that the Fitness Facility shall be open during hours commensurate with other fitness facilities in first-class office buildings in the Rosslyn area. It is understood that no person shall be entitled to use the Fitness Facility until such person has signed a waiver to be prepared by Landlord and reasonably acceptable to Tenant (such approval right by Tenant being applicable in the case of Tenant’s employees only). There shall be no charge or fees for the use of the Fitness Facility, other than for specialty services separately hired and paid by individual users (e.g., for personal training and massages). The Fitness Facility shall contain separate men’s and women’s locker rooms, each containing not less than two (2) shower stalls (as well as sinks and toilets), which will be kept clean and operational by Landlord during the hours of operation of the Fitness Facility, in a manner consistent with the standards of a first-class fitness facility. Landlord shall cause the Fitness Facility and all equipment and improvements therein to be operated and maintained in accordance with the standards of a first-class fitness facility. Costs for initial construction of the Fitness Facility shall not be included in Operating Expenses, but costs of equipment leases may be included in Operating Expenses so long as they are included in the Base Year Costs. Costs for maintenance, stocking, and operation of the Fitness Facility, including utilities, equipment maintenance contracts, equipment leases, and towel service, shall be included in Operating Expenses to the extent permitted by Section 2.2 of this Lease (and such costs shall be grossed up in the Base Year as if the Fitness Facility were fully stocked, fixture and operational for the entire Base Year), but costs for trainers or third party management companies will not be included in Operating Expenses. Landlord reserves the right to change the location of the Fitness Facility within the Building at any time and from time to time at Landlord’s sole cost and expense (i.e., such relocation costs shall not be includable in Operating Expenses), provided that (i) the size and amenities of the relocated Fitness Facility are substantially similar to the size and amenities of the initial Fitness Facility, (ii) Landlord provides Tenant with at least sixty (60) days’ prior written notice of such relocation, and (iii) Landlord promptly commences and diligently pursues to completion such relocation, such that the Fitness Facility shall not be out of operation for more than twenty (20) days as the result of any such relocation thereof by Landlord.

24.2 Landlord shall complete construction of the Fitness Facility and cause it to open for general use by Building tenants (including Tenant) and its and their employees, fully fixtured and stocked, not later than nine (9) months after the Rent Start Date (the “Outside Fitness Date”). If Landlord fails to complete construction of the Fitness Facility and cause it to open as required hereby, on or before the Outside Fitness Date, then Landlord shall pay a per diem late fee to Tenant in the amount of One Hundred Seventy-Five Dollars ($175.00) per day for each day after the Outside Fitness Date that the Fitness Facility is not completed and opened and accruing daily until the date the Fitness Facility has opened in the manner required hereby. The foregoing late fee shall not be applicable to delays caused by Tenant or delays due to matters of force majeure. The aforesaid late fee shall be credited against Tenant’s monthly Base Annual Rent and Additional Rent payments due and owing, and Tenant shall be entitled to deduct such amounts owed from such rent payments until the late fee obligation is satisfied.

ARTICLE 25

STORAGE SPACE

Provided storage space is then available in the Building and provided Tenant is not then in default, Tenant shall have the right, from time to time, to lease, and pay for, storage space located in the Building. The monthly rate to be paid by Tenant for such lease shall be then-current monthly rate charged by Landlord for storage space in the Building, including annual escalations, and shall be evidenced by a storage space lease in Landlord’s then standard form signed by both Landlord and Tenant. Tenant must provide Landlord at least thirty (30) days prior written notice that Tenant desires to lease storage space.

ARTICLE 26

TENANT GENERATOR

Subject to the approval of Arlington County and other governmental authorities having jurisdiction, and subject to the terms and conditions set forth below, Tenant shall have the right to install, at Tenant’s sole expense, in a location in the Building or on the Land to be determined by the parties, each acting reasonably, one (1) Tenant Generator (hereinafter defined) by delivering notice to Landlord not less than thirty (30) days prior to the installation thereof. As used herein, the term “Tenant Generator” shall mean an electric power supply generator having the characteristics, and powered by the type of fuel, approved by Landlord in writing. Prior to the installation of the Tenant Generator by Tenant: (a) Landlord shall approve the contractor which shall undertake such installation, which approval shall not be unreasonably withheld, conditioned or delayed; (b) Tenant shall obtain all permits and governmental approvals required for the installation of the Tenant Generator, and shall maintain all such permits and governmental approvals so long as the Tenant Generator is in place; (c) Tenant and the contractor approved by Landlord to undertake such installation shall obtain such insurance coverages as Landlord may reasonably require and, if requested by Landlord, cause Landlord to be named as an additional insured under such insurance policies; and (d) Tenant shall submit to Landlord for approval in its reasonable discretion, plans for the installation of the Tenant Generator, prepared by qualified engineers, showing all aesthetic, structural, mechanical and electrical details of the Tenant Generator, as well as all associated conduit and related equipment, and all changes to the Building which are necessary to accommodate same, all in accordance with all applicable Federal, state and local laws, statutes and ordinances, including without limitation all Environmental Laws. Tenant shall ensure that the Tenant Generator does not interfere with any other equipment serving the Building or any portion thereof. Throughout the Term, Tenant shall (A) ensure that the Tenant Generator complies with all applicable laws, statutes and ordinances, including any Environmental Laws; (B) maintain the Tenant Generator in good order and repair; (C) maintain insurance coverages with respect thereto as are required by Landlord from time to time; and (D) maintain all permits (including air-discharge permits) and governmental approvals necessary for the installation, operation, maintenance, replacement and removal, as applicable, of the Tenant Generator. Tenant shall enter into annual service contracts with reputable firms, for the inspection, maintenance and repair of the Tenant Generator, and Tenant shall provide copies of such service contracts to Landlord upon installation of the Tenant Generator and thereafter upon demand. Tenant shall indemnify Landlord and hold it harmless from and against all claims, liability, damage or costs, including reasonable attorneys’ fees, suffered or sustained by Landlord which arise out of the installation, use, operation or removal of the Tenant Generator, except to the extent such claim, liability, damage or cost results from the negligence or willful misconduct of Landlord or its employees, agents, or representatives. At the end of the Term, at Landlord’s request, Tenant, at Tenant’s sole cost and expense, shall remove the Tenant Generator and restore the Land, the Building and the Demised Premises to their condition in which they existed immediately prior to the installation of such equipment, reasonable wear and tear excepted. Tenant shall obtain at Tenant’s expense all permits and governmental approvals necessary for such removal. The provisions of this Article 26 shall survive the expiration of the Term or the termination of this Lease.

ARTICLE 27

LANDLORD DEFAULT

27.1 Landlord Default. Landlord shall be in default of this Lease a (“Landlord Default”) upon the occurrence of the following at which time Tenant may pursue whatever remedies it has at law or in equity, subject to any limitations expressly set forth elsewhere in this Lease: (i) if Landlord shall fail to pay any monies due under this Lease on the date when due, and such failure shall continue for a period of ten (10) business days after the receipt of written notice from Tenant to Landlord of such failure; and (ii) if Landlord shall fail to observe or perform any of the other covenants, conditions and agreements of this Lease and such failure shall continue for a period of thirty (30) days after written notice from Tenant to Landlord of such failure; provided, however, that if such failure is not reasonably capable of being cured within such thirty (30) day period, then such additional time as is reasonably required to cure any such default, provided Landlord promptly commences and diligently pursues the cure of such failure.

27.2 In the event Landlord shall have failed to cure any Landlord Default as it relates to Landlord’s maintenance and repair obligations under this Lease which directly relate to the Demised Premises within the time periods set forth above for curing such default then Tenant may, at Tenant’s option, cure such breach or failure for the account of Landlord and any reasonable amount paid or incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord and Landlord agrees to reimburse Tenant therefor; however, in no event shall Tenant have the right to make any repairs to any portion of the Common Areas, premises leased to other tenants, or elsewhere outside of the Demised Premises. Any such work performed by Tenant, hereunder shall be performed in a first class manner, by contractors duly licensed and insured, and in accordance with the Building Work Rules and Regulations. Landlord agrees to pay Tenant the reasonable amount paid or incurred by Tenant with interest at the Default Rate within thirty (30) days from the date Landlord receives copies of invoices from Tenant detailing such work performed by Tenant, together with lien waivers from each such contractor or materialmen which specifically Landlord as a party being released. Tenant shall have no right to deduct or withhold from its Rent any amount owed by Landlord under this Section 27.2, unless Landlord fails to pay such amounts due and owing to Tenant within ten (10) business days after a second notice.

27.3 In the event that electrical power to the Demised Premises shall have failed due to any fault or neglect of Landlord, Landlord is not making commercially reasonable good faith efforts to restore electrical power to the Demised Premises, and electrical power has been unavailable for ten (10) consecutive business days, then in such event Tenant shall, have the right, but not the obligation, to make efforts to restore electrical power to the Demised Premises. Any such work performed by Tenant, hereunder shall be performed in a first class manner, by contractors duly licensed and insured, and in accordance with the Building Work Rules and Regulations. Landlord agrees to pay Tenant the reasonable amount paid or incurred by Tenant within thirty (30) days from the date Landlord receives copies of invoices from Tenant detailing such work performed by Tenant, together with lien waivers from each such contractor or materialmen which specifically Landlord as a party being released. Tenant shall have no right to deduct or withhold from its Rent any amount owed by Landlord under this Section 27.3, unless Landlord fails to pay such amounts due and owing to Tenant within ten (10) business days after a second notice; provided that if Tenant shall have been determined to have improperly offset such costs against Base Annual Rent or Additional Rent, then Tenant shall promptly reimburse such improperly withheld sums to Landlord together with interest thereon at the Default Rate.

27.4 Tenant shall be responsible for the compliance of any work performed by Tenant pursuant to this Article 27 with all Laws, and shall indemnify and hold harmless Landlord and other Landlord Indemnitees from all loss or damage resulting from any such work performed by Tenant.

ARTICLE 28

LANDLORD’S REPRESENTATIONS

28.1 Based on the plans and test-fits and other information provided by Tenant to Landlord regarding Tenant’s use of the Demised Premises, Tenant’s use of the Demised Premises for the Permitted Use (Section 1.2(n)) will not violate applicable zoning or title restrictions, the certificate of occupancy for the Building or other leases or agreements pertaining to Landlord or the Building. Landlord, at no cost to Landlord, will reasonably cooperate with Tenant in obtaining any necessary permits required for the Premises and the installation and operation of its equipment, including executing applications, if required and after prompt review and approval by Landlord’s legal counsel. Such approval shall not to unreasonably withheld or delayed.

28.2 There will be available to the Demised Premises a minimum of five (5) watts per rentable square foot (excluding building standard HVAC service and lighting).

ARTICLE 29

TAX TREATMENT FOR THE LANDLORD’S CONTRIBUTION

29.1 Notwithstanding anything to the contrary in this Lease or in Exhibit E, the Tenant and Landlord hereto agree that they shall treat the Landlord, for federal income tax purposes (and for corresponding state and local income tax purposes), as the owner of the Tenant’s Work attributable to the Landlord’s Contribution (as defined in Exhibit E). The parties agree that Tenant’s Work attributable (as determined by Landlord) to the Landlord’s Contribution shall be treated by the Landlord as nonresidential real property owned by the Landlord.

29.2 The Landlord’s Contribution is for the purpose of constructing or improving qualified long-term real property for use in the Tenant’s trade or business at the Demised Premises.

SEE FOLLOWING PAGE FOR SIGNATURES

IN WITNESS WHEREOF, Landlord has caused this Lease to be signed by one or more of its officers, general partners, trustees, or agents, and its seal to be affixed hereto, and Tenant has caused this Lease to be signed in its corporate name by its duly authorized officer and its seal to be hereto affixed, all as of the date first written above.

WITNESS FOR LANDLORD:	LANDLORD:

GENEVA ASSOCIATES LIMITED PARTNERSHIP

	By:	Geneva Rosslyn LLC General Partner

		By:	Vornado Rosslyn LLC, Manager

			By:	Vornado Realty L.P. Sole Member

			By:	Vornado Realty Trust General Partner

			By:	/s/ Michell Schear (SEAL)
Name: Mitchell N. Schear Title: President – Vornado/Charles E. Smith Washington DC Office Division
Date: 10/4/12

	By:	Geneva Associates / Gould Family GP, LLC Member

		By:	/s/Kingdon Gould III (SEAL)
Name: Kingdon Gould III Title: Manager

WITNESS FOR TENANT:		TENANT:

CORPORATE EXECUTIVE BOARD

/s/ Roman Richey	By:	/s/ Richard Lindahl (SEAL)
Name:
Title: CFO

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